                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 4)


     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:

     [ ] Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              Arcadian Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [ ] No fee required.
     [X] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
        Common Stock, par value $.01 per share, of Arcadian Corporation
         ("Arcadian Common Stock")
--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
        45,623,178 shares of Arcadian Common Stock(1)
--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         $25.61. (The underlying value of the transaction per share of Arcadian Common Stock, computed pursuant to Rules 0-11(c)(1) and 0-11(a)(4), and based upon the sum of (a) 0.17713 multiplied by the market value of common shares of Potash Corporation of Saskatchewan Inc., established by the average of the high and low sale prices per share reported in the consolidated reporting system as of October 8, 1996, such average being $75.4375, plus (b) the proposed cash payment per share of Arcadian Common Stock in the transaction of $12.25, is $25.61.)
--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
        $1,168,409,588
--------------------------------------------------------------------------------
     (5) Total fee paid:
        $233,682
--------------------------------------------------------------------------------

     [X] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     (3) Filing Party:

--------------------------------------------------------------------------------
     (4) Date Filed:

--------------------------------------------------------------------------------

(1) Including 5,541,281 shares of Arcadian Common Stock issuable immediately prior to the Merger upon the Mandatory Pre-Merger Conversion of Arcadian Corporation's Mandatorily Convertible Preferred Stock, Series A ("Arcadian Preferred Stock"), assuming solely for the purpose of this calculation that each share of Arcadian Preferred Stock will be converted into one share of Arcadian Common Stock.


                                                                January 28, 1997

                              ARCADIAN CORPORATION

                      3175 LENOX PARK BOULEVARD, SUITE 400
                         MEMPHIS, TENNESSEE 38115-4256


                                January 28, 1997


Dear Arcadian Stockholders:

     You are cordially invited to attend a special meeting of the stockholders of Arcadian Corporation, a Delaware corporation ("Arcadian"), to be held at Arcadian's corporate office, located at 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee, on March 4, 1997, beginning at 10:00 a.m., local time (including any adjournment or postponement thereof, the "Special Meeting"). At the Special Meeting, the holders of Arcadian's Common Stock ("Arcadian Common Stock") and the holders of its Mandatorily Convertible Preferred Stock, Series A ("Arcadian Preferred Stock") will consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of September 2, 1996, as amended (the "Merger Agreement"), among Potash Corporation of Saskatchewan Inc., a Saskatchewan corporation ("PCS"), Arcadian, and PCS Nitrogen, Inc., a Delaware corporation and wholly owned subsidiary of PCS ("Merger Sub").

     The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, PCS will acquire Arcadian through the merger of Arcadian with and into Merger Sub, with Merger Sub being the surviving entity (the "Merger"). In the Merger, the outstanding shares of Arcadian Common Stock, including shares resulting from the Mandatory Pre-Merger Conversion of the outstanding shares of Arcadian Preferred Stock, will be converted into the right to receive the Merger Consideration. The principal terms of the proposed Merger are described in the accompanying Proxy Statement/Prospectus (the "Proxy Statement"), and a copy of the Merger Agreement is attached thereto as Annex I. Please give this information your careful attention.

     The Merger Agreement provides that immediately prior to the Effective Time* of the Merger, each outstanding share of Arcadian Preferred Stock will be converted into the right to receive one share (or a fraction of a share) of Arcadian Common Stock on the terms set forth in the Certificate of Designation for the Arcadian Preferred Stock and described in the Proxy Statement (the "Mandatory Pre-Merger Conversion"). At the Effective Time, subject to adjustment and to certain exceptions, each outstanding share of Arcadian Common Stock, including each share resulting from the Mandatory Pre-Merger Conversion of the outstanding shares of Arcadian Preferred Stock, will be converted into the right to receive the Merger Consideration consisting of (a) $12.25 in cash and (b) a fraction of a common share of PCS ("PCS Common Stock") expected to have a market value of between $12.75 and $14.75. Consequently, the Merger Consideration payable with respect to each outstanding share of Arcadian Common Stock is expected to have a market value of between $25 and $27. This range of values exceeds the last reported sale price per share of Arcadian Common Stock ($22 on August 30, 1996) and the highest reported sale price per share of Arcadian Common Stock ($24.125 on November 13, 1995) prior to the public announcement of the proposed Merger on September 3, 1996. In addition, the Board of Directors of Arcadian (the "Arcadian Board") believes that the Merger provides Arcadian stockholders with an opportunity to convert their existing investment in the nitrogen industry into a new investment in a diversified company with substantial market positions in all three of the basic plant nutrients -- potash, phosphate and nitrogen.

     Credit Suisse First Boston Corporation ("Credit Suisse First Boston") has acted as financial advisor to Arcadian in connection with the Merger. Credit Suisse First Boston has delivered its written opinion to the Arcadian Board that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Arcadian Common Stock in the Merger is fair to such holders from a financial point of view. The Arcadian Board has unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to, and in the best interests of, Arcadian and its stockholders. ACCORDINGLY, THE ARCADIAN BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE ARCADIAN STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING.

---------------

* The attached Proxy Statement contains the definitions of all capitalized terms that are used but not defined in this letter.

     Pursuant to the Merger Agreement, Arcadian has agreed to elect the "Common Conversion Option" under the Certificate of Designation for the Arcadian Preferred Stock. As a consequence, except as described below, immediately prior to the Effective Time of the Merger, each outstanding share of Arcadian Preferred Stock will be converted into the right to receive (a) one share (or a fraction of a share, as described below) of Arcadian Common Stock (the "Conversion Share"), (b) all accrued and unpaid dividends on such share of Preferred Stock, at the annual rate of $1.4725 per share, to and including the Effective Time (the "Accrued Dividends"), payable in Arcadian Common Stock, and
(c) a redemption premium in an amount equal to $1.3175 per annum commencing on the Effective Time and ending on and including August 10, 1998 (the "Redemption Premium"), payable in Arcadian Common Stock; however, if the Redemption Price of a share of Arcadian Preferred Stock at the Effective Time is less than the sum of (i) the Current Market Price of a share of Arcadian Common Stock and (ii) the Redemption Premium, then the amount of the Conversion Share will be reduced so that the value of the Conversion Share plus the Redemption Premium equals the Redemption Price at the Effective Time. As an illustration, if the Effective Time of the Merger occurs on March 6, 1997 (on which date the Redemption Price would be $24.3598 per share (including the Redemption Premium of $1.8848 per share) and the Accrued Dividend would be $0.2700 per share), and if the then Current Market Price of a share of Arcadian Common Stock is $26, each share of Arcadian Preferred Stock would convert, immediately prior to the Merger, into
0.947 of a share of Arcadian Common Stock. Holders of Arcadian Preferred Stock will receive cash in lieu of fractional shares of Arcadian Common Stock in the Mandatory Pre-Merger Conversion. Except for any Dissenting Shares, all shares of Arcadian Common Stock issuable upon Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock will be converted in the Merger into the right to receive the Merger Consideration on the same terms as those applicable to other shares of Arcadian Common Stock.

     In general, and subject to the discussion of certain income tax consequences included in the Proxy Statement, for United States federal income tax purposes, each holder of Arcadian Common Stock who participates in the Merger will recognize taxable gain in an amount equal to the lesser of (a) the excess of the sum of the cash and the fair market value of the PCS Common Stock received over such holder's tax basis in the Arcadian Common Stock so exchanged or (b) the amount of cash received. Certain exceptions and/or other considerations may apply.

     Holders of record of Arcadian Common Stock and Arcadian Preferred Stock at the close of business on January 10, 1997, are entitled to receive notice of, and to vote at, the Special Meeting. The affirmative vote of the holders of a majority of the outstanding shares of Arcadian Common Stock and Arcadian Preferred Stock, voting together as a single class, is required to approve the Merger Agreement.

     YOUR VOTE IS IMPORTANT. IF YOUR SHARES OF ARCADIAN COMMON STOCK OR ARCADIAN PREFERRED STOCK ARE HELD OF RECORD BY A BROKER OR OTHER NOMINEE, THEY CAN BE VOTED ON THE MERGER ONLY IF YOU SPECIFICALLY INSTRUCT SUCH BROKER OR NOMINEE AS TO THE MANNER IN WHICH TO VOTE SUCH SHARES. FAILURE TO VOTE BY PROXY OR IN PERSON WILL HAVE THE EFFECT OF A VOTE AGAINST THE PROPOSED MERGER. TO ENSURE THAT YOUR SHARES ARE VOTED AT THE SPECIAL MEETING, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR FORWARD THE ENCLOSED LETTER OF INSTRUCTION TO YOUR BROKER OR NOMINEE, AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.


     Arcadian has engaged D.F. King & Co., Inc., as the Information Agent for the Merger. Arcadian stockholders may obtain additional copies of the Proxy Statement and the proxy card as well as information regarding the current market price of PCS Common Stock by calling the Information Agent toll-free at (800) 848-3051.


     Thank you for your prompt attention to, and careful consideration of, this important matter.

                                            Sincerely,

                                            /s/ WILLIAM A. McMILLAN
                                            William A. McMinn
                                            Chairman of the Board

                              ARCADIAN CORPORATION

                      3175 LENOX PARK BOULEVARD, SUITE 400
                         MEMPHIS, TENNESSEE 38115-4256

                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 4, 1997

To the Stockholders of Arcadian Corporation:

     A special meeting of the stockholders of Arcadian Corporation, a Delaware corporation ("Arcadian"), will be held at Arcadian's corporate office, located at 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee, on March 4, 1997, beginning at 10:00 a.m., local time (including any adjournment or postponement thereof, the "Special Meeting"). At the Special Meeting, the holders of Arcadian's Common Stock ("Arcadian Common Stock") and the holders of its Mandatorily Convertible Preferred Stock, Series A ("Arcadian Preferred Stock") will consider and vote on (a) a proposal to approve the Agreement and Plan of Merger dated as of September 2, 1996, as amended (the "Merger Agreement"), among Potash Corporation of Saskatchewan Inc., a Saskatchewan corporation ("PCS"), Arcadian, and PCS Nitrogen, Inc., a Delaware corporation and wholly owned subsidiary of PCS ("Merger Sub"), and (b) such other business as may properly come before the Special Meeting.

     The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, PCS will acquire Arcadian through the merger of Arcadian with and into Merger Sub, with Merger Sub being the surviving entity (the "Merger"). In the Merger, the outstanding shares of Arcadian Common Stock, including shares resulting from the Mandatory Pre-Merger Conversion (as defined) of the outstanding shares of Arcadian Preferred Stock, will be converted into the right to receive the Merger Consideration (as defined). The principal terms of the proposed Merger are described in the accompanying Proxy Statement/Prospectus (the "Proxy Statement"), and a copy of the Merger Agreement is attached thereto as Annex I. Please give this information your careful attention.

     The Merger Agreement provides that immediately prior to the Effective Time (as defined) of the Merger, each outstanding share of Arcadian Preferred Stock will be converted into the right to receive one share (or a fraction of a share) of Arcadian Common Stock on the terms set forth in the Certificate of Designation for the Arcadian Preferred Stock and described in the Proxy Statement (the "Mandatory Pre-Merger Conversion"). At the Effective Time, subject to adjustment and to certain exceptions, each outstanding share of Arcadian Common Stock, including each share resulting from the Mandatory Pre-Merger Conversion of the outstanding shares of Arcadian Preferred Stock, will be converted into the right to receive the Merger Consideration consisting of (a) $12.25 in cash and (b) a fraction of a common share of PCS expected to have a market value of between $12.75 and $14.75. Consequently, the Merger Consideration payable with respect to each outstanding share of Arcadian Common Stock is expected to have a market value of between $25 and $27.

     Holders of record of Arcadian Common Stock and Arcadian Preferred Stock at the close of business on January 10, 1997, are entitled to receive notice of, and to vote at, the Special Meeting. A list of the Arcadian stockholders entitled to vote at the Special Meeting will be available for inspection by any stockholder during the 10-day period prior to the date of the Special Meeting at the principal executive offices of Arcadian located at the address set forth at the top of this Notice. The affirmative vote of the holders of a majority of the outstanding shares of Arcadian Common Stock and Arcadian Preferred Stock, voting together as a single class, is required to approve the Merger Agreement.

     Holders of Arcadian Common Stock and Arcadian Preferred Stock will be entitled to dissent from the proposed Merger and to demand payment in cash of the appraised "fair value" of their shares of Arcadian Common Stock, including shares resulting from the Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock. Any stockholder who wishes to exercise appraisal rights should review carefully all of the information relating thereto in the Proxy Statement.

     You are cordially invited to attend the Special Meeting. Regardless of whether you plan to attend the Special Meeting, please complete, date, sign and mail the proxy card in the enclosed postage-paid envelope, or forward the enclosed letter of instruction to your broker or nominee, as soon as possible.

                                          By Order of the Board of Directors

                                          /s/ PETER H. KESSER

                                          Peter H. Kesser

January 28, 1997                          Secretary


                             YOUR VOTE IS IMPORTANT

     TO ENSURE THAT YOUR SHARES ARE VOTED AT THE SPECIAL MEETING, REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR FORWARD THE ENCLOSED LETTER OF INSTRUCTION TO YOUR BROKER OR NOMINEE, AS SOON AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

     PLEASE DO NOT SEND IN YOUR ARCADIAN COMMON STOCK OR ARCADIAN PREFERRED STOCK CERTIFICATES WITH YOUR PROXY CARD. IF THE MERGER AGREEMENT IS APPROVED BY THE ARCADIAN STOCKHOLDERS AND THE MERGER IS COMPLETED, YOU WILL BE NOTIFIED WHEN AND WHERE YOU SHOULD SUBMIT YOUR CERTIFICATES. THE PROCEDURE FOR EXCHANGING YOUR SHARE CERTIFICATES FOR THE MERGER CONSIDERATION AFTER THE MERGER IS COMPLETED IS DESCRIBED IN THE PROXY STATEMENT.

                           PROXY STATEMENT/PROSPECTUS

                             ---------------------
                                PROXY STATEMENT
                                       OF
                              ARCADIAN CORPORATION
                 RELATING TO A SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MARCH 4, 1997

                             ---------------------

                                   PROSPECTUS
                                       OF
                    POTASH CORPORATION OF SASKATCHEWAN INC.
                    RELATING TO AN OFFERING OF COMMON SHARES

     This Proxy Statement/Prospectus (this "Proxy Statement") is being furnished to the holders of Common Stock ("Arcadian Common Stock") and the holders of Mandatorily Convertible Preferred Stock, Series A ("Arcadian Preferred Stock") of Arcadian Corporation, a Delaware corporation ("Arcadian"), in connection with the solicitation of proxies by the Board of Directors of Arcadian (the "Arcadian Board") for use at a special meeting of Arcadian stockholders (including any adjournment or postponement thereof, the "Special Meeting") to be held at Arcadian's corporate office, located at 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee, on March 4, 1997, beginning at 10:00 a.m., local time. At the Special Meeting, the Arcadian stockholders will consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of September 2, 1996, as amended (the "Merger Agreement"), among Potash Corporation of Saskatchewan Inc., a Saskatchewan corporation ("PCS"), Arcadian and PCS Nitrogen, Inc., a Delaware corporation and wholly owned subsidiary of PCS ("Merger Sub").

     The Merger Agreement provides that, subject to the satisfaction or waiver of certain conditions, PCS will acquire Arcadian through the merger of Arcadian with and into Merger Sub, with Merger Sub being the surviving entity (the "Merger"). In the Merger, the outstanding shares of Arcadian Common Stock, including shares resulting from the Mandatory Pre-Merger Conversion (as defined herein) of the outstanding shares of Arcadian Preferred Stock, will be converted into the right to receive the Merger Consideration (as defined herein). The principal terms of the proposed Merger are described in this Proxy Statement, and a copy of the Merger Agreement is attached hereto as Annex I.

     SEE "RISK FACTORS" COMMENCING ON PAGE 12 FOR A DESCRIPTION OF CERTAIN MATTERS THAT ARCADIAN STOCKHOLDERS SHOULD CONSIDER PRIOR TO VOTING ON THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

     The Merger Agreement provides that immediately prior to the Effective Time (as defined herein) of the Merger, each outstanding share of Arcadian Preferred Stock will be converted into the right to receive one share (or a fraction of a share) of Arcadian Common Stock on the terms set forth in the Certificate of Designation for the Preferred Stock and described herein (the "Mandatory Pre-Merger Conversion"). At the Effective Time, subject to adjustment and to certain exceptions, each outstanding share of Arcadian Common Stock, including each share resulting from the Mandatory Pre-Merger Conversion of the outstanding shares of Arcadian Preferred Stock, will be converted into the right to receive the Merger Consideration consisting of the Cash Consideration and the Stock Consideration (each as defined herein), so that the aggregate value of the Stock Consideration will constitute at least approximately 48% of the Total Consideration (as defined herein). Subject to adjustment and to certain exceptions, the "Cash Consideration" will consist of $12.25 in cash, and the "Stock Consideration" will consist of a fraction of a share of PCS Common Stock expected to have a market value of between $12.75 and $14.75. Consequently, the Merger Consideration payable with respect to each outstanding share of Arcadian Common Stock is expected to have a market value of between $25 and $27. This range of values exceeds the last reported sale price per share of Arcadian Common Stock ($22 on August 30, 1996) and the highest reported sale price per share of Arcadian Common Stock ($24.125 on November 13, 1995) prior to the public announcement of the proposed Merger on September 3, 1996. In addition, the Arcadian Board believes that the Merger provides Arcadian stockholders with an opportunity to convert their existing investment in the nitrogen industry into a new investment in a diversified company with substantial market positions in all three of the basic plant nutrients -- potash, phosphate and nitrogen.

     The fraction of a share of PCS Common Stock constituting the Stock Consideration will be determined based on the average of the daily high and low trading prices of the PCS Common Stock on the New York Stock Exchange (the "NYSE") during the 20 consecutive days on which shares of PCS Common Stock are traded on the NYSE ending two trading days prior to the anticipated Effective Time (the "Final PCS Common Stock Price"). The fraction of a share of PCS Common Stock constituting the Stock Consideration, expressed as a decimal and with the result rounded up or down to the nearest one one-thousandth, will be equal to:

          (a) if the Final PCS Common Stock Price is at least $72 but not greater than $83.25, then 0.17713;

          (b) if the Final PCS Common Stock Price is less than $72, then the lesser of (i) 0.21250 and (ii) the quotient of $12.75 divided by the Final PCS Common Stock Price; and

          (c) if the Final PCS Common Stock Price is greater than $83.25, then the greater of (i) 0.16389 and (ii) the quotient of $14.75 divided by the Final PCS Common Stock Price.

If the Final PCS Common Stock Price is less than $60, the market value of the Stock Consideration will be less than $12.75. If the Final PCS Common Stock Price is greater than approximately $90, the market value of the Stock Consideration will be greater than $14.75. If the Final PCS Common Stock Price is less than approximately $65 or greater than approximately $90, either PCS or Arcadian may, but is not obligated to, terminate the Merger Agreement.


     The Arcadian Common Stock and Arcadian Preferred Stock are listed for trading on the NYSE under the symbols "ACA" and "ACA.PRA," respectively. The PCS Common Stock is listed for trading on the NYSE, The Toronto Stock Exchange, and the Montreal Exchange under the symbol "POT." On August 30, 1996, the last trading day prior to the public announcement of the proposed Merger, the last reported sale prices per share of Arcadian Common Stock, Arcadian Preferred Stock and PCS Common Stock, as reported on the NYSE Composite Tape, were $22, $20.75 and $76, respectively. On January 27, 1997, the last trading day prior to the date of this Proxy Statement, the last reported sale prices per share of Arcadian Common Stock, Arcadian Preferred Stock and PCS Common Stock, as reported on the NYSE Composite Tape, were $26.375, $24.375 and $83, respectively.


                             ---------------------

NEITHER THE MERGER NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE
 SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

     This Proxy Statement also constitutes a prospectus of PCS filed as part of a Registration Statement on Form S-4 (together with all amendments thereto, the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the offering by PCS of the shares of PCS Common Stock to be issued in the Merger.


     The approximate date on which this Proxy Statement and the accompanying form of proxy will first be distributed to Arcadian stockholders is January 28, 1997.



             The date of this Proxy Statement is January 28, 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT IN CONNECTION WITH THE SOLICITATION OF PROXIES OR THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ARCADIAN, PCS OR MERGER SUB. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE BUSINESS OR AFFAIRS OF ARCADIAN OR PCS SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN WITH RESPECT TO ARCADIAN AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY ARCADIAN. THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN WITH RESPECT TO PCS AND ITS SUBSIDIARIES AND K&S (AS DEFINED HEREIN) AND ITS SUBSIDIARIES HAS BEEN PROVIDED BY PCS.

                             AVAILABLE INFORMATION

     Arcadian and PCS are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such materials may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. The Commission maintains a site on the World Wide Web that contains documents filed electronically with the Commission. The address of the Commission's web site is http://www.sec.gov, and the materials filed electronically by Arcadian and PCS may be inspected at such site. In addition, the materials filed by Arcadian and PCS with the NYSE may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     PCS has filed the Registration Statement with the Commission under the Securities Act with respect to the shares of PCS Common Stock offered hereby. This Proxy Statement, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits thereto pursuant to the Securities Act and the rules and regulations of the Commission thereunder. Statements contained in this Proxy Statement, or in any document incorporated by reference herein, as to the contents of any document are summaries of such documents and are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or such other document, each such statement being hereby qualified in all respects by such reference. The Registration Statement, including the exhibits thereto, is on file at the offices of the Commission and may be inspected and copied as described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     PCS (File No. 1-10351) incorporates by reference herein the following documents filed with the Commission pursuant to the Exchange Act:

          (a) PCS's Annual Report on Form 10-K for the year ended December 31, 1995, as amended;

          (b) PCS's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, as amended;

          (c) PCS's Current Report on Form 8-K for the event dated September 2, 1996;

          (d) the consolidated financial statements of Texasgulf Inc., at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, together with the report of Ernst & Young LLP, independent auditors, thereon, included in Amendment No. 2 to PCS's Registration Statement on Form F-10 (Registration No. 33-98616);

          (e) the unaudited consolidated financial statements of Texasgulf Inc. at March 31, 1995, and for the quarter then ended, included in Amendment No. 2 to PCS's Registration Statement on Form F-10 (Registration No. 33-98616); and

          (f) the description of the Rights (as defined herein) included in PCS's Registration Statement on Form 8-A, including any subsequent amendment or report filed for the purpose of updating such description.

     Arcadian (File No. 1-13774) incorporates by reference herein the following documents filed with the Commission pursuant to the Exchange Act:

          (a) Arcadian's Annual Report on Form 10-K for the year ended December 31, 1995, as amended;

          (b) Arcadian's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, as amended;

          (c) Arcadian's Current Reports on Form 8-K for the events dated January 16, 1996, February 27, 1996, August 5, 1996, and September 2, 1996; and

          (d) the description of the Arcadian Common Stock and the Arcadian Preferred Stock incorporated by reference in Arcadian's Registration Statement on Form 8-A, as amended, including any subsequent amendment or report filed for the purpose of updating such description.

     All documents and reports filed by PCS or Arcadian pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Proxy Statement and to be a part hereof from the dates of filing of such documents or reports.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Proxy Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Proxy Statement.

     This Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Proxy Statement is delivered, upon written or oral request, (a) in the case of documents relating to Arcadian, to Arcadian Corporation, 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee 38115-4256, U.S.A., telephone (901) 758-5200 (Attention: Corporate Secretary), or (b) in the case of documents pertaining to PCS, to Potash Corporation of Saskatchewan Inc., Suite 500, 122-1st Avenue South, Saskatoon, Saskatchewan, Canada S7K 7G3, telephone (306) 933-8500 (Attention: Corporate Secretary). To ensure delivery of the documents prior to the Special Meeting, requests should be received by February 25, 1997.

                   ENFORCEABILITY OF CIVIL LIABILITIES UNDER
                     UNITED STATES FEDERAL SECURITIES LAWS

     PCS is a corporation organized under the laws of the Province of Saskatchewan, Canada. Certain of the directors and executive officers of PCS are residents of Canada, and certain of the experts named herein are residents of Canada. Substantial portions of the assets of PCS and such individuals and experts are located outside of the United States. As a result, it may be difficult or impossible for persons who become stockholders of PCS to effect service of process upon such persons within the United States with respect to matters arising under the United States federal securities laws or to enforce against them in United States courts judgments of such courts predicated upon the civil liability provisions of the United States federal securities laws. Arcadian stockholders should be aware that there is some doubt as to the enforceability in Canada in original actions, or in actions for enforcement of judgments of United States courts, of civil liabilities predicated upon the United States federal securities laws. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Canada.

                               TABLE OF CONTENTS


SUMMARY.....................................................    1
  Merger Parties............................................    1
  Special Meeting...........................................    2
     Time, Date and Place...................................    2
     Purpose................................................    2
     Record Date............................................    2
     Quorum.................................................    2
     Required Vote..........................................    2
     Proxies................................................    2
     Solicitation of Proxies................................    2
  The Merger................................................    2
     Background.............................................    2
     General................................................    3
     Effective Time.........................................    3
     Merger Consideration...................................    3
     Mandatory Pre-Merger Conversion of Arcadian Preferred
      Stock.................................................    5
     Fairness Opinion of Credit Suisse First Boston.........    5
     Recommendation of Arcadian Board.......................    5
     Voting Agreements......................................    5
     Conditions to Merger...................................    5
     Termination of Merger Agreement........................    5
     Certain Income Tax Considerations......................    6
     Stock Exchange Listings................................    6
     Accounting Treatment...................................    6
  Mandatory Pre-Merger Conversion of Arcadian Preferred
     Stock..................................................    6
  Appraisal Rights..........................................    7
  Risk Factors..............................................    7
  Selected Consolidated Financial Data......................    7
  Selected Unaudited Pro Forma Consolidated Financial
     Data...................................................    9
  Recent Developments
     K&S Acquisition........................................    9
     DOJ Investigations.....................................    9
  Comparative Stock Prices..................................   10
  Comparative Per Share Data................................   11
RISK FACTORS................................................   12
  Fluctuation in Amount and Market Value of Stock
     Consideration..........................................   12
  Foreign Issuer............................................   13
  Different Stockholder Rights..............................   13
  Uncertainties of K&S Acquisition..........................   13
  Uncertainty Concerning Cost Savings.......................   13
THE SPECIAL MEETING.........................................   13
  Time, Date and Place......................................   13
  Purpose...................................................   13
  Record Date...............................................   13
  Quorum....................................................   14
  Required Vote.............................................   14
  Proxies...................................................   14
  Solicitation of Proxies...................................   15
  Presence of Public Accountants............................   15
THE MERGER..................................................   15
  Background of the Merger..................................   15
  Reasons for the Merger; Recommendation of the Arcadian
     Board..................................................   18
  Voting Agreements.........................................   20
  Fairness Opinion of Credit Suisse First Boston............   20
     Introduction...........................................   20
     Summary of Analyses....................................   22
     Fee and Other Information..............................   23
  Form of the Merger........................................   23


  Merger Consideration......................................   23
  Financing.................................................   25
  Procedures for Exchange of Stock Certificates.............   25
  Effective Time............................................   26
  Stock Exchange Listings...................................   26
  Treatment of Arcadian Options and Related Matters.........   26
     Options................................................   26
     SARs...................................................   27
     Restricted Stock.......................................   27
     AAC Warrants...........................................   27
     B Warrants.............................................   27
  Certain Transactions; Conflicts of Interest...............   27
  Litigation................................................   28
  Accounting Treatment......................................   29
  Approvals and Consents....................................   29
  Arcadian Stockholders' Appraisal Rights...................   29
  Delisting and Deregistration of Arcadian Common Stock and
     Arcadian Preferred Stock...............................   31
  Resales of PCS Common Stock...............................   31
CERTAIN PROVISIONS OF THE MERGER AGREEMENT..................   32
  Certain Representations and Warranties....................   32
  Conduct of Business Pending the Merger....................   32
     Arcadian...............................................   32
     PCS....................................................   34
  Arcadian Benefit Plans....................................   34
  Indemnification and Insurance.............................   35
  Conditions to Consummation of the Merger..................   35
  No Solicitation...........................................   36
  Termination...............................................   36
  Fees and Expenses.........................................   37
  Amendment and Waiver......................................   37
MANDATORY PRE-MERGER CONVERSION OF ARCADIAN PREFERRED
  STOCK.....................................................   37
  General...................................................   37
  Additional Information Regarding the Mandatory Pre-Merger
     Conversion.............................................   38
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.....   39
  Introduction..............................................   39
  United States Federal Income Tax Consequences of the
     Mandatory Pre-Merger Conversion........................   40
  United States Federal Income Tax Consequences of the
     Merger.................................................   41
     Tax Consequences to Arcadian and PCS...................   41
     Tax Consequences to Arcadian Stockholders..............   41
     Cash Received in Lieu of Fractional Share..............   42
     Holders of Five Percent of PCS Shares..................   42
  United States Taxation of Dividends on Shares of PCS
     Common Stock...........................................   43
  United States Taxation on Sale or Disposition of Shares of
     PCS Common Stock.......................................   43
  Backup Withholding........................................   43
  United States Estate Taxation.............................   43
CERTAIN CANADIAN INCOME TAX CONSIDERATIONS..................   44
  Introduction..............................................   44
  Canadian Taxation of Dividends on Shares of PCS Common
     Stock..................................................   45
  Canadian Taxation on Sale or Disposition of Shares of PCS
     Common Stock...........................................   46
  Canadian Estate Taxation..................................   46
K&S ACQUISITION.............................................   47
  General...................................................   47
  Purchase Agreement........................................   47
  Description of K&S Sub's Business.........................   48
     German Mining Operations...............................   48
     Properties.............................................   48
     Production.............................................   48

     Reserves...............................................................................................         49
     Marketing..............................................................................................         49
     Distribution and Transportation........................................................................         49
     Competition............................................................................................         49
     Employees..............................................................................................         50
  Government Ownership......................................................................................         50
  Litigation and Regulatory Proceedings.....................................................................         50
  Canadian Mining Operations................................................................................         51
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS.......................................................         52
BENEFICIAL OWNERSHIP OF SECURITIES..........................................................................         63
  PCS.......................................................................................................         63
  Arcadian..................................................................................................         65
DESCRIPTION OF PCS CAPITAL STOCK............................................................................         67
  General...................................................................................................         67
  PCS Common Stock..........................................................................................         67
  Transfer Agent and Registrar..............................................................................         67
  PCS Preferred Stock.......................................................................................         67
  Rights....................................................................................................         67
COMPARISON OF STOCKHOLDER RIGHTS............................................................................         69
  Vote Required for Extraordinary Transactions..............................................................         69
  Cumulative Voting and Classification of Board of Directors................................................         70
  Amendment to Governing Documents..........................................................................         70
  Appraisal Rights..........................................................................................         70
  Oppression Remedy.........................................................................................         71
  Derivative Action.........................................................................................         72
  Stockholder Consent in Lieu of Meeting....................................................................         73
  Director Residency Requirements...........................................................................         73
  Fiduciary Duties of Directors.............................................................................         74
  Indemnification of Directors and Officers.................................................................         75
  Director Liability........................................................................................         76
  Director Removal and Vacancies............................................................................         76
  Stockholder Rights Plan...................................................................................         76
  Stockholder Inspection Rights.............................................................................         77
  Quorum Requirements; Meetings of Stockholders.............................................................         77
  Dividends.................................................................................................         77
  Interested Director Transactions..........................................................................         78
  "Anti-Takeover" Statute...................................................................................         78
  Power to Call Special Meetings............................................................................         79
LEGAL MATTERS...............................................................................................         79
EXPERTS.....................................................................................................         79
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS...............................................................         80
EXCHANGE RATE INFORMATION...................................................................................         80

                                LIST OF ANNEXES


Annex I         Agreement and Plan of Merger dated as of September 2, 1996, as amended, among Potash Corporation of Saskatchewan Inc.,
                Arcadian Corporation, and PCS Nitrogen, Inc.
Annex II        Fairness Opinion of Credit Suisse First Boston Corporation
                dated January 28, 1997
Annex III       Excerpt from the General Corporation Law of the State of
                Delaware Relating to Appraisal Rights

                                    SUMMARY

     The following summarizes certain information contained elsewhere in this Proxy Statement, including the Annexes hereto, or in the documents incorporated by reference herein. This summary is not intended to be a complete description of the matters covered in this Proxy Statement. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained elsewhere in this Proxy Statement, including the Annexes hereto, and in the documents incorporated by reference herein. Stockholders of Arcadian are urged to carefully read this Proxy Statement, including the Annexes hereto, and the documents incorporated by reference herein in their entirety. Stockholders should carefully consider the information set forth below under the heading "Risk Factors." Capitalized terms used in this Summary but not defined herein shall have the meanings ascribed to them elsewhere in this Proxy Statement. All dollar amounts contained herein are stated in U.S. dollars unless otherwise indicated.

MERGER PARTIES

     Potash Corporation of Saskatchewan Inc. ("PCS") is one of the world's largest integrated fertilizer companies. In 1995, PCS's potash production represented 15% of global production. In 1995, PCS had 22% of global potash capacity and an estimated 46% of global potash excess capacity. By the end of 1995, PCS had also become the third largest producer of phosphates worldwide by capacity, representing approximately 8% of world production, 7% of world capacity, and 3% of world excess capacity. PCS's products are used for agricultural and industrial purposes as well as for food ingredients. PCS produces and sells potash, solid phosphate fertilizers (principally diammonium phosphate ("DAP")), liquid phosphate fertilizers, phosphate feed supplements, and purified phosphoric acid used in food products and industrial processes. PCS produces potash from six mines in Saskatchewan (five of which it owns and operates), one in New Brunswick, and one in Utah. PCS has the world's largest vertically integrated phosphate mine and processing plant, which is located in North Carolina, and two phosphate mines and chemical plants in northern Florida. PCS also has seven phosphate feed plants in the United States, and manufactures, processes and distributes fertilizer and other agricultural supplies from plants located in Florida, Georgia and Alabama. PCS believes its potash and phosphate reserves to be the largest in North America. The mailing address of PCS's principal executive offices is Suite 500, 122-1st Avenue South, Saskatoon, Saskatchewan, Canada S7K 7G3, and its telephone number is (306) 933-8500. In this Proxy Statement, the term "PCS" means Potash Corporation of Saskatchewan Inc., its predecessors, and its direct and indirect subsidiaries, unless the context otherwise indicates.

     Arcadian Corporation ("Arcadian") is the largest producer and marketer of nitrogen fertilizer and chemical products in the Western Hemisphere. Arcadian's nitrogen products are used for both agricultural and industrial purposes. Arcadian produces ammonia, the primary raw material used in the production of all upgraded nitrogen fertilizers and chemicals, at seven of its eight operating plants. Arcadian sells approximately 35% of its ammonia production for use as a direct application fertilizer and as a component of DAP and for a variety of industrial uses. Arcadian upgrades the remaining approximately 65% of its ammonia production to produce a full line of higher value-added products such as urea, ammonium nitrate, nitric acid and nitrogen solutions. Urea, ammonium nitrate and nitrogen solutions are used for both agricultural and industrial purposes, while nitric acid is used solely for industrial applications. In addition to nitrogen products, Arcadian manufactures a variety of phosphate products at one plant for agricultural and industrial purposes. In 1995, Arcadian's sales were divided approximately 60% to agricultural customers and 40% to industrial customers. Arcadian's principal executive offices are located at 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee 38115-4256, and its telephone number is (901) 758-5200. In this Proxy Statement, the term "Arcadian" means Arcadian Corporation, its predecessors, and its direct and indirect subsidiaries, unless the context otherwise indicates.

     PCS Nitrogen, Inc., a wholly owned subsidiary of PCS ("Merger Sub"), was incorporated for the purpose of consummating the Merger. Merger Sub has engaged in no other business.

SPECIAL MEETING

     Time, Date and Place. A special meeting of the holders of Arcadian's Common Stock ("Arcadian Common Stock") and the holders of its Mandatorily Convertible Preferred Stock, Series A ("Arcadian Preferred Stock") will be held at Arcadian's corporate office, located at 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee, on March 4, 1997, beginning at 10:00 a.m., local time (including any adjournment or postponement thereof, the "Special Meeting").

     Purpose. At the Special Meeting, the holders of Arcadian Common Stock and the holders of Arcadian Preferred Stock will consider and vote on a proposal to approve the Agreement and Plan of Merger dated as of September 2, 1996, as amended (the "Merger Agreement"), among PCS, Arcadian and Merger Sub, and will transact such other business as may properly come before the Meeting. A copy of the Merger Agreement is attached hereto as Annex I.

     Record Date. The close of business on January 10, 1997 (the "Record Date") has been fixed as the record date for determining the Arcadian stockholders entitled to receive notice of, and to vote at, the Special Meeting.

     Quorum. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Arcadian Common Stock and Arcadian Preferred Stock at the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting.

     Required Vote. The affirmative vote of the holders of a majority of the outstanding shares of Arcadian Common Stock and Arcadian Preferred Stock, voting together as a single class, is required to approve the Merger Agreement. At the Record Date, there were 38,852,104 outstanding shares of Arcadian Common Stock and 5,541,281 outstanding shares of Arcadian Preferred Stock. Each outstanding share of Arcadian Common Stock is entitled to one vote, and each outstanding share of Arcadian Preferred Stock is entitled to one vote.

     Proxies. Shares of Arcadian Common Stock and Arcadian Preferred Stock represented by properly executed proxies that are received at or prior to the Special Meeting and have not been revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted FOR the approval of the Merger Agreement at the Special Meeting. Shares of Arcadian Common Stock and Arcadian Preferred Stock that are held of record by a broker or other nominee can be voted only if the beneficial owner thereof specifically instructs such broker or nominee as to the manner in which to vote such shares. The failure to give such instructions or otherwise vote by proxy or in person or an abstention from voting will have the effect of a vote AGAINST the proposed Merger, but the failure to give such instructions or otherwise vote will not, by itself, result in the loss of appraisal rights.


     Solicitation of Proxies. Arcadian has engaged D.F. King & Co., Inc., as the Information Agent for the Merger proposal. Holders of Arcadian Common Stock and Arcadian Preferred Stock may obtain additional copies of this Proxy Statement and the form of proxy as well as information regarding the current market price of PCS Common Stock by calling the Information Agent toll-free at (800) 848-3051.


THE MERGER

     Background. Since the formation of Arcadian in 1989, the Board of Directors of Arcadian (the "Arcadian Board") has periodically reviewed Arcadian's general strategic alternatives and opportunities to increase stockholder value. In July and August 1996, management of Arcadian and the Arcadian Board discussed a potential business combination of Arcadian with Freeport-McMoRan Inc. ("Freeport") and, on August 5, 1996, Arcadian and Freeport executed a non-binding letter of intent that contemplated the formation of a new company ("Newco"), which would have acquired (a) each outstanding share of Arcadian Common Stock in exchange for 0.658 share of Newco common stock, and (b) each outstanding share of Freeport common stock in exchange for one share of Newco common stock. On August 23, 1996, PCS contacted Arcadian, and subsequently made a series of proposals to acquire Arcadian that resulted in the execution of the Merger Agreement on September 2, 1996. The Arcadian Board believed that the combination of Arcadian's nitrogen business with PCS's potash and phosphate businesses would result in a more diversified business and would be in the best interests of the Arcadian stockholders for the reasons described elsewhere herein. See "The
Merger -- Reasons for the Merger; Recommendation of the Arcadian Board."

     General. The Merger Agreement provides that, subject to the approval of the Merger Agreement by the Arcadian stockholders and the satisfaction or waiver of certain other conditions, PCS will acquire Arcadian through the merger (the "Merger") of Arcadian with and into Merger Sub, with Merger Sub being the surviving entity (the "Surviving Corporation"). In the Merger, the outstanding shares of Arcadian Common Stock, including shares resulting from the Mandatory Pre-Merger Conversion (as defined herein) of the outstanding shares of Arcadian Preferred Stock, will be converted into the right to receive the Merger Consideration (as defined herein).

     Effective Time. The Merger Agreement provides that as promptly as practicable after the satisfaction or waiver of all conditions to the Merger, the Merger will be effected by the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with applicable law. The date and time of the filing of the Certificate of Merger are referred to herein as the "Effective Time."

     Merger Consideration. The Merger Agreement provides that at the Effective Time, subject to adjustment and to certain exceptions, each outstanding share of Arcadian Common Stock (including each share resulting from the Mandatory Pre-Merger Conversion of the outstanding shares of Arcadian Preferred Stock, but excluding any shares held by Arcadian, PCS or their respective subsidiaries and any Dissenting Shares (as defined herein)) will be converted into the right to receive the Merger Consideration consisting of (a) $12.25 in cash (the "Cash Consideration") and (b) a fraction of a share of PCS Common Stock (the "Stock Consideration") expected to have a market value of between $12.75 and $14.75. Consequently, the Merger Consideration payable with respect to each outstanding share of Arcadian Common Stock is expected to have a market value of between $25 and $27. This range of values exceeds the last reported sale price per share of Arcadian Common Stock ($22 on August 30, 1996) and the highest reported sale price per share of Arcadian Common Stock ($24.125 on November 13, 1995) prior to the public announcement of the proposed Merger on September 3, 1996. In addition, the Board of Directors of Arcadian (the "Arcadian Board") believes that the Merger provides Arcadian stockholders with an opportunity to convert their existing investment in the nitrogen industry into a new investment in a diversified company with substantial market positions in all three of the basic plant nutrients -- potash, phosphate and nitrogen.

     The fraction of a share of PCS Common Stock constituting the Stock Consideration will be determined based on the average of the daily high and low trading prices of the PCS Common Stock on the New York Stock Exchange (the "NYSE") during the 20 consecutive days on which shares of PCS Common Stock are traded on the NYSE ending two trading days prior to the anticipated Effective Time (the "Final PCS Common Stock Price"). The fraction of a share of PCS Common Stock constituting the Stock Consideration, expressed as a decimal and with the result rounded up or down to the nearest one one-thousandth, will be equal to:

          (a) if the Final PCS Common Stock Price is at least $72 but not greater than $83.25, then 0.17713;

          (b) if the Final PCS Common Stock Price is less than $72, then the lesser of (i) 0.21250 and (ii) the quotient of $12.75 divided by the Final PCS Common Stock Price; and

          (c) if the Final PCS Common Stock Price is greater than $83.25, then the greater of (i) 0.16389 and (ii) the quotient of $14.75 divided by the Final PCS Common Stock Price.

If the Final PCS Common Stock Price is less than $60, the market value of the Stock Consideration will be less than $12.75. If the Final PCS Common Stock Price is greater than approximately $90, the market value of the Stock Consideration will be greater than $14.75. If the Final PCS Common Stock Price is less than approximately $65 or greater than approximately $90, either PCS or Arcadian may, but is not obligated to, terminate the Merger Agreement.

     The table set forth below illustrates the effects of the foregoing provisions. The exchange ratio of 0.17713 share of PCS Common Stock for each share of Arcadian Common Stock is fixed within a Final PCS

Common Stock Price range of $72 to $83.25, in which event the market value of the Stock Consideration would be between $12.75 and $14.75. If the Final PCS Common Stock Price is less than $72 but at least $60, the exchange ratio would increase to a maximum of 0.21250, and the market value of the Stock Consideration would be approximately $12.75. The exchange ratio would remain fixed at 0.21250 if the Final PCS Common Stock Price is less than $60, in which event the market value of the Stock Consideration would be less than $12.75. If the Final PCS Common Stock Price is less than approximately $65, both Arcadian and PCS would have the right, but not the obligation, to terminate the Merger Agreement. If the Final PCS Common Stock Price is more than $83.25 but not more than $90, the exchange ratio would decrease to a minimum of 0.16389, and the market value of the Stock Consideration would be approximately $14.75. The exchange ratio would remain fixed at 0.16389 if the Final PCS Common Stock Price is more than $90, in which event the market value of the Stock Consideration would be more than $14.75; however, under such circumstances, both Arcadian and PCS would have the right, but not the obligation, to terminate the Merger Agreement.

 FINAL PCS
  COMMON          CASH        EXCHANGE       STOCK           TOTAL
STOCK PRICE   CONSIDERATION    RATIO     CONSIDERATION   CONSIDERATION
-----------   -------------   --------   -------------   -------------
  $57.00         $12.25        .21250       $12.11          $24.36
   60.00          12.25        .21250        12.75           25.00
   62.00          12.25        .20565        12.75           25.00
   65.00          12.25        .19615        12.75           25.00
   68.00          12.25        .18750        12.75           25.00
   72.00          12.25        .17713        12.75           25.00
   76.00          12.25        .17713        13.46           25.71
   80.00          12.25        .17713        14.17           26.42
   83.25          12.25        .17713        14.75           27.00
   87.00          12.25        .16954        14.75           27.00
   90.00          12.25        .16389        14.75           27.00
   93.00          12.25        .16389        15.24           27.49


     The expected maximum number of shares of PCS Common Stock to be issued in the Merger is 9,632,917, which would represent 17.5% of the total number of then outstanding shares of PCS Common Stock. The expected minimum number of shares to be issued is 7,429,359, which would represent 14.0% of the total number of then outstanding shares. Arcadian stockholders may obtain information regarding the current market price of PCS Common Stock by calling D. F. King & Co., Inc., the Information Agent, at (800) 848-3051. See "Risk Factors -- Fluctuations in Amount and Market Value of Stock Consideration."


     For tax reasons, the Merger Agreement provides that the amount of the Cash Consideration may be decreased, and the amount of the Stock Consideration increased by the same dollar value, if necessary to cause the aggregate value of the PCS Common Stock to be issued in the Merger to constitute at least 47.94% of the Total Consideration (as defined herein). As used herein, the term "Total Consideration" means the sum of (a) the aggregate Merger Consideration, (b) the value of Dissenting Shares, and (c) any amount paid in redemption of Arcadian Common Stock and Arcadian Preferred Stock, other than redemptions undertaken in the ordinary course of business and not in contemplation of the Merger, within one year prior to the Effective Time. The only such redemptions that will have occurred during the one year prior to the Merger will be any redemptions occurring as a part of the Merger, including the payment of cash in lieu of the issuance of (a) fractional shares of Arcadian Common Stock upon the Mandatory Pre-Merger Conversion of Arcadian Preferred Stock and (b) fractional shares of PCS Common Stock upon the occurrence of the Merger. Solely for purposes of the foregoing computation, the shares of PCS Common Stock to be received by any Five Percent Holder (as defined herein), other than any Five Percent Holder who has delivered to Arcadian a statement satisfactory to Arcadian to the effect that such Five Percent Holder then has no intention to dispose of the shares of PCS Common Stock to be received by such Five Percent Holder in the Merger for a period of two years after the Effective Time, shall be considered to be cash rather than shares of PCS Common Stock. As used herein, the term "Five Percent Holder" means any stockholder of Arcadian who, immediately prior to the Effective Time, is the owner of five percent or more of the aggregate number of shares of Arcadian Common Stock then outstanding, including shares of Arcadian Common Stock resulting from the Mandatory Pre-Merger Conversion of the outstanding shares of Arcadian Preferred Stock. See "The Merger -- Merger Consideration."

     Mandatory Pre-Merger Conversion of Arcadian Preferred Stock. Pursuant to the Merger Agreement, Arcadian has agreed to elect the "Common Conversion Option" under the Certificate of Designation for the Arcadian Preferred Stock (the "Certificate of Designation"). As a consequence, immediately prior to the Effective Time of the Merger, each outstanding share of Arcadian Preferred Stock will be converted into the right to receive one share (or a fraction of a share) of Arcadian Common Stock on the terms set forth in the Certificate of Designation and described herein (the "Mandatory Pre-Merger Conversion"). Except for any Dissenting Shares, all shares of Arcadian Common Stock issuable upon the Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock will be converted in the Merger into the right to receive the Merger Consideration on the same terms as those applicable to other shares of Arcadian Common Stock. See "-- Mandatory Pre-Merger Conversion of Arcadian Preferred Stock."

     Fairness Opinion of Credit Suisse First Boston. Credit Suisse First Boston Corporation ("Credit Suisse First Boston") has acted as financial advisor to Arcadian in connection with the Merger. On September 2, 1996, Credit Suisse First Boston delivered its oral opinion to the Arcadian Board, which was subsequently confirmed in writing, that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Arcadian Common Stock in the Merger is fair to such holders from a financial point of view. Credit Suisse First Boston confirmed its initial fairness opinion by the delivery of a subsequent fairness opinion dated as of the date of this Proxy Statement. The full text of Credit Suisse First Boston's subsequent fairness opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection therewith, is attached hereto as Annex II. Arcadian stockholders are urged to read Credit Suisse First Boston's fairness opinion in its entirety. See "The Merger -- Fairness Opinion of Credit Suisse First Boston."

     Recommendation of Arcadian Board. The Arcadian Board has unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to, and in the best interests of, Arcadian and its stockholders. ACCORDINGLY, THE ARCADIAN BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF ARCADIAN COMMON STOCK AND HOLDERS OF ARCADIAN PREFERRED STOCK VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. See "The Merger -- Certain Transactions; Conflicts of Interest."

     Voting Agreements. Each member of the Arcadian Board has agreed to vote all shares of Arcadian Common Stock and Arcadian Preferred Stock over which he exercises voting control for the approval of the Merger Agreement. On the Record Date, the members of the Arcadian Board exercised voting control over a total of approximately 2,881,946 shares of Arcadian Common Stock and 14,020 shares of Arcadian Preferred Stock, constituting in the aggregate approximately 6.5% of the total number of outstanding shares entitled to vote at the Special Meeting.

     Conditions to Merger. The obligations of Arcadian and PCS to consummate the Merger are subject to various conditions, including (a) obtaining the affirmative vote of the holders of a majority of the outstanding shares of Arcadian Common Stock and Arcadian Preferred Stock, voting together as a single class, in favor of the approval of the Merger Agreement; (b) Arcadian having received a reconfirmation of the opinion of its tax counsel, Bracewell and Patterson, L.L.P., to the effect that, on the basis of the facts, representations and assumptions set forth or referred to therein, for United States federal income tax purposes, neither Arcadian nor any of its stockholders shall recognize gain or loss as a result of the Merger, other than gain recognized on account of the receipt of the Cash Consideration, cash paid in connection with appraisal rights, and any cash paid in lieu of fractional shares; and (c) PCS having received a reconfirmation of the opinion of its United States tax counsel, Goodman Phillips & Vineberg (New York), to the effect that, on the basis of the facts, representations and assumptions set forth or referred to therein, for United States federal income tax purposes, the Merger will constitute a reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     Termination of Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time by the mutual consent of Arcadian and PCS. Either party may terminate the Merger Agreement if (a) the Merger has not been consummated on or before April 30, 1997; (b) any order, decree, ruling or other action by any court of competent jurisdiction or governmental entity permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger becomes final and nonappealable; (c) the Arcadian stockholders do not approve the Merger Agreement at the Special Meeting; or (d) the Final PCS Common Stock Price is either less than $65 or greater than $90. Arcadian also may terminate the Merger Agreement if the Arcadian Board determines, in its good faith judgment after consultation with legal counsel and financial advisors, that its fiduciary duties require the termination of the Merger Agreement. PCS also may terminate the Merger Agreement if the Arcadian Board withdraws or modifies, or resolves to withdraw or modify, its approval or recommendation of the Merger.

     In the event that the Merger Agreement is terminated under certain circumstances, Arcadian will be obligated to pay to PCS an amount equal to $20 million plus all out-of-pocket expenses incurred by PCS in connection with the Merger Agreement, the Merger and all related transactions. See "Certain Provisions of the Merger Agreement -- Fees and Expenses."

     Certain Income Tax Considerations. Arcadian has received the opinion of Bracewell & Patterson, L.L.P., its counsel, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to therein, for United States federal income tax purposes, neither Arcadian nor any of its stockholders shall recognize gain or loss as a result of the Merger, other than gain recognized on account of the receipt of Cash Consideration, cash paid in connection with appraisal rights, and cash paid in lieu of fractional shares. Pursuant to the Merger, each holder of Arcadian Common Stock (including those holders who acquire their Arcadian Common Stock as a result of the Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock) will receive cash and shares of PCS Common Stock. In general, and subject to the discussion of certain income tax consequences included elsewhere in this Proxy Statement, for United States federal income tax purposes, each holder of Arcadian Common Stock who participates in the Merger will recognize taxable gain in an amount equal to the lesser of (a) the excess of the sum of the cash and the fair market value of the PCS Common Stock received over such holder's tax basis in the Arcadian Common Stock so exchanged or (b) the amount of cash received. Certain exceptions and/or other considerations may apply. See "Certain United States Federal Income Tax Considerations."

     Stock Exchange Listings. PCS has filed applications to list the shares of PCS Common Stock to be issued in connection with the Merger on the NYSE, The Toronto Stock Exchange (the "TSE"), and the Montreal Exchange (the "ME"), subject to approval of the Merger Agreement by the Arcadian stockholders and to official notice of issuance. The PCS Common Stock is listed for trading on the NYSE, TSE and ME under the symbol "POT."

     Accounting Treatment. The Merger will be accounted for by PCS under the purchase method of accounting.

MANDATORY PRE-MERGER CONVERSION OF ARCADIAN PREFERRED STOCK

     Pursuant to the Merger Agreement, Arcadian has agreed to elect the "Common Conversion Option" under the Certificate of Designation for the Preferred Stock. As a consequence, except as described below, immediately prior to the Effective Time of the Merger, each outstanding share of Arcadian Preferred Stock will be converted into the right to receive:

          (a) one share (or a fraction of a share, as described below) of Arcadian Common Stock (the "Conversion Share");

          (b) all accrued and unpaid dividends on such share of Arcadian Preferred Stock, at the annual rate of $1.4725 per share, to and including the Effective Time (the "Accrued Dividends"), payable in Arcadian Common Stock; and

          (c) a redemption premium in an amount equal to $1.3175 per annum (computed on the basis of a 360-day year of twelve 30-day months) commencing on the Effective Time and ending on and including August 10, 1998 (the "Redemption Premium"), payable in Arcadian Common Stock;

provided, however, that if the Redemption Price (as defined herein) of a share of Arcadian Preferred Stock at the Effective Time is less than the sum of (i) the Current Market Price (as defined herein) of a share of Arcadian Common Stock and (ii) the Redemption Premium, then the amount of the Conversion Share will be reduced so that the value of the Conversion Share plus the Redemption Premium equals the Redemption Price at the Effective Time. As used in the Certificate of Designation, the "Redemption Price" of the Arcadian Preferred Stock is equal to the sum of (a) $22.475 and (b) a redemption premium in an amount equal to $1.3175 per annum (computed on the basis of a 360-day year of twelve 30-day months) commencing on the redemption date and ending on and including August 10, 1998; and the "Current Market Price" of a share of Arcadian Common Stock is the average of the daily closing sale prices per share of Arcadian Common Stock, as reported on the NYSE Composite Tape, for the 20 consecutive trading days ending two trading days prior to the Effective Time. As an illustration, if the Effective Time of the Merger occurs on March 6, 1997 (on which date the Redemption Price would be $24.3598 per share (including the Redemption Premium of $1.8848 per share) and the Accrued Dividend would be $0.2700 per share), and if the then Current Market Price of a share of Arcadian Common Stock is $26, each share of Arcadian Preferred Stock would convert, immediately prior to the Merger, into 0.947 of a share of Arcadian Common Stock. Holders of Arcadian Preferred Stock will receive cash in lieu of fractional shares of Arcadian Common Stock in the Mandatory Pre-Merger Conversion. Except for any Dissenting Shares, all shares of Arcadian Common Stock issuable upon the Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock will be converted in the Merger into the right to receive the Merger Consideration on the same terms as those applicable to other shares of Arcadian Common Stock. See "Mandatory Pre-Merger Conversion of Arcadian Preferred Stock."

APPRAISAL RIGHTS

     Holders of Arcadian Common Stock and Arcadian Preferred Stock will be entitled to dissent from the proposed Merger and to demand payment in cash of the appraised "fair value" of their shares of Arcadian Common Stock, including shares resulting from the Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock. See "The Merger -- Arcadian Stockholders' Appraisal Rights."

RISK FACTORS

     In considering whether to approve the Merger Agreement, the Arcadian stockholders should consider, among other things, that (a) the fraction of a share of PCS Common Stock constituting the Stock Consideration offered in the Merger is subject to fluctuation in terms of both the amount and market value thereof; (b) the Merger Agreement does not prevent Arcadian and PCS from proceeding with the Merger even if the value of the Stock Consideration is less than $12.75; (c) there can be no assurance that any substantial cost savings will be achieved as a result of the Merger; (d) PCS is a corporation organized under the laws of the Province of Saskatchewan, Canada, and consequently, the rights of holders of PCS Common Stock will be different from those of holders of common stock of a Delaware corporation such as Arcadian; (e) the ability of holders of PCS Common Stock to enforce certain rights under the United States federal securities laws against PCS or its directors, officers and experts who are not residents of the United States may be effectively limited; and (f) there can be no assurance that PCS will consummate the K&S Acquisition (as defined herein), nor can there be any assurance of the effect that the K&S Acquisition will have on PCS or the extent to which PCS will be able to integrate the business and assets to be so acquired with those of PCS and Arcadian. See "Enforceability of Civil Liabilities Under United States Federal Securities Laws," "Risk Factors," "Comparison of Stockholder Rights," and "K&S Acquisition."

SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical financial data for PCS and Arcadian for each of the five years in the period ended December 31, 1995, and for the nine months ended September 30, 1995 and 1996.

     The data relating to PCS have been derived from the consolidated financial statements of PCS; audited consolidated financial statements for the years ended December 31, 1993, 1994 and 1995 and unaudited consolidated financial statements for the nine months ended September 30, 1995 and 1996 are incorporated by reference herein. Interim statements include, in the opinion of management of PCS, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of PCS for the periods and as of the dates presented. This data should be read in conjunction with the audited and unaudited consolidated financial statements of PCS (including the notes thereto) incorporated by reference herein and the unaudited pro forma consolidated financial statements appearing elsewhere in this Proxy Statement. For comparability, the PCS historical financial data were prepared in accordance with United States (rather than Canadian) generally accepted accounting principles.

     The data relating to Arcadian have been derived from the consolidated financial statements of Arcadian; audited consolidated financial statements for the years ended December 31, 1993, 1994 and 1995 and unaudited condensed consolidated financial statements for the nine months ended September 30, 1995 and 1996 are incorporated by reference herein. Interim statements include, in the opinion of management of Arcadian, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the results of operations and financial position of Arcadian for the periods and as of the dates presented. This data should be read in conjunction with the audited and unaudited consolidated financial statements of Arcadian (including the notes thereto) incorporated by reference herein and the unaudited pro forma consolidated financial statements appearing elsewhere in this Proxy Statement.

     See "Available Information," "Incorporation of Certain Documents by Reference," and "Unaudited Pro Forma Consolidated Financial Statements."

                                     NINE MONTHS ENDED
                                  ON OR AT SEPTEMBER 30,
                                        (UNAUDITED)                        YEAR ENDED ON OR AT DECEMBER 31,
              PCS                 -----------------------   --------------------------------------------------------------
                                     1996         1995        1995*         1994         1993         1992         1991
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                (IN THOUSANDS OF U.S. DOLLARS EXCEPT FOR PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA
Net sales.......................  $1,149,797   $  590,146   $  961,805   $  436,078   $  278,829   $  254,755   $  212,301
Operating income................     227,906      158,122      224,249       95,442       62,752       60,600       50,200
Net income......................     157,095      122,296      178,084       86,680       49,926       49,300       40,600
Net income per common share.....        3.42         2.80         4.06         2.00         1.25         1.27         1.05
Cash dividends declared per
  common share..................         .79          .79         1.06          .79          .57          .59          .63
BALANCE SHEET DATA
Working capital.................     250,868      221,978      154,676      103,281       36,985       70,911       47,399
Total assets....................   2,533,343    2,195,493    2,600,415    1,028,094    1,096,352    1,007,000    1,086,800
Long-term debt and long-term
  obligations under capital
  leases........................     639,733      772,468      714,498        2,000       20,128       48,900       54,424
Shareholders' equity............   1,384,006    1,054,712    1,260,473      964,662      963,639      898,400      960,200

                                     NINE MONTHS ENDED
                                  ON OR AT SEPTEMBER 30,
                                        (UNAUDITED)                        YEAR ENDED ON OR AT DECEMBER 31,
            ARCADIAN              -----------------------   --------------------------------------------------------------
                                     1996         1995         1995         1994         1993         1992         1991
                                  ----------   ----------   ----------   ----------   ----------   ----------   ----------
                                                (IN THOUSANDS OF U.S. DOLLARS EXCEPT FOR PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA
Net sales.......................  $  935,244   $  960,601   $1,266,887   $1,100,301   $  803,167   $  593,440   $  573,342
Operating income................     209,562      223,225      292,341      117,272       62,041       70,543       66,382
Net income......................     115,900       55,050       88,250        9,993        2,481        4,481       22,183
Net income (loss) per common
  share.........................        2.49         2.44         3.08          .55         (.24)        (.07)        1.15
Cash dividends declared per
  common share..................         .25         1.67         1.72          .33          .42          .32           --
BALANCE SHEET DATA
Working capital.................     361,952      298,771      320,212      272,744      285,031      160,525       75,050
Total assets....................   1,301,367    1,211,487    1,270,654    1,118,549    1,104,370      603,966      545,446
Long-term debt and long-term
  obligations under capital
  leases........................     510,000      525,000      525,000      634,124      608,562      231,821      429,802
Stockholders' equity
  (deficit).....................     494,601      409,364      436,419      (52,699)     (57,626)     (45,837)     (15,492)

* The significant increase in PCS's operations in 1995 over 1994 is attributable, in part, to PCS's acquisition of Texasgulf Inc.

SELECTED UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following selected unaudited pro forma consolidated financial data give effect to the Merger. The unaudited pro forma consolidated statement of income data for the nine months ended September 30, 1996, were prepared based upon the respective unaudited consolidated statements of income for the nine months ended September 30, 1996, of PCS and Arcadian, as if the Merger had occurred on January 1, 1995. The unaudited pro forma consolidated statement of income data for the year ended December 31, 1995, were prepared based upon the respective unaudited pro forma consolidated statements of income for the year ended December 31, 1995, of PCS and Arcadian, as if the Merger had occurred on January 1, 1995. The unaudited pro forma consolidated balance sheet data at September 30, 1996, were prepared based upon the respective unaudited consolidated balance sheets at September 30, 1996, of PCS and Arcadian, as if the Merger had occurred on September 30, 1996. The unaudited pro forma consolidated financial data reflect the application of the purchase method of accounting. Estimates of the fair values of the respective assets and liabilities of Arcadian have been combined with the recorded values of the assets and liabilities of PCS. However, changes to the adjustments included in the unaudited pro forma consolidated financial data are expected as evaluations of assets and liabilities are completed and as additional information becomes available. In addition, the results of operations of Arcadian subsequent to September 30, 1996, will affect such evaluations. Accordingly, the final values assigned will differ from the amounts set forth below. The unaudited pro forma consolidated financial data are intended for informational purposes only and are not necessarily indicative of the future results of operations or future financial position of the combined company, or of the results of operations or financial position of the combined company that would have actually occurred had the Merger been in effect for the periods and as of the date presented. The unaudited pro forma consolidated financial data should be read in conjunction with the respective audited and unaudited consolidated financial statements of PCS and Arcadian (including the notes thereto) incorporated by reference herein and the unaudited pro forma consolidated financial statements appearing elsewhere in this Proxy Statement. See "Available Information," "Incorporation of Certain Documents by Reference," and "Unaudited Pro Forma Consolidated Financial Statements."

                                                              NINE MONTHS
                                                             ENDED ON OR AT          YEAR ENDED ON
                                                           SEPTEMBER 30, 1996      DECEMBER 31, 1995
                                                           ------------------      -----------------
                                                                 (IN THOUSANDS OF U.S. DOLLARS
                                                                 EXCEPT FOR PER SHARE AMOUNTS)
STATEMENT OF INCOME DATA
Net sales................................................      $2,085,041             $2,364,165
Operating income.........................................         422,884                525,404
Net income...............................................         246,992                302,997
Net income per share.....................................            4.57                   5.79
Cash dividends per share.................................             .79                   1.06
BALANCE SHEET DATA
Working capital..........................................         392,820
Total assets.............................................       4,415,061
Long-term debt and long-term obligations under capital
  leases.................................................       1,560,108
Shareholders' equity.....................................       2,057,799

RECENT DEVELOPMENTS

     K&S Acquisition. On December 6, 1996, PCS entered into an agreement (the "Purchase Agreement") with Guano-Werke GmbH ("GW"), a wholly owned subsidiary of BASF Aktiengesellschaft, under which PCS will purchase 51% of the outstanding shares (the "K&S Shares") of Kali und Salz Beteiligungs Aktiengesellschaft ("K&S") from GW for an aggregate purchase price of DM 250 million (approximately U.S. $164 million) (the "K&S Acquisition"). K&S's primary assets are a 51% interest in Kali und Salz GmbH ("K&S Sub") and a 50% interest in Potash Company of Canada Limited ("Potacan"). The primary assets of K&S Sub are its six potash and two salt mines and processing plants in Germany. The primary assets of Potacan are its potash mine and processing plant in Canada. See "K&S Acquisition."

     DOJ Investigations. In 1993, Arcadian learned that the Antitrust Division of the Department of Justice (the "DOJ") had initiated a grand-jury investigation of pricing practices in the explosives industry. In response to a subpoena issued in that investigation, Arcadian produced to the DOJ in 1994 and 1995 documents concerning ammonium nitrate sold to explosives manufacturers. In late 1996 and early 1997,

Arcadian learned that the DOJ had begun contacting current and former Arcadian employees seeking information concerning Arcadian's pricing of ammonium nitrate in 1992. Arcadian currently has limited information concerning the DOJ's investigations and thus is unable to predict their outcomes as to Arcadian. However, Arcadian believes that neither it nor its employees have violated the antitrust laws and that the DOJ's investigations are unlikely to result in a material adverse effect on Arcadian.

COMPARATIVE STOCK PRICES

     The Arcadian Common Stock and Arcadian Preferred Stock are listed for trading on the NYSE under the symbols "ACA" and "ACA.PRA," respectively. The PCS Common Stock is listed for trading on the NYSE, TSE and ME under the symbol "POT." The following table sets forth in United States dollars the high and low sale prices per share of Arcadian Common Stock, Arcadian Preferred Stock and PCS Common Stock, as reported on the NYSE Composite Tape, and the quarterly cash dividends per share declared by PCS during the periods indicated and by Arcadian with respect to the periods indicated:


                                                                                         0.17713 OF A
                                                                                         SHARE OF PCS
                                       ARCADIAN                    ARCADIAN                 COMMON                   PCS
                                     COMMON STOCK*             PREFERRED STOCK*              STOCK              COMMON STOCK
                               -------------------------   -------------------------    ---------------   -------------------------
                               HIGH    LOW    DIVIDENDS    HIGH    LOW     DIVIDENDS     HIGH      LOW     HIGH    LOW    DIVIDENDS
                               -----   ----   ----------   -----   ----    ----------   ------    ------   -----   ----   ----------
                                                                        (IN U.S. DOLLARS)
1994
  First Quarter............                                                             $ 5.23   $ 4.36   $29 1/2 $24 5/8    $.13
  Second Quarter...........                                                               4.89     3.94    27 5/8  22 1/4     .13
  Third Quarter............                                                               7.37     4.76    41 5/8  26 7/8     .26
  Fourth Quarter...........                                                               7.44     5.51    42 1/8  31 1/8     .25
1995
  First Quarter............                                                               8.34     5.73    47 1/8  32 3/8     .25
  Second Quarter...........                                                               9.90     7.71    56 3/4  43 3/8     .26
  Third Quarter............    $21 1/2 $17 1/8    $.05      $19 7/8 $16 3/4   $.2127     12.13     9.54    68 1/2  53 7/8     .27
  Fourth Quarter...........     24 1/8  18 3/8     .05       19 3/8  17 1/2    .3682     13.99    10.54    79      59 1/2     .28
1996
  First Quarter............     22 7/8  19         .10       21 1/4  17 7/8    .3681     14.25    10.63    80 1/2  60         .26
  Second Quarter...........     21 3/4  18 1/8     .10       21 3/8  18 3/8    .3681     12.73    10.67    71 7/8  60 1/4     .26
  Third Quarter............     24 7/8  19 1/4     .10       24 3/8  19        .3681     14.08    11.36    79 1/2  64 1/8     .26
  Fourth Quarter...........     26 5/8  24 3/8     .10       24 1/2  24        .3682     15.39    12.09    86 7/8  68 1/4     .27
1997
  First Quarter (through
    January 27, 1997)......     26 3/4  25 7/8      --       24 5/8  24 1/4       --     15.92    14.37    89 7/8  81 1/8      --


---------------

* The Arcadian Common Stock and Arcadian Preferred Stock commenced trading on August 4, 1995.


     On August 30, 1996, the last trading day prior to the public announcement of the proposed Merger, the last reported sale prices per share of Arcadian Common Stock, Arcadian Preferred Stock and PCS Common Stock, as reported on the NYSE Composite Tape, were $22, $20.75 and $76, respectively. On January 27, 1997, the last trading day prior to the date of this Proxy Statement, the last reported sale prices per share of Arcadian Common Stock, Arcadian Preferred Stock and PCS Common Stock, as reported on the NYSE Composite Tape, were $26.375, $24.375 and $83, respectively. The market prices of Arcadian Common Stock, Arcadian Preferred Stock and PCS Common Stock are subject to fluctuation; therefore, Arcadian stockholders are urged to obtain current quotations of the market prices of these securities.


     Certain data contained in this Proxy Statement, including pro forma financial information, assume that the Final PCS Common Stock Price will be at least $72 and not greater than $83.25 per share.

     At December 31, 1996, there were approximately 372 holders of record of Arcadian Common Stock, 730 holders of record of Arcadian Preferred Stock, and 2,663 holders of record of PCS Common Stock.

COMPARATIVE PER SHARE DATA

     The following table sets forth certain net income, cash dividend and book value per share data for PCS and Arcadian on historical and pro forma combined bases in accordance with United States generally accepted accounting principles. The pro forma data are derived from the unaudited pro forma consolidated financial statements appearing elsewhere in this Proxy Statement, which give effect to the Merger, accounted for as a purchase as if the Merger had been consummated on January 1, 1995, or in the case of balance sheet data, at the date of the balance sheet. The pro forma data have been prepared assuming that the Final PCS Common Stock Price will be $83.54 per share and, therefore, the fraction of a share of PCS Common Stock to be issued as the Stock Consideration in partial exchange for each outstanding share of Arcadian Common Stock will be
0.17656. Under the Merger Agreement, the fraction of a share of PCS Common Stock issuable as the Stock Consideration in partial exchange for each outstanding share of Arcadian Common Stock may be as low as 0.16389 and as high as 0.21250. See "The Merger -- Merger Consideration." The pro forma data do not reflect any cost savings obtained as a result of the Merger. The pro forma data should be read in conjunction with the respective audited and unaudited consolidated financial statements of PCS and Arcadian (including the notes thereto) incorporated by reference herein. See "Available Information," "Incorporation of Certain Documents by Reference," and "Unaudited Pro Forma Consolidated Financial Statements."

                                                   NINE MONTHS        YEAR ENDED
                                                  ENDED ON OR AT       ON OR AT
                                                  SEPTEMBER 30,      DECEMBER 31,
                                                       1996              1995
                                                  --------------    ---------------
PCS HISTORICAL DATA
Net income per share............................      $ 3.42            $ 4.06
Cash dividends declared per share...............         .79              1.06
Book value per share............................       30.38             27.74

ARCADIAN HISTORICAL DATA
Net income per common share.....................        2.49              3.08
Cash dividends declared per common share........         .25              1.72
Book value per common share.....................       10.56              7.29

PCS PRO FORMA DATA
Net income per share............................        4.57              5.79
Cash dividends declared per share...............         .79              1.06
Book value per share............................       38.40             36.04

ARCADIAN EQUIVALENT DATA*
Net income per common share.....................         .82              1.02
Cash dividends declared per common share........         .14               .19
Book value per common share.....................        6.78              6.36

---------------

* The Arcadian equivalent data are based upon the PCS pro forma data multiplied by the assumed exchange ratio of 0.17656 for the purpose of calculating the Stock Consideration. In addition to the Stock Consideration, Arcadian stockholders will receive the Cash Consideration of $12.25 per share in the Merger. For the nine months ended on or at September 30, 1996, at assumed exchange ratios of 0.21250 and 0.16389, the Arcadian equivalent net income per common share would have been $.94 and $.76, respectively; the Arcadian equivalent cash dividends declared per common share would have been $.17 and $.13, respectively; and the Arcadian equivalent book value per common share would have been $7.57 and $6.36, respectively. For the year ended on or at December 31, 1995, at assumed exchange ratios of 0.21250 and 0.16389, the Arcadian equivalent net income per common share would have been $1.19 and $.96, respectively; the Arcadian equivalent cash dividends declared per common share would have been $.23 and $.18, respectively; and the Arcadian equivalent book value per common share would have been $7.08 and $5.97, respectively.

                                  RISK FACTORS

     In considering whether to approve the Merger Agreement, the stockholders of Arcadian should consider the following matters as well as the other information contained in this Proxy Statement.

FLUCTUATION IN AMOUNT AND MARKET VALUE OF STOCK CONSIDERATION

     Although the Stock Consideration is expected to have a market value of between $12.75 and $14.75 based upon the Final PCS Common Stock Price, its market value at any time will be equal to the product of the fraction of a share of PCS Common Stock constituting the Stock Consideration and the then current market price of PCS Common Stock. The potential fluctuations in the amount and market value of the Stock Consideration are described below:

     - If the Final PCS Common Stock Price is at least $72 but not more than $83.25, the Stock Consideration would be fixed at 0.17713 of a share of PCS Common Stock, and the market value of the Stock Consideration would be between $12.75 and $14.75.

     - If the Final PCS Common Stock Price is less than $72 but at least $60, the Stock Consideration would increase to a maximum of 0.21250 of a share of PCS Common Stock, and the market value of the Stock Consideration would be approximately $12.75.

     - If the Final PCS Common Stock Price is less than $60, the Stock Consideration would remain at 0.21250 of a share of PCS Common Stock, and the market value of the Stock Consideration would be less than $12.75. If the Final PCS Common Stock Price is less than approximately $65, both Arcadian and PCS would have the right, but not the obligation, to terminate the Merger Agreement.

     - If the Final PCS Common Stock Price is more than $83.25 but not more than $90, the Stock Consideration would decrease to a minimum of 0.16389 of a share of PCS Common Stock, and the market value of the Stock Consideration would be approximately $14.75.

     - If the Final PCS Common Stock Price is more than $90, the Stock Consideration would remain at 0.16389 of a share of PCS Common Stock, and the market value of the Stock Consideration would be more than $14.75. Under such circumstances, both PCS and Arcadian would have the right, but not the obligation, to terminate the Merger Agreement.

     In any case, the market value of the Stock Consideration at the Effective Time and at any time thereafter would reflect the then current market price of PCS Common Stock and could be higher or lower than the market value based upon the Final PCS Common Stock Price. Such variations may be the result of changes in the business, operations or prospects of PCS or Arcadian, market assessments of the likelihood that the Merger will be consummated and the timing thereof, regulatory considerations, general market conditions and other factors. PCS and Arcadian anticipate that the Merger will be consummated as promptly as practicable following the satisfaction or waiver of each condition to the Merger, including approval of the Merger Agreement by the Arcadian stockholders. The Merger Agreement provides that the Final PCS Common Stock Price will be determined based on the average of the daily high and low trading prices of the PCS Common Stock on the NYSE during the 20 consecutive days on which shares of PCS Common Stock are traded on the NYSE ending two trading days prior to the anticipated Effective Time (the "Valuation Period"), at which time the number of shares of PCS Common Stock constituting the Stock Consideration will be fixed. If, on the date of the Special Meeting, the Effective Time is anticipated to occur more than two trading days after the date of the Special Meeting, the Final PCS Common Stock Price, the fraction of a share of PCS Common Stock constituting the Stock Consideration, and the market value thereof will not be known on the date of the Special Meeting. In addition, if the Final PCS Common Stock Price is less than $65 or more than $90, Arcadian stockholders may not know whether Arcadian or PCS will terminate the Merger Agreement. If the Final PCS Common Stock Price is less than $65 or more than $90, Arcadian and PCS do not intend to resolicit proxies or resubmit the Merger Agreement to another vote of the Arcadian stockholders, regardless of whether Arcadian or PCS terminates the Merger Agreement. The market price of PCS Common Stock at the Effective Time and thereafter may be higher or lower than the Final PCS Common Stock Price, and as a result, the market value of the Stock Consideration at the Effective Time and thereafter may be more or less than the market value of the Stock Consideration based upon the Final PCS Common Stock Price.

FOREIGN ISSUER

     PCS is a corporation organized under the laws of the Province of Saskatchewan, Canada. Certain of the directors and officers of PCS are residents of Canada, and certain of the experts named herein are residents of Canada. Consequently, the ability of holders of PCS Common Stock to enforce certain rights under the United States federal securities laws against PCS or its directors, officers and experts who are not residents of the United States may be effectively limited. See "Enforceability of Civil Liabilities Under United States Federal Securities Laws."

DIFFERENT STOCKHOLDER RIGHTS

     PCS is incorporated under the laws of the Province of Saskatchewan, Canada. Arcadian is incorporated under the laws of the State of Delaware, United States. If the Merger is consummated, the Arcadian stockholders will become stockholders of PCS. As stockholders of a Saskatchewan corporation, their rights will differ in certain respects from those of stockholders of a Delaware corporation. See "Comparison of Stockholder Rights."

UNCERTAINTIES OF K&S ACQUISITION

     There can be no assurance that PCS will consummate the K&S Acquisition as contemplated by the Purchase Agreement. Further, even if the K&S Acquisition is completed, there can be no assurance of the effect that it will have on PCS or the extent to which PCS will be able to integrate the business and assets of K&S with those of PCS and Arcadian. See "K&S Acquisition."

UNCERTAINTY CONCERNING COST SAVINGS

     PCS believes that the Merger will involve some cost savings. Upon consummation of the Merger, PCS will seek to achieve these cost savings, including any such savings arising from the integration of departments, systems and procedures and the increased bargaining power of a larger company. While PCS will work diligently to achieve these goals, there can be no assurance that any substantial cost savings will be achieved as a result of the Merger.

                              THE SPECIAL MEETING

TIME, DATE AND PLACE

     The Special Meeting of the holders of Arcadian Common Stock and the holders of Arcadian Preferred Stock will be held at Arcadian's corporate office, located at 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee, on March 4, 1997, beginning at 10:00 a.m., local time.

PURPOSE

     At the Special Meeting, the Arcadian stockholders will consider and vote on a proposal to approve the Merger Agreement and will transact such other business as may properly come before the Special Meeting. A copy of the Merger Agreement is attached hereto as Annex I.

RECORD DATE

     The close of business on January 10, 1997 (the "Record Date") has been fixed as the record date for determining the Arcadian stockholders entitled to receive notice of, and to vote at, the Special Meeting.

QUORUM

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Arcadian Common Stock and Arcadian Preferred Stock at the Record Date is necessary to constitute a quorum for the transaction of business at the Special Meeting. Shares represented by properly executed and returned proxies will be counted as present at the Special Meeting for purposes of establishing a quorum, whether the proxy is marked for or against approval of the Merger Agreement, is marked to abstain from voting, or is completely unmarked. Shares held by nominees as to which the beneficial owner has withheld voting power will not be counted as present for purposes of establishing a quorum.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the outstanding shares of Arcadian Common Stock and Arcadian Preferred Stock, voting together as a single class, is required to approve the Merger Agreement. At the Record Date, there were 38,852,104 outstanding shares of Arcadian Common Stock and 5,541,281 outstanding shares of Arcadian Preferred Stock. Each outstanding share of Arcadian Common Stock is entitled to one vote, and each outstanding share of Arcadian Preferred Stock is entitled to one vote.

PROXIES


     The accompanying white form of proxy is being solicited by the Arcadian Board and is revocable at any time before it is exercised. A proxy may be revoked by written notice of revocation or by the delivery of a later dated proxy, in either case delivered to the Corporate Secretary of Arcadian. Attendance at the Special Meeting will not automatically revoke a proxy, but an Arcadian stockholder in attendance may request a ballot and vote in person, thereby revoking a previously granted proxy. Arcadian stockholders requiring additional copies of this Proxy Statement or a form of proxy may obtain one by calling D.F. King & Co., Inc., the Information Agent for the Merger proposal, toll-free at (800) 848-3051. In addition, prior to the Special Meeting the Arcadian stockholders may call the Information Agent at such toll-free telephone number to obtain information regarding the current market price of PCS Common Stock. See "-- Solicitation of Proxies."


     Shares of Arcadian Common Stock and Arcadian Preferred Stock represented by properly executed proxies that are received at or prior to the Special Meeting and have not been revoked will be voted in accordance with the instructions indicated thereon. Arcadian stockholders may vote FOR the approval of the Merger Agreement or AGAINST the approval of the Merger Agreement or may ABSTAIN from voting on the Merger Agreement. If no instructions are indicated on a properly executed and returned proxy, such proxy will be voted FOR the approval of the Merger Agreement at the Special Meeting. Shares of Arcadian Common Stock and Arcadian Preferred Stock that are held of record by a broker or other nominee can be voted only if the beneficial owner thereof specifically instructs such broker or nominee as to the manner in which to vote such shares. The failure to give such instructions or otherwise vote by proxy or in person or an abstention from voting will have the effect of a vote AGAINST the proposed Merger, but the failure to give such instructions or otherwise vote will not, by itself, result in the loss of appraisal rights. See "The Merger -- Arcadian Stockholders' Appraisal Rights."

     It is not expected that any matter other than the approval of the Merger Agreement will be brought before the Special Meeting. If a proxy is given to vote FOR the approval of the Merger Agreement, or if no instructions are indicated on a properly executed and returned proxy, the persons named in such proxy will have the authority to vote in accordance with their best judgment on any other matter that may properly come before the Special Meeting.

     A vote FOR the approval of the Merger Agreement also constitutes a vote to grant authority to adjourn the Special Meeting from time to time if the holders of such proxies deem it advisable under the circumstances. However, no proxies instructing that they be voted AGAINST, or ABSTAIN from voting on, the Merger Agreement will be voted in favor of any such adjournment.

SOLICITATION OF PROXIES

     This proxy solicitation is being made on behalf of the Arcadian Board. Arcadian will pay the costs of soliciting proxies from its stockholders, except that PCS and Arcadian will share equally the cost of preparing and printing this Proxy Statement (including the related filing fees). Arcadian also will reimburse brokerage houses, custodians, fiduciaries and other nominees for their reasonable expenses of forwarding proxy materials to the beneficial owners of Arcadian Common Stock and Arcadian Preferred Stock.


     Arcadian has retained D.F. King & Co., Inc., as the Information Agent for the Merger proposal. The Information Agent will contact Arcadian stockholders by mail, telephone, telegram, personal interview or other means to encourage the return of proxies and will provide copies of this Proxy Statement and related proxy materials to such stockholders. The Information Agent has established a toll-free telephone number, (800) 848-3051, for Arcadian stockholders to call for information or requests for additional copies of this Proxy Statement or a form of proxy. In addition, prior to the Special Meeting the Arcadian stockholders may call the Information Agent at such toll-free telephone number to obtain information regarding the current market price of the PCS Common Stock. Arcadian will pay the Information Agent a base fee of $7,500 plus additional nominal amounts for each Arcadian stockholder contacted, and will reimburse the Information Agent for its reasonable out-of-pocket expenses incurred in connection with such services, none of which compensation will be contingent on the outcome of such efforts or will be based on the number of proxies received. In addition, directors, officers and employees of Arcadian may solicit proxies by mail, telephone, telegram, personal interview or otherwise, and such persons may meet with brokers, research analysts and other members of the investment community to discuss the Merger proposal.


     Arcadian stockholders should not send in their Arcadian Common Stock or Arcadian Preferred Stock certificates with their proxies. If the Merger Agreement is approved by the Arcadian stockholders and the Merger is completed, Arcadian will notify the stockholders when and where they should submit their certificates. See "The Merger -- Procedures for Exchange of Stock Certificates."

PRESENCE OF PUBLIC ACCOUNTANTS

     Representatives of KPMG Peat Marwick LLP, Arcadian's independent public accountants, are expected to be present at the Special Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                   THE MERGER

     The discussion in this Proxy Statement of the Merger and the description of the Merger Agreement's principal terms are subject to and qualified in their entirety by reference to the Merger Agreement, a copy of which is attached hereto as Annex I and is incorporated by reference herein.

BACKGROUND OF THE MERGER

     Since the formation of Arcadian, management has concentrated its efforts on the integration of the assets and operations of the five separate nitrogen businesses that Arcadian acquired in 1989, as well as acquiring and integrating the additional nitrogen production facilities that Arcadian acquired in 1993 in Trinidad and Lima, Ohio. In addition, management has caused the relocation of a refurbished ammonia production facility to Trinidad, is in the process of building a new ammonia production facility in Trinidad, and is evaluating the technical and economic feasibility of building additional nitrogen production facilities in Venezuela. Management also has taken significant steps to reduce the seasonality of Arcadian's cash flow through an emphasis on sales to industrial users of nitrogen products; to decrease Arcadian's exposure to fluctuations in the market price of natural gas, the primary raw material used in the production of nitrogen products; and to increase Arcadian's corporate flexibility and simplify its capital structure through the acquisition in 1995 of all of the publicly held limited partner interests in Arcadian Partners, L.P.

     In addition to taking the major actions described above and a number of other steps that have resulted in Arcadian's current pre-eminent position in the nitrogen industry, management of Arcadian and the Arcadian

Board have periodically reviewed Arcadian's general strategic alternatives and opportunities to increase stockholder value. Although the Arcadian Board considers Arcadian's current position in the nitrogen industry to be strong, the Arcadian Board believes that a combination of Arcadian's nitrogen business with a strong potash and/or phosphate business would result in a more balanced business that would be less cyclical and less dependent on the market price of natural gas. Consequently, the Arcadian Board has from time to time considered the possibility of combining Arcadian's business with that of a number of other potash and/or phosphate producers and was receptive to the inquiries described below.

     In July 1996, the Chairman of the Board of Freeport-McMoRan Inc. ("Freeport") contacted William A. McMinn, the Chairman of the Arcadian Board, to inquire whether the Arcadian Board would be interested in discussing a potential business combination of Freeport and Arcadian. On July 31, 1996, Arcadian contacted Credit Suisse First Boston to act as financial advisor in connection with the discussions relating to such a potential business combination. On August 2, 1996, Arcadian and Credit Suisse First Boston entered into a letter agreement pursuant to which Arcadian engaged Credit Suisse First Boston as its exclusive financial advisor. Representatives of Freeport and Arcadian subsequently negotiated a non-binding letter of intent regarding the potential combination (the "Freeport Letter of Intent"), which the parties executed on August 5, 1996. The potential business combination contemplated by the Freeport Letter of Intent would have involved the formation of a new company ("Newco"), which would have acquired (a) each outstanding share of Arcadian Common Stock in exchange for 0.658 share of Newco common stock and (b) each outstanding share of Freeport common stock in exchange for one share of Newco common stock. The Freeport Letter of Intent contemplated that the Arcadian Preferred Stock would have been converted into a new series of preferred stock issued by Newco having terms substantially equivalent to the terms of the Arcadian Preferred Stock, except that it would have been convertible into Newco common stock. The Freeport Letter of Intent further provided that, while not a condition to the combination, Freeport would provide to Freeport-McMoRan Resource Partners, Limited Partnership ("FRP") an opportunity to participate in a transaction that would convert the publicly held limited partner units of FRP into common stock of Newco.

     On August 6, 1996, the Arcadian Board met to discuss the potential business combination of Arcadian with Freeport. Mr. McMinn reviewed for the directors the details of the proposed combination. Following an extensive discussion of the matter, the Arcadian Board authorized management to pursue the negotiation of a definitive agreement with Freeport with respect to the combination and to address certain issues identified by management relating to the structure of the combination and, therefore, its value to Arcadian stockholders.

     On August 7, 1996, Arcadian and Freeport issued a joint press release announcing their execution of the Freeport Letter of Intent, and Arcadian filed with the Commission a Current Report on Form 8-K which included a copy of the Freeport Letter of Intent as an exhibit.

     On August 23, 1996, the Board of Directors of PCS authorized Charles E. Childers, the Chairman of the Board, President and Chief Executive Officer of PCS, to negotiate, on behalf of PCS, the acquisition of Arcadian for consideration payable in cash or shares of PCS, subject to approval by the Executive Committee of the Board of Directors of PCS of the structure and material terms of any acquisition so negotiated. Following the PCS Board of Directors meeting, Mr. Childers contacted Mr. McMinn and requested a meeting with him on the following day.

     On August 24, 1996, Messrs. Childers and McMinn met, and Mr. Childers described to Mr. McMinn a proposal for PCS to acquire Arcadian, the terms of which were set forth in a letter and an unsigned draft of a letter of intent, each dated August 23, 1996, which subsequently were delivered to Mr. McMinn on August 25, 1996. In the letters, PCS proposed to acquire Arcadian at a price of $24.50 per share of Arcadian Common Stock, consisting of $12.25 in cash and $12.25 in PCS Common Stock. The proposal required Arcadian to agree to pay PCS a $35 million "break-up" fee in the event that Arcadian elected to pursue an alternative transaction. Mr. Childers requested that Arcadian enter into a letter of intent containing such terms and that Mr. McMinn recommend the transaction to the Arcadian Board. Mr. McMinn declined Mr. Childers' request but agreed to convey the PCS proposal (without any recommendation) to the Arcadian Board.

     On August 25, 1996, Messrs. Childers and McMinn met again. Mr. Childers proposed to Mr. McMinn that PCS acquire Arcadian at a price of $25.50 per share of Arcadian Common Stock, consisting of $12.25 in cash and $13.25 in PCS Common Stock. Mr. Childers asked that Arcadian enter into the letter of intent in the form previously provided (including the break-up fee provision) and that Mr. McMinn recommend the transaction to the Arcadian Board. Mr. McMinn declined Mr. Childers' request but agreed to convey the PCS proposal (without any recommendation) to the Arcadian Board.

     On August 26, 1996, following further discussions with Mr. McMinn, Mr. Childers proposed to Mr. McMinn that PCS acquire Arcadian at a price of $26 per share of Arcadian Common Stock, consisting of $12.25 in cash and $13.75 in PCS Common Stock. Mr. Childers repeated his request that Arcadian enter into the letter of intent in the form previously provided (including the break-up fee provision) and that Mr. McMinn recommend the transaction to the Arcadian Board. Mr. Childers stated that the offer was valid for two hours. Mr. McMinn again declined Mr. Childers' request. In response to an inquiry from Mr. McMinn, Mr. Childers then asked him to present to the Arcadian Board a proposal by PCS to acquire Arcadian at a price of $25.50 per share of Arcadian Common Stock, consisting of $12.25 in cash and $13.25 in PCS Common Stock, subject to Arcadian agreeing to a $35 million break-up fee.

     On August 27, 1996, the Arcadian Board met to discuss the proposed transactions with Freeport and PCS. Mr. McMinn, with the assistance of J.D. Campbell, the President and Chief Executive Officer of Arcadian, reviewed the principal terms of the potential business combination with Freeport. Mr. McMinn presented the last proposal made by Mr. Childers for PCS to acquire Arcadian, but he did not make any recommendation concerning such proposal to the Arcadian Board. The Arcadian Board discussed both potential transactions at length. The Arcadian Board also discussed the possibility of Arcadian remaining an independent entity. Representatives of Credit Suisse First Boston discussed the potential Freeport and PCS transactions with the Arcadian Board and advised it that, based on the last reported sale price per share of Freeport common stock on August 26, 1996, an acquisition of Arcadian by PCS at $26 per share would represent a higher per share value for the holders of Arcadian Common Stock than would the potential business combination with Freeport, which Credit Suisse First Boston determined to have an implied value of $23.03 per share. Credit Suisse First Boston recommended that Arcadian pursue negotiations with PCS. The Arcadian Board discussed its fiduciary duties under applicable law with legal counsel. Based on the advice of Credit Suisse First Boston and legal counsel as well as on the Arcadian Board's assessment that the proposed PCS acquisition of Arcadian was financially superior to the potential business combination of Arcadian with Freeport, the Arcadian Board made a good faith judgment that it would not be prudent in view of the Arcadian Board's fiduciary duties to decline to enter into negotiations with PCS.

     In the afternoon of August 27, 1996, following the Arcadian Board meeting, Mr. McMinn called the Chairman of the Board of Freeport and advised him that Arcadian had received a proposal from another company for the acquisition of Arcadian that the Arcadian Board deemed to be superior to the potential business combination with Freeport. The Chairman of the Board of Freeport responded to Mr. McMinn that Freeport would not raise its offer and that Arcadian should pursue such superior acquisition proposal.

     In the late afternoon of August 27, 1996, Messrs. McMinn and Childers discussed entering into a letter of intent contemplating the proposed acquisition in which the consideration payable by PCS to the holders of Arcadian Common Stock would consist of cash and PCS Common Stock valued at $26 per share, but without any provision for a break-up fee other than in a definitive merger agreement. Arcadian provided to PCS a letter of intent containing such terms and signed by Arcadian. PCS did not sign the letter of intent, and the parties subsequently agreed to proceed directly to the negotiation of a definitive merger agreement.

     Beginning on August 29, 1996, and continuing through the early afternoon of September 2, 1996, representatives of Arcadian and of PCS negotiated the terms of the proposed Merger Agreement.

     In the late morning of September 2, 1996, the Executive Committee of the PCS Board of Directors met to review the structure and material terms of the proposed transaction with Arcadian. After discussion, the PCS Executive Committee approved the acquisition of Arcadian on the terms contained in the Merger Agreement.

     In the early afternoon of September 2, 1996, the Arcadian Board met to consider the proposed transaction with PCS. Mr. McMinn reviewed the principal terms of the proposed acquisition of Arcadian by PCS, and Arcadian's legal and financial advisors discussed various legal, regulatory, accounting and financial issues relating to the proposed transaction. Following a thorough discussion of the matter, the Arcadian Board received the oral opinion of Credit Suisse First Boston, which was subsequently confirmed in writing, that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Arcadian Common Stock in the Merger is fair to such holders from a financial point of view. See "-- Fairness Opinion of Credit Suisse First Boston." The Arcadian Board then unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to, and in the best interests of, Arcadian and its stockholders, unanimously adopted the Merger Agreement, and unanimously resolved to recommend that the Arcadian stockholders vote for the approval of the Merger Agreement at the Special Meeting. See "-- Certain Transactions; Conflicts of Interests."

     In the mid-afternoon of September 2, 1996, promptly after the meeting of the Arcadian Board, Mr. McMinn contacted the Chairman of the Board of Freeport to inform him of the proposed Merger and to discuss the termination of the Freeport Letter of Intent. Arcadian subsequently formally terminated the Freeport Letter of Intent by a written notice delivered to Freeport.

     In the late afternoon of September 2, 1996, Arcadian, PCS and Merger Sub executed the Merger Agreement after receiving the approvals of the PCS Executive Committee and the Arcadian Board described above.

     On September 3, 1996, prior to the beginning of trading on the NYSE, TSE and ME, Arcadian issued a press release announcing the termination of the Freeport Letter of Intent, and Arcadian and PCS issued a joint press release announcing the proposed Merger and the execution of the Merger Agreement.

     Prior to the discussions leading to the execution of the Merger Agreement, except as described below, Arcadian and PCS had no material contracts, arrangements, understandings or relationships and had not engaged in any material negotiations or transactions. In 1994, representatives of PCS initiated discussions between representatives of PCS and Arcadian about a potential acquisition of Arcadian by PCS. Arcadian and PCS entered into a confidentiality agreement and exchanged certain information, and representatives of PCS and Arcadian met on several occasions. However, the discussions never progressed beyond the preliminary stage and did not result in any offer for Arcadian.

REASONS FOR THE MERGER; RECOMMENDATION OF THE ARCADIAN BOARD

     At a special meeting of the Arcadian Board held on September 2, 1996, the Arcadian Board received presentations concerning, and reviewed the terms of, the Merger Agreement with members of Arcadian's management and its legal counsel and financial advisors. At the meeting, the Arcadian Board unanimously determined that the Merger, upon the terms and conditions set forth in the Merger Agreement, is fair to, and in the best interests of, Arcadian and its stockholders. ACCORDINGLY, THE ARCADIAN BOARD HAS UNANIMOUSLY ADOPTED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE ARCADIAN STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT AT THE SPECIAL MEETING. See "-- Background of the Merger" and "-- Certain Transactions; Conflicts of Interest."

     In reaching its determination, the Arcadian Board considered a number of factors, including the following principal factors:

          (a) The consideration to be received by the Arcadian stockholders in the Merger. The Arcadian Board considered the fact that if the market value of the Merger Consideration is $26 (the midpoint of the expected range of value), the Merger Consideration would represent an approximately 18% premium over the last reported sale price per share of Arcadian Common Stock ($22) on August 30, 1996 (the last trading day prior to the public announcement of the proposed Merger on September 3, 1996), and an approximately 26% premium over the last reported sale price per share of Arcadian Common Stock ($20.625) on August 6, 1996 (the last trading day prior to the public announcement of Arcadian's execution of the Letter of Intent with Freeport on August 7, 1996). The Arcadian Board also considered the potential premium over the highest reported sale price per share of Arcadian Common Stock prior to the public announcement of the proposed Merger on September 3, 1996 ($24.125 on November 13, 1995), the potential premium over the price per share at which the Arcadian Common Stock was originally offered to the public ($15.50 on August 4, 1995), and the potential premium over the price per share at which public trading in the Arcadian Common Stock commenced ($17.125 on August 4, 1995). See "-- Merger Consideration" and "Risk Factors -- Fluctuation in Amount and Market Value of Stock Consideration."

          (b) The cyclical nature of the nitrogen industry, and the effect that significant fluctuations in the prevailing market price of natural gas could have on Arcadian. The Arcadian Board believed that the diversification resulting from the combination of PCS's potash and phosphate businesses with Arcadian's nitrogen businesses would result in a company with a more balanced product mix that would be less exposed to the cyclical market for nitrogen products and less dependent on the market price of natural gas.

          (c) The ability of Arcadian stockholders who wish to do so to continue to participate in the growth of the businesses conducted by PCS and Arcadian after the Merger and to benefit from the potential appreciation in the value of PCS Common Stock, while realizing an immediate premium for their shares of Arcadian Common Stock and obtaining tax-free treatment to the extent that they receive shares of PCS Common Stock in the Merger. See "Certain Income Tax Considerations."

          (d) The Arcadian Board's review of other strategic alternatives, including possible business combinations with other companies. See
     "-- Background of the Merger." Based upon its review of other strategic alternatives and the advantages that could be achieved from Arcadian's acquisition by PCS, the Arcadian Board did not believe that a transaction (whether in the form of a business combination, acquisition or otherwise) with any other company could reasonably be expected to offer advantages comparable to those presented by an acquisition by PCS.

          (e) Information provided by Arcadian's legal counsel with respect to the United States federal income tax consequences of the Merger to Arcadian stockholders. The Arcadian Board was advised that, for United States federal income tax purposes, each holder of Arcadian Common Stock who participates in the Merger generally will recognize taxable gain in an amount equal to the lesser of (i) the excess of the sum of the cash and the fair market value of the PCS Common Stock received over such holder's tax basis in the Arcadian Common Stock so exchanged and (ii) the amount of cash received. See "Certain Income Tax Considerations."

          (f) Arcadian's and PCS's respective businesses, assets, liabilities, managements, strategic objectives, competitive positions and prospects.

          (g) The presentation of Credit Suisse First Boston delivered to the Arcadian Board on September 2, 1996, including, without limitation, Credit Suisse First Boston's opinion that, as of such date and based upon and subject to certain matters stated therein, the consideration to be received by the holders of Arcadian Common Stock in the Merger is fair to such holders from a financial point of view. Credit Suisse First Boston subsequently confirmed its initial fairness opinion by the delivery of a subsequent fairness opinion dated as of the date of this Proxy Statement. A copy of the subsequent fairness opinion of Credit Suisse First Boston is attached hereto as Annex II. See "-- Fairness Opinion of Credit Suisse First Boston."

          (h) The terms and conditions of the Merger Agreement, including the amount and the form of the Merger Consideration, the parties' representations, warranties, covenants and agreements, and the conditions to their respective obligations to consummate the Merger. The Arcadian Board, based on presentations by its financial advisors and legal counsel, determined that the terms and conditions of the Merger Agreement, including the nature of the representations and warranties of Arcadian, the limited conditions to PCS's obligation to close the Merger, and the ability of Arcadian to consider alternative business combination proposals (as further described below in paragraph (i)), are generally favorable to Arcadian. See "Certain Provisions of the Merger Agreement."

          (i) The terms of the Merger Agreement that permit the Arcadian Board to terminate the Merger Agreement if the Arcadian Board shall have determined, in its good faith judgment after consultation with legal counsel and financial advisors, that the Arcadian Board's fiduciary duties require termination of the Merger Agreement. The Arcadian Board noted that the Merger Agreement provides that in the event of a termination of the Merger Agreement under certain circumstances, Arcadian would be obligated to pay PCS an amount equal to $25 million (representing approximately 2.1% of the estimated value of the aggregate Merger Consideration) plus all out-of-pocket expenses incurred by PCS in connection with the Merger Agreement, the Merger and all related transactions. Based upon, among other things, the presentation to the Arcadian Board of certain information relating to the amounts of similar fees and provisions in other recent business combinations, the Arcadian Board did not view such fee and reimbursement provisions of the Merger Agreement as unreasonably impeding any interested third party from proposing an alternative transaction. See "Certain Provisions of the Merger Agreement -- Termination" and "-- Fees and Expenses."

          (j) The possible strategic growth opportunities that might be available to Arcadian absent the Merger. Based upon its review of the possible strategic growth opportunities that might be available to Arcadian as an independent entity, the Arcadian Board believed that the Arcadian stockholders would benefit most from the potential acquisition by PCS.

          (k) The fact that if the Merger is consummated, Arcadian stockholders would not receive the full benefit of any future growth in the value of their equity that Arcadian might have achieved as an independent entity, and the potential disadvantage to Arcadian stockholders who receive PCS Common Stock in the event that PCS does not perform as well in the future as Arcadian might have performed as an independent entity.

          (l) The fact that holders of Arcadian Preferred Stock will be entitled to receive the Redemption Premium payable on the Arcadian Preferred Stock upon the Mandatory Pre-Merger Conversion, subject to the limitation set forth in the Certificate of Designation that the aggregate value of the share (or fraction of a share) of Arcadian Common Stock constituting the Conversion Share plus the Redemption Premium cannot exceed the Redemption Price of the Arcadian Preferred Stock at the Effective Time.

     The foregoing discussion of information and factors considered and given weight by the Arcadian Board is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the proposed Merger, the Arcadian Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching their determinations. In addition, individual members of the Arcadian Board may have given different weights to different factors.

     THE ARCADIAN BOARD UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF ARCADIAN COMMON STOCK AND THE HOLDERS OF ARCADIAN PREFERRED STOCK VOTE FOR APPROVAL OF THE MERGER AGREEMENT. SEE "-- CERTAIN TRANSACTIONS; CONFLICTS OF INTEREST."

VOTING AGREEMENTS

     Each member of the Arcadian Board has agreed to vote all shares of Arcadian Common Stock and Arcadian Preferred Stock over which he exercises voting control for the approval of the Merger Agreement. On the Record Date, the members of the Arcadian Board exercised voting control over a total of approximately 2,881,946 shares of Arcadian Common Stock and 14,020 shares of Arcadian Preferred Stock, constituting in the aggregate approximately 6.5% of the total number of outstanding shares entitled to vote at the Special Meeting.

FAIRNESS OPINION OF CREDIT SUISSE FIRST BOSTON

     Introduction. Credit Suisse First Boston has acted as financial advisor to Arcadian in connection with the Merger. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

     In connection with Credit Suisse First Boston's engagement, Arcadian requested that Credit Suisse First Boston evaluate the fairness to the holders of Arcadian Common Stock from a financial point of view of the consideration to be received by such holders pursuant to the terms of the Merger Agreement.

     At a meeting of the Arcadian Board held on September 2, 1996, Credit Suisse First Boston delivered its oral opinion to the Arcadian Board that, as of the date of such opinion and based upon and subject to certain matters discussed with the Arcadian Board, the consideration to be received by holders of Arcadian Common Stock in the Merger is fair to such holders from a financial point of view. Credit Suisse First Boston's oral opinion was subsequently confirmed in writing, and was reconfirmed as of the date of this Proxy Statement. Certain financial analyses used by Credit Suisse First Boston in connection with its presentation to the Arcadian Board on September 2, 1996, are summarized under "-- Summary of Analyses" below.

     In arriving at its fairness opinion, Credit Suisse First Boston reviewed, among other things, (a) the Merger Agreement; (b) certain publicly available business and financial information relating to Arcadian and PCS; and (c) certain other information, including financial forecasts for Arcadian and PCS prepared by their respective managements. Credit Suisse First Boston also held discussions with members of the managements of Arcadian and PCS regarding the business and prospects of their respective companies. In addition, Credit Suisse First Boston reviewed the reported sale prices and trading activity for the Arcadian Common Stock and the PCS Common Stock, compared certain financial and stock market information for Arcadian and PCS with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the nitrogen fertilizer and chemical products industry, and performed such other studies and analyses as Credit Suisse First Boston considered appropriate.

     In connection with its fairness opinion, Credit Suisse First Boston did not assume responsibility for independent verification of any information provided to or otherwise reviewed by Credit Suisse First Boston and relied upon its being complete and accurate in all material respects. With respect to the financial forecasts reviewed, Credit Suisse First Boston assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of Arcadian's and PCS's managements as to the future financial performance of Arcadian and PCS, respectively. Credit Suisse First Boston also assumed, with the consent of Arcadian, that the Merger will qualify as a reorganization under Section 368(a)(2)(D) of the Code, and that it will be consummated in accordance with the Merger Agreement. In addition, Credit Suisse First Boston did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Arcadian or PCS, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston's opinion is necessarily based on information available to it and financial, economic, market and other conditions as they existed and could be evaluated on the date of Credit Suisse First Boston's fairness opinion. Credit Suisse First Boston expressed no opinion as to what the value of the PCS Common Stock actually would be when issued pursuant to the Merger or the prices at which the PCS Common Stock would trade subsequent to the Merger. Although Credit Suisse First Boston evaluated the fairness of the consideration to be received by the holders of Arcadian Common Stock in the Merger from a financial point of view, the specific consideration payable in the Merger was determined by Arcadian and PCS through arm's length negotiation. No other limitations were imposed by Arcadian on Credit Suisse First Boston with respect to the investigations made or procedures followed by Credit Suisse First Boston.

     THE FULL TEXT OF THE FAIRNESS OPINION OF CREDIT SUISSE FIRST BOSTON, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS ANNEX II AND IS INCORPORATED BY REFERENCE HEREIN. ARCADIAN STOCKHOLDERS ARE URGED TO READ SUCH OPINION IN ITS ENTIRETY. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. Credit Suisse First Boston consented to the inclusion of its fairness opinion as an annex to this Proxy Statement. Credit Suisse First Boston's opinion was directed only to the fairness of the consideration to be received by stockholders of Arcadian in the Merger from a financial point of view, does not address any other aspects of the Merger or any related transaction, and does not constitute a recommendation to any stockholder of Arcadian as to the manner in which such stockholder should vote at the Special Meeting.

     Summary of Analyses. The following is a summary of the material financial analyses used by Credit Suisse First Boston in connection with its presentation to the Arcadian Board on September 2, 1996, and delivery of its fairness opinion to the Arcadian Board, and does not purport to be a complete description of the analyses conducted by Credit Suisse First Boston in arriving at its opinion.

     -- Discounted Cash Flow Analysis. Credit Suisse First Boston performed a discounted cash flow analysis of the projected unleveraged free cash flows of Arcadian for the years ended December 31, 1996 through 2006, based upon (a) certain operating and financial assumptions, forecasts and other information prepared and/or provided by the management of Arcadian (the "Base Case"), (b) revised estimates of these operating and financial assumptions, forecasts and other information assuming, among other things, lower reference prices to develop prices for Arcadian's major products and greater inflation rates for natural gas costs (the "Low Case"), and (c) revised estimates of these operating and financial assumptions, forecasts and other information assuming, among other things, increased reference prices to develop prices for Arcadian's major products (the "High Case"). Credit Suisse First Boston utilized "Base Case," "Low Case" and "High Case" scenarios for Arcadian merely as points of reference for the Arcadian Board and in no way intended to suggest parameters or forecasts as to minimum or maximum enterprise and equity valuation ranges for Arcadian. This analysis resulted in a reference range for Arcadian Common Stock of $20.43 to $23.49 per share in the Base Case, $11.44 to $13.11 per share in the Low Case, and $26.70 to $30.71 per share in the High Case.

     -- Comparable Company Analysis. Credit Suisse First Boston reviewed and compared certain financial, operating and stock market information of Arcadian with the following selected publicly traded nitrogen fertilizer companies: First Mississippi Corporation, Mississippi Chemical Corporation, Terra Industries, Inc., and Viridian Inc. (the "Nitrogen Comparable Companies"). In addition, Credit Suisse First Boston reviewed and compared certain financial, operating and stock market information of Arcadian with the following selected publicly traded phosphate/potash fertilizer companies: Freeport, IMC Global Inc. and PCS (the "Phosphate Comparable Companies" and, together with the Nitrogen Comparable Companies, the "Comparable Companies"). Credit Suisse First Boston derived multiples of adjusted market value relative to estimated earnings before interest, income taxes, depreciation and amortization ("EBITDA") for the 1996 and 1997 fiscal years. In addition, Credit Suisse First Boston derived multiples of equity values relative to estimated earnings per share for the 1996 and 1997 fiscal years. Credit Suisse First Boston then calculated the imputed value of Arcadian Common Stock by applying forecasted EBITDA and earnings per share for fiscal year 1997 to the multiples derived from its analysis of the Comparable Companies. This analysis resulted in a reference range for shares of Arcadian Common Stock of $19 to $24 per share.

     -- Comparable Transaction Analysis. Using publicly available information, Credit Suisse First Boston determined that only Terra Industries, Inc.'s acquisition of Agricultural Minerals & Chemicals Inc. in 1994 (the "Comparable Transaction") was susceptible to comparison to the Merger contemplated by the Merger Agreement. Applying the Comparable Transaction latest 12 months EBITDA multiple of 3.5x, Credit Suisse First Boston derived a reference value of $23.45 per share for the Arcadian Common Stock. Based upon the lack of other comparable transactions, Credit Suisse First Boston concluded, however, that the valuation derived from its analysis of the Comparable Transaction was not as relevant as the other valuation methodologies utilized in its analysis, but that it did lend support to the ranges suggested by such other valuation methodologies.

     -- Historical Stock Trading Ranges. Credit Suisse First Boston also analyzed public trading price and volume data for the Arcadian Common Stock and the PCS Common Stock, as reported on the NYSE Composite Tape, for the period from August 31, 1995, through August 30, 1996. The Arcadian data included the high, low and average sale prices per share of Arcadian Common Stock of $24.125, $18.25 and $20.666, respectively, during the year ended August 30, 1996; and the high, low and average sale prices per share of Arcadian Common Stock of $23.125, $18.50 and $20.481, respectively, during the 26-week period ended August 30, 1996. Credit Suisse First Boston also considered the all-time high public trading price per share of $24.125 on November 13, 1995, and the all-time low public trading price per share of $17.125 on August 10, 1995. The PCS data included the high, low and average closing sale prices per share of PCS Common Stock of $80.375, $56.875 and $68.316, respectively, during the year ended August 30, 1996. The information also reflected that at no time during such year had the sale price per share of PCS Common Stock exceeded

$83.25. This data indicated that at no time during the periods examined did the highest sale price per share of Arcadian Common Stock exceed $25 (the low point on the expected range of value of the Merger Consideration). See
"Summary -- Comparative Stock Prices" and "-- Reasons for the Merger; Recommendation of the Arcadian Board."

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the process underlying Credit Suisse First Boston's fairness opinion. In arriving at its fairness opinion, Credit Suisse First Boston considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fairness opinion, Credit Suisse First Boston did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the above analyses as a comparison is identical to Arcadian or PCS or the Merger. The analyses were prepared solely for purposes of Credit Suisse First Boston providing its opinion to the Arcadian Board as to the fairness of the consideration to be received by the holders of Arcadian Common Stock in the Merger from a financial point of view, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of Arcadian, PCS, their respective advisors or any other person, and are inherently uncertain. Actual future results may be materially different from those forecast.

     Fee and Other Information. Credit Suisse First Boston provides a full range of financial, advisory and brokerage services, and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of Arcadian and/or PCS for its own account and for the accounts of customers.

     Pursuant to a letter agreement dated August 2, 1996, as amended on August 26, 1996, and August 30, 1996 (collectively the "Engagement Letter"), Arcadian engaged Credit Suisse First Boston to act as its financial advisor. Pursuant to the terms of the Engagement Letter, Arcadian has agreed to pay Credit Suisse First Boston an initial retainer of $100,000 and an additional fee payable upon Credit Suisse First Boston's delivery of its fairness opinion of $400,000. In addition, pursuant to the Engagement Letter, Arcadian has agreed to pay Credit Suisse First Boston a transaction fee of $3,500,000 upon consummation of the Merger. Arcadian also has agreed to reimburse Credit Suisse First Boston for its reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Credit Suisse First Boston and certain related persons against certain liabilities, including certain liabilities under the federal securities laws.

     As described above, Credit Suisse First Boston's opinion to the Arcadian Board was one of many factors taken into consideration by the Arcadian Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Credit Suisse First Boston and is qualified by reference to the fairness opinion of Credit Suisse First Boston set forth in Annex II hereto.

FORM OF THE MERGER

     If the approval of the Arcadian stockholders is obtained and all other conditions to the Merger are satisfied or waived, Arcadian will be merged with and into Merger Sub, with Merger Sub being the Surviving Corporation.

MERGER CONSIDERATION

     The Merger Agreement provides that at the Effective Time, subject to adjustment and to certain exceptions, each outstanding share of Arcadian Common Stock (including each share resulting from the Mandatory Pre-Merger Conversion of the outstanding shares of Arcadian Preferred Stock, but excluding any shares held by Arcadian, PCS or their respective subsidiaries and any Dissenting Shares) will be converted into the right to receive the Merger Consideration consisting of (a) $12.25 in cash (the "Cash

Consideration") and (b) a fraction of a share of PCS Common Stock (the "Stock Consideration") expected to have a market value of between $12.75 and $14.75. Consequently, the Merger Consideration payable with respect to each outstanding share of Arcadian Common Stock is expected to have a market value of between $25 and $27.

     The fraction of a share of PCS Common Stock constituting the Stock Consideration will be determined based on the average of the daily high and low trading prices of the PCS Common Stock on the New York Stock Exchange (the "NYSE") during the 20 consecutive days on which shares of PCS Common Stock are traded on the NYSE ending two trading days prior to the anticipated Effective Time (the "Final PCS Common Stock Price"). The fraction of a share of PCS Common Stock constituting the Stock Consideration, expressed as a decimal and with the result rounded up or down to the nearest one one-thousandth, will be equal to:

          (a) if the Final PCS Common Stock Price is at least $72 but not greater than $83.25, then 0.17713;

          (b) if the Final PCS Common Stock Price is less than $72, then the lesser of (i) 0.21250 and (ii) the quotient of $12.75 divided by the Final PCS Common Stock Price; and

          (c) if the Final PCS Common Stock Price is greater than $83.25, then the greater of (i) 0.16389 and (ii) the quotient of $14.75 divided by the Final PCS Common Stock Price.

If the Final PCS Common Stock Price is less than $60, the market value of the Stock Consideration will be less than $12.75. If the Final PCS Common Stock Price is greater than approximately $90, the market value of the Stock Consideration will be greater than $14.75. If the Final PCS Common Stock Price is less than approximately $65 or greater than approximately $90, either PCS or Arcadian may, but will not be obligated to, terminate the Merger Agreement.

     For tax reasons, the Merger Agreement provides that the amount of the Cash Consideration may be decreased, and the amount of the Stock Consideration increased by the same dollar value, if necessary to cause the aggregate value of the PCS Common Stock to be issued in the Merger to constitute at least 47.94% of the Total Consideration (as defined herein). As used herein, the term "Total Consideration" means the sum of (a) the aggregate Merger Consideration, (b) the value of any Dissenting Shares, and (c) any amount paid in redemption of Arcadian Common Stock and Arcadian Preferred Stock, other than redemptions undertaken in the ordinary course of business and not in contemplation of the Merger, within one year prior to the Effective Time. The only such redemptions that will have occurred during the one year prior to the Merger will be any redemptions occurring as a part of the Merger, including the payment of cash in lieu of the issuance of (a) fractional shares of Arcadian Common Stock upon the Mandatory Pre-Merger Conversion of Arcadian Preferred Stock and (b) fractional shares of PCS Common Stock upon the occurrence of the Merger. Solely for purposes of the foregoing computation, the shares of PCS Common Stock to be received by any Five Percent Holder (as defined herein), other than any Five Percent Holder who has delivered to Arcadian a statement satisfactory to Arcadian to the effect that such Five Percent Holder then has no intention to dispose of the shares of PCS Common Stock to be received by such Five Percent Holder in the Merger for a period of two years after the Effective Time, shall be considered to be cash rather than shares of PCS Common Stock. As used herein, the term "Five Percent Holder" means any stockholder of Arcadian who, immediately prior to the Effective Time, is the owner of five percent or more of the aggregate number of shares of Arcadian Common Stock then outstanding, including shares of Arcadian Common Stock resulting from the Mandatory Pre-Merger Conversion of the outstanding shares of Arcadian Preferred Stock.

     PCS and Arcadian anticipate that the Effective Time will occur as promptly as practicable following the satisfaction or waiver of each condition to the Merger, including approval of the Merger Agreement by the Arcadian stockholders. The Merger Agreement provides that the Valuation Period will end two trading days prior to the anticipated Effective Time, at which time the number of shares of PCS Common Stock constituting the Stock Consideration will be fixed. The market price of PCS Common Stock at the Effective Time and thereafter may be higher or lower than the Final PCS Common Stock Price, and as a result, the market value of the Stock Consideration at the Effective Time and thereafter may be more or less than the market value of the Stock Consideration based upon the Final PCS Common Stock Price.

     In lieu of fractional shares of PCS Common Stock, PCS will pay to each Arcadian stockholder who would otherwise be entitled to receive a fractional share an amount in cash equal to the product of (a) such fractional share to which such holder would otherwise be entitled multiplied by (b) the Final PCS Common Stock Price.

FINANCING

     The total Cash Consideration to be paid by Merger Sub in the Merger will be invested in Merger Sub by PCS (directly or indirectly), which will make such investment, in whole or in part, with borrowings under a credit facility extended to PCS by a syndicate of Canadian and foreign banks (the "Credit Facility"). The Credit Facility was established pursuant to a credit agreement dated as of October 4, 1996. The Credit Facility provides for aggregate unsecured advances of $1.45 billion which may be used (a) to pay all or a portion of the aggregate Cash Consideration in the Merger, (b) to refinance debt owing by PCS pursuant to a credit agreement dated as of April 10, 1995, as amended, and (c) for general corporate purposes. The Credit Facility has an initial revolving period of one year which may be extended with the unanimous consent of the lenders. The Credit Facility provides for 20 quarterly payments of principal beginning following the end of the revolving period, each of which payments is in the amount of 1% of the principal outstanding at the end of the revolving period, and a final payment of the remaining principal five years and one day following the end of the revolving period. The maximum annual rate of interest on the principal amounts outstanding and not in default under the Credit Facility is LIBOR plus 0.5%. Interest on such amounts will be payable throughout the term of the Credit Facility in accordance with the applicable LIBOR period. The Credit Facility provides that, subject to certain conditions, amounts outstanding thereunder may be prepaid at any time without penalty.

     Merger Sub intends to commence, shortly after the date hereof, a tender offer to purchase for cash all $340 million principal amount of Arcadian's outstanding 10 3/4% Series B Senior Notes due 2005 (the "Senior Notes"), together with a related consent solicitation to delete certain covenants in the indenture governing the Senior Notes (collectively the "Senior Notes Tender Offer and Consent Solicitation"). The Senior Notes Tender Offer and Consent Solicitation is conditioned upon, among other things, the consummation of the Merger, and is expected to close on or about the Effective Time of the Merger. Merger Sub intends to pay the costs of the Senior Notes Tender Offer and Consent Solicitation with funds obtained by PCS from existing cash and short-term investments and from borrowings under the Credit Facility and a short-term loan to be provided by a bank. (Under the indenture governing the Senior Notes, each holder of the Senior Notes has the right to require Arcadian to purchase all or any part of such holder's Senior Notes at a purchase price equal to 101% of the principal amount thereof plus any accrued and unpaid interest to the date of purchase.)

     Immediately after the Special Meeting, Arcadian intends, at the request of PCS, to redeem all $185 million principal amount of its outstanding First Mortgage Notes pursuant to the note agreement governing the First Mortgage Notes (the "First Mortgage Notes Redemption"). The First Mortgage Notes Redemption will entail the payment by Arcadian of an additional make-whole premium of approximately $25 million to the holders of the First Mortgage Notes. Arcadian intends to pay the total cost of the First Mortgage Notes Redemption of approximately $210 million with funds obtained from existing cash and short-term investments.

     See Note 6 of the Notes to the Pro Forma Consolidated Financial Statements.

PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES

     Upon consummation of the Merger, PCS shall make available to ChaseMellon Shareholder Services, L.L.C., 85 Challenger Road, Ridgefield Park, New Jersey 07660, or such other institution as may be designated by PCS (the "Exchange Agent"), for the benefit of the holders of shares of Arcadian Common Stock (including shares resulting from the Mandatory Pre-Merger Conversion of the outstanding shares of Arcadian Preferred Stock, but excluding any shares held by Arcadian, PCS or their respective subsidiaries and any Dissenting Shares), for exchange, certificates evidencing shares of PCS Common Stock and cash (to be furnished by Merger Sub) in amounts required to be exchanged for shares of Arcadian Common Stock in the Merger.

     As promptly as practicable after the Effective Time, the Exchange Agent shall mail to each holder of a certificate formerly representing shares of Arcadian Common Stock or Arcadian Preferred Stock (each a "Certificate") (a) a Letter of Transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and (b) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

     Upon surrender to the Exchange Agent of a Certificate for cancellation, together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration.

     No dividends or other distributions declared or made after the Effective Time with respect to PCS Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of PCS Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable laws, following surrender of any such Certificate, the holder of whole shares of PCS Common Stock issued in exchange therefor, will be paid without interest, (a) the amount of any cash payable with respect to a fractional share of PCS Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of PCS Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of PCS Common Stock.

     At the Effective Time, the stock transfer books of Arcadian shall be closed and there shall be no further registration of transfers of shares of Arcadian Common Stock or Arcadian Preferred Stock thereafter on the records of Arcadian. From and after the Effective Time, (a) the holders of Certificates representing shares of Arcadian Preferred Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Arcadian Preferred Stock, except as otherwise provided in the Certificate of Designation, in the Merger Agreement or by law, and (b) the holders of Certificates representing shares of Arcadian Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Arcadian Common Stock, except as otherwise provided in the Merger Agreement or by law.

EFFECTIVE TIME

     The Merger Agreement provides that as promptly as practicable after the satisfaction or waiver of all conditions to the Merger, the Merger will be effected by the filing of a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with applicable law. The date and time of the filing of the Certificate of Merger are referred to herein as the "Effective Time."

STOCK EXCHANGE LISTINGS

     PCS has filed applications to list the shares of PCS Common Stock to be issued in connection with the Merger on the NYSE, TSE and ME, subject to approval of the Merger Agreement by the Arcadian stockholders and to official notice of issuance. The PCS Common Stock is listed for trading on the NYSE, TSE and ME under the symbol "POT."

TREATMENT OF ARCADIAN OPTIONS AND RELATED MATTERS

     Options. Pursuant to the Merger Agreement and instructions received from PCS, Arcadian has taken all necessary actions to implement the provisions of clause (1) of Section 6(j) of its Stock Option Plan, as amended (the "U.S. Option Plan"), with respect to the outstanding options to purchase Arcadian Common Stock granted under the U.S. Option Plan. Subject to certain conditions set forth in the U.S. Option Plan, clause (1) of Section 6(j) permits Arcadian to accelerate the time at which the then outstanding options, whether vested or not, may be exercised in full for a limited period of time on or before a specified date

(which, in the case of the Merger, will permit the holders of the options to participate in the Merger with the shares of Arcadian Common Stock received upon the exercise of such options) to be fixed by the Committee (as defined in the U.S. Option Plan), after which specified date all unexercised options and all rights of the optionees thereunder will terminate. In accordance with clause (1) of Section 6(j), the Committee has fixed February 20, 1997, as the date through which all outstanding options granted under the U.S. Option Plan may be exercised prior to the Merger. In addition, Arcadian has taken all necessary actions to cause the options to purchase Common Stock granted under the 1994 Stock Option Plan for Key Employees of Arcadian Trinidad Ammonia Limited and Arcadian Trinidad Urea Limited (the "Trinidad Option Plan") to be treated in the same manner. At December 31, 1996, there were outstanding options to purchase 721,401 shares of Arcadian Common Stock granted under the U.S. Option Plan and outstanding options to purchase 67,500 shares of Arcadian Common Stock granted under the Trinidad Option Plan.

     SARs. Pursuant to the Merger Agreement, Arcadian has taken all necessary actions to amend its Stock Appreciation Rights Plan, as amended (the "SAR Plan"), to provide that at the Effective Time, each stock appreciation right unit granted under the SAR Plan ("SAR") that is outstanding immediately prior to the Effective Time will be converted into cash in an amount equal to the Merger Consideration less the applicable Award Price (as set forth in the applicable SAR agreement) of such SAR. At December 31, 1996, there were 219,607 outstanding SARs.

     Restricted Stock. The Merger Agreement provides that immediately prior to the Effective Time, all restrictions relating to all shares of Arcadian Common Stock theretofore granted pursuant to Arcadian's Restricted Stock Plan (the "Restricted Stock Plan") will lapse, and all conditions to the holders' receipt of such shares free of any such restrictions will be deemed satisfied. At the Effective Time, each share of Arcadian Common Stock theretofore granted pursuant to the Restricted Stock Plan will be converted into the Merger Consideration. At December 31, 1996, there were 131,589 outstanding shares of Arcadian Common Stock issued pursuant to the Restricted Stock Plan.

     AAC Warrants. Each warrant ("AAC Warrant") issued pursuant to the Warrant Issuance Agreement dated as of May 31, 1989, between Arcadian and AAC Holdings, Inc., outstanding immediately prior to the Effective Time will expire at the Effective Time; however, the holders thereof will be entitled to receive the Merger Consideration that they would have been entitled to receive in the Merger if they had exercised such AAC Warrants and held shares of Arcadian Common Stock immediately prior to the Effective Time, less the exercise price of such AAC Warrants which will be deducted from the Cash Consideration. At December 31, 1996, there were outstanding AAC Warrants to purchase 234,853 shares of Arcadian Common Stock.

     B Warrants. Pursuant to the Merger Agreement, Arcadian will take action so that each outstanding warrant ("B Warrant") issued pursuant to the Warrant Agreement dated as of December 22, 1989, between Arcadian and Chemical Bank, as Warrant Agent, as amended, shall be deemed to constitute a warrant having such terms and conditions as are required by such Warrant Agreement. At December 31, 1996, there were outstanding B Warrants to purchase 258,538 shares of Arcadian Common Stock.

CERTAIN TRANSACTIONS; CONFLICTS OF INTEREST

     Certain members of Arcadian's management have interests in the Merger, in addition to their interests solely as stockholders of Arcadian, as described below.

     In connection with Arcadian's exploration of the possibility of entering into a business combination, the Arcadian Board authorized Arcadian to adopt certain severance programs for the benefit of Arcadian employees classified within various grade levels and to enter into employment agreements with the executive officers of Arcadian (the "Executives") providing for severance and related benefits (the "Employment Agreements"). The Employment Agreements provide that upon actual (other than for cause) or constructive termination of an Executive after the occurrence of a change of control of Arcadian (such as the Merger), the terminated Executive will be entitled to the payment, within 30 days after termination or at such later time as specified by the Executive (but no later than 36 months after termination) of an amount equal to the sum of (a) three times the Executive's base salary then in effect, (b) three times the average of all bonus, profit sharing and other incentive payments made to the Executive in respect of the two calendar years immediately preceding such termination, (c) a pro rata portion of the then current calendar year's targeted bonus, profit sharing and other incentive payments based on the number of months worked during such year, and (d) all other amounts or benefits owing or accrued to, vested in, or earned by the Executive through the termination date. The Employment Agreements provide for the continuation of various benefits for the terminated Executive for three years after the Executive's termination occurring after a change of control (such as the Merger), and provide for immediate vesting of all retirement benefits as well as credit for an additional three years of service for purposes of such retirement benefits. The Employment Agreements also provide for gross-up payments to protect the Executives from the effects of certain excise taxes.

     For additional information regarding the benefits to be received by the foregoing individuals as a result of the Merger, see "-- Treatment of Arcadian Options and Related Matters," and for additional information concerning the beneficial ownership of Arcadian Common Stock and Arcadian Preferred Stock by the directors and executive officers of Arcadian prior to the Merger, see "Beneficial Ownership of Securities -- Arcadian."

     Pursuant to the Merger Agreement, PCS and the Surviving Corporation have agreed that for a period of six years after the Effective Time, PCS shall cause to be maintained in effect (a) the indemnification provisions set forth in Arcadian's Restated Certificate of Incorporation, as amended, and its Amended and Restated Bylaws, in each case as of the date of the Merger Agreement, and
(b) Arcadian's current directors' and officers' liability insurance and fiduciary insurance policies, subject to specified limitations. PCS also has agreed to assume all obligations of Arcadian and any of its subsidiaries under any indemnification or similar agreements with any employee, officer or director of Arcadian in effect immediately prior to the Effective Time, in each case without releasing the indemnitor under such agreements. See "Certain Provisions of the Merger Agreement -- Indemnification and Insurance."

LITIGATION

     Following the public announcement on August 7, 1996, of Arcadian's execution of the Freeport Letter of Intent concerning a potential business combination with Freeport, five lawsuits were filed in the Court of Chancery of the State of Delaware in and for New Castle County on behalf of a purported class of all stockholders of Arcadian other than the defendants and their affiliates. Arcadian and some or all of its directors (including one former director, who was subsequently dismissed from the lawsuits) were named as defendants in the lawsuits. On September 5, 1996, following the public announcement of the proposed Merger on September 3, 1996, an amended complaint (the "Amended Complaint") was filed in two of the five lawsuits. PCS is named as an additional defendant in the Amended Complaint, but PCS has not yet received service of process. The Amended Complaint alleges generally that the defendants acted improperly in causing Arcadian to enter into the Merger Agreement, and seeks an injunction preventing the Merger, unspecified monetary damages, and other relief. On September 16, 1996, the court signed an order consolidating all five lawsuits and ordering that the Amended Complaint serve as the complaint in the consolidated action. The defendants believe the lawsuit is without merit. Nevertheless, Arcadian and the other defendants have entered into a memorandum of understanding (the "Memorandum of Understanding") with the plaintiffs providing for the conditional settlement of the litigation. In so doing, the defendants denied that they violated the law and agreed to settle the suit solely to eliminate the burden and expense of any further litigation relating to the Merger. In the Memorandum of Understanding, Arcadian and PCS agreed to modify and enhance the terms of the Merger in the following respects: (a) to reduce the termination fee payable under certain circumstances specified in
Section 9.02(b) of the Merger Agreement from $25 million to $20 million; (b) to provide that if the Final PCS Common Stock Price is less than $65 but at least $60, the Stock Consideration would increase such that the expected market value of the Stock Consideration would be approximately $12.75 per share; and (c) to extend the date provided in Section 8.01(b) after which the Merger Agreement may be terminated from February 28, 1997, to April 30, 1997. The Merger Agreement has been so amended. Arcadian also agreed, with PCS's approval, (a) to announce publicly, consistent with its past practices, its earnings for the fiscal year ended December 31, 1996, prior to the Special Meeting; and (b) to declare and pay, consistent with its ordinary practice, a regular quarterly dividend on the Arcadian Common Stock of at least $0.10 per share in April 1997, if the Merger has not been consummated by the time that payment of such a dividend would ordinarily be considered by the Arcadian Board. Arcadian and PCS also have agreed to pay the fees and expenses, if any, awarded by the court to the plaintiffs' counsel up to $450,000. The Memorandum of

Understanding provides that the parties will attempt in good faith to agree upon and enter into a stipulation of settlement of all claims asserted in the suit and all other claims, if any, arising out of or relating to the Merger (the "Stipulation"). The Stipulation will provide for, among other things, (a) the dismissal of all claims asserted in the lawsuit with prejudice; (b) class certification of a class of plaintiffs consisting of all persons other than defendants who owned Arcadian Common Stock or Arcadian Preferred Stock on August 7, 1996, and their successors in interest and transferees, immediate and remote, through and including the consummation of the Merger; and (c) the release by the plaintiffs of any and all claims relating to the Merger that they may have against the defendants and related persons. The release will not affect stockholders' appraisal rights. The consummation of the settlement is subject to certain conditions, including (a) the completion of confirmatory discovery by the plaintiffs to verify that the terms of the settlement are fair and reasonable; (b) the approval of the Stipulation by the Delaware court; and (c) the consummation of the Merger.

ACCOUNTING TREATMENT

     The Merger will be accounted for by PCS under the purchase method of accounting. Therefore, the aggregate consideration paid by PCS in connection with the Merger will be allocated to Arcadian's assets and liabilities based on their fair market values with any excess being treated as goodwill. The assets and liabilities and results of operations of Arcadian will be consolidated into the assets and liabilities and results of operations of PCS subsequent to the Effective Time.

APPROVALS AND CONSENTS

     In the Merger Agreement, subject to the terms thereof, PCS and Arcadian have agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement, including making all necessary filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). PCS and Arcadian each made the necessary filings under the HSR Act, and the waiting period thereunder expired at midnight on October 27, 1996.

ARCADIAN STOCKHOLDERS' APPRAISAL RIGHTS

     Holders of record of Arcadian Common Stock and holders of record of Arcadian Preferred Stock are entitled to appraisal rights under Section 262 ("Section 262") of the Delaware General Corporation Law (the "DGCL") in connection with the Merger. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262, which is reprinted in its entirety as Annex III to this Proxy Statement. Except as set forth herein and in Annex III, holders of Arcadian Common Stock and Arcadian Preferred Stock will not be entitled to appraisal rights in connection with the Merger.

     Under the DGCL, holders of record of Arcadian Common Stock and holders of record of Arcadian Preferred Stock who follow the procedures set forth in
Section 262 and who have not voted FOR the Merger will be entitled to have their shares of Arcadian Common Stock, including shares resulting from the Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock, appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, as determined by such court. Shares of Arcadian Common Stock as to which appraisal rights have been properly demanded pursuant to Section 262 and not waived or otherwise lost are referred to in this Proxy Statement as "Dissenting Shares."

     Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders (such as the Merger Agreement at the Special Meeting), then not less than 20 days prior to such meeting, the corporation whose stockholders are entitled to appraisal rights must notify each of its stockholders of record at the close of business on the record date for such meeting that such rights are available and must include in each such notice a copy of Section 262. This Proxy Statement and the accompanying Notice constitute such notice for purposes of the Special Meeting. Any stockholder of record who wishes to exercise appraisal rights should review the following discussion and Annex III carefully.

     A holder of Arcadian Common Stock or Arcadian Preferred Stock wishing to exercise appraisal rights must deliver to Arcadian, before the vote on the approval of the Merger Agreement at the Special Meeting, a written demand for appraisal of such shares. In addition, a holder of shares wishing to exercise appraisal rights must hold such shares of record on the date that the written demand for appraisal is made and must continue to hold such shares through the Effective Time.

     Only a holder of record of shares is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be fully and correctly executed by or on behalf of the holder of record, as such holder's name appears on the stock certificates. If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal on behalf of a holder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for such holder or holders. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record holder. Persons who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such broker or nominee. All written demands for appraisal should be sent or delivered to Arcadian Corporation, 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee 38115-4256, Attention: General Counsel, so as to be received before the vote on the approval of the Merger Agreement at the Special Meeting.

     Within 10 days after the Effective Time, the Surviving Corporation must send a notice as to the effectiveness of the Merger to each holder of record of Arcadian Common Stock and each holder of record of Arcadian Preferred Stock who submitted a timely written demand for appraisal and did not vote FOR or consent to the Merger. Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation, or any record holder of shares entitled to appraisal rights under Section 262 who has complied with the foregoing procedures, may file a petition in the Delaware Court of Chancery (the "Court") demanding a determination of the fair value of such shares. Merger Sub, which will become the Surviving Corporation upon consummation of the Merger, will not have any obligation, and has no present intention, to file any such petition. Accordingly, it will be the obligation of any Arcadian stockholders seeking appraisal rights to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     Within 120 days after the Effective Time, any record holder of shares who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statements must be mailed within 10 days after a written request therefor has been received by the Surviving Corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

     If a petition for appraisal is timely filed, the Court will fix a time and place for the hearing of such petition, and, if so ordered by the Court, notice of such hearing will be given to the Surviving Corporation and the record holders of shares who have complied with the procedures for perfection of their appraisal rights. At the hearing on such petition, the Court will determine the record holders of shares entitled to appraisal rights and will appraise the "fair value" of the shares of Arcadian Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Holders considering seeking appraisal should be aware that the fair value of the shares of Arcadian Common Stock as determined under Section 262 could be more than, the same as, or less than the market value of the Merger Consideration that they would otherwise receive if they did not seek appraisal of their shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and are otherwise admissible in court" should be considered in the appraisal proceedings. The Court also will determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares have been appraised. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable. The Court also may order that all or a portion of the expenses incurred by any record holder of shares in connection with an appraisal (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding) be charged pro rata against the value of all shares entitled to appraisal. No appraisal proceeding in the Court will be dismissed with respect to any Arcadian stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     Any record holder of shares who has duly demanded an appraisal in compliance with Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of Arcadian Common Stock or to holders of record of Arcadian Preferred Stock as of a date prior to the Effective Time).

     If any record holder of Arcadian Common Stock or Arcadian Preferred Stock who demands appraisal of shares under Section 262 fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the DGCL, the shares of Arcadian Common Stock (including shares issued as a result of the Mandatory Pre-Merger Conversion of the outstanding shares of Arcadian Preferred Stock) of such holder will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement. A record holder of shares will fail to perfect, or effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time. A record holder of shares may withdraw a demand for appraisal by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal and acceptance of the Merger at any time within 60 days after the Effective Time.

     FAILURE TO STRICTLY FOLLOW THE REQUIREMENTS AND CONDITIONS OF SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS WILL RESULT IN THE LOSS OF SUCH RIGHTS.

DELISTING AND DEREGISTRATION OF ARCADIAN COMMON STOCK AND ARCADIAN PREFERRED
STOCK

     If the Merger is consummated, the Arcadian Common Stock and Arcadian Preferred Stock will be delisted from the NYSE and will be deregistered under the Exchange Act.

RESALES OF PCS COMMON STOCK

     All shares of PCS Common Stock to be issued in connection with the Merger will have been registered under the Securities Act. Such shares of PCS Common Stock will be freely transferable by the holders thereof, except that (a) shares received by any person who may be deemed to be an affiliate within the meaning of Rule 145 under the Securities Act (an "Affiliate") of Arcadian may not be resold other than in transactions permitted by such Rule 145 or as otherwise permitted under the Securities Act, and (b) shares received by any person who is a party to an agreement not to transfer shares will be subject to the restrictions on transfer contained therein.

     Pursuant to the Merger Agreement, Arcadian has delivered to PCS a list of the names and addresses of those persons who, in Arcadian's reasonable judgment, will be Affiliates of Arcadian for purposes of Rule 145 at the time of the Special Meeting. Arcadian has agreed to provide PCS with such information and documents as PCS shall reasonably request for purposes of reviewing such list. Arcadian also has delivered to PCS a letter executed by each of the Affiliates of Arcadian identified in such list and has agreed to update such list if Arcadian becomes aware of any person who becomes an Affiliate of Arcadian subsequent to the delivery of such list and prior to the Effective Time.

                   CERTAIN PROVISIONS OF THE MERGER AGREEMENT

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of PCS, Arcadian and Merger Sub relating to, among other things, the following matters (which representations and warranties are subject, in certain cases, to specified exceptions): (a) the due organization, existence and good standing of, and similar corporate matters with respect to, each of PCS and its subsidiaries, Arcadian and its subsidiaries, and Merger Sub, and the organizational documents of each party; (b) the capitalization of each party; (c) the authorization, execution, delivery and enforceability of the Merger Agreement and the transactions contemplated thereby; (d) the absence, other than as disclosed, of
(i) any conflict with such party's organizational documents, applicable law, or certain contracts or (ii) any governmental or regulatory authorization, consent or approval required to consummate the Merger; (e) reports and other documents filed by PCS and Arcadian with the Commission and the accuracy of the information contained therein; (f) the accuracy of the information supplied in this Proxy Statement; (g) the absence of certain changes or events; (h) the absence of material pending or threatened litigation; (i) the absence, other than as disclosed, of changes to, and the qualification, operation and liability under, certain employee benefit plans of Arcadian and its subsidiaries; (j) certain tax matters of, and the payment of taxes by, Arcadian; (k) compliance with applicable laws by Arcadian; (l) compliance with applicable environmental laws and other environmental matters; (m) the absence of actions or failures to act by either party which would jeopardize the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; (n) the vote required by the Arcadian stockholders to approve the Merger Agreement; (o) Arcadian's receipt of an opinion of CS First Boston as to the fairness, from a financial point of view, of the consideration to be received in the Merger by the holders of Arcadian Common Stock; (p) the absence of any brokerage, finder's or other similar fee due from Arcadian in connection with the Merger; and (q) the absence of any liabilities or obligations of Merger Sub other than its obligations under the Merger Agreement. The representations and warranties will not survive after the Effective Time of the Merger.

CONDUCT OF BUSINESS PENDING THE MERGER

     Arcadian. Arcadian has agreed (except as permitted by the Merger Agreement) that, prior to the Effective Time or the date on which the Merger Agreement is terminated, Arcadian:

          (a) shall, and shall cause its subsidiaries to, conduct its and their operations in the ordinary and usual course of business in substantially the same manner as conducted prior to the date of the Merger Agreement;

          (b) shall use its reasonable efforts, and shall cause each of its subsidiaries to use its reasonable efforts, to preserve intact their respective business organizations and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

          (c) shall notify PCS of any material emergency or material change in the normal course of its or its subsidiaries' businesses or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would have a material adverse effect on Arcadian;

          (d) except as expressly permitted by the Merger Agreement, shall not, and shall not permit any of its subsidiaries which is not wholly-owned to, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock other than Arcadian's regular quarterly dividend on Arcadian Common Stock in an amount not exceeding $0.10 per share and the dividend on the Arcadian Preferred Stock;

          (e) except as contemplated by certain provisions of the Merger Agreement, and except in the ordinary course of business, shall not (i) grant or permit any of its subsidiaries to grant any severance or termination pay to, or enter into any employment, termination or severance arrangement with, its employees or directors; (ii) amend in any material respect any employment, termination or severance arrangement with any directors, officers or employees, it being understood that any increase or acceleration of benefits under any such agreement or arrangement (other than bonuses paid in the ordinary course of business consistent with past practice) shall be deemed material; (iii) establish, adopt, enter into, or amend or take action to accelerate or enhance any rights or benefits under,
     (A) any plan providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees; or (iv) increase the compensation or benefits of any other employees or payment of any benefit not required by any plan or arrangement as in effect on June 30, 1996;

          (f) subject to certain provisions of the Merger Agreement, shall not, and shall not permit any of its subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger and any partnership or joint venture arrangements entered into in the ordinary course of business consistent with past practice), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

          (g) except as otherwise contemplated by the Merger Agreement, shall not, and shall not permit any of its subsidiaries to, issue any shares of capital stock except upon exercise of rights pursuant to securities outstanding on June 30, 1996, or upon exercise of rights or options issued pursuant to existing employee incentive and benefit plans, programs or arrangements (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or effect any stock split not previously announced or otherwise change its capitalization as it existed on June 30, 1996;

          (h) shall not, and shall not permit any of its subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date of the Merger Agreement, to acquire any shares of its capital stock, except grants of options pursuant to employee incentive and benefit plans, programs or arrangements in existence on the date hereof in the ordinary course of business consistent with past granting practices and policies;

          (i) except as otherwise described in the Merger Agreement shall not, and shall not permit any of its subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date of the Merger Agreement, purchase or redeem any shares of its capital stock;

          (j) shall not, and shall not permit any of its subsidiaries to, incur, assume or guaranty any indebtedness from any third party for borrowed money, other than in the ordinary course of business consistent with past practice;

          (k) shall not, and shall not permit any of its subsidiaries to, amend any term of any of their outstanding securities;

          (l) shall not, and shall not permit any of its subsidiaries to, create or assume any lien on any material asset other than in the ordinary course of business consistent with past practices;

          (m) shall not, and shall not permit any of its subsidiaries to, make any loan, advance or capital contribution to or investment in any person other than (i) loans, advances or capital contributions to or investments in its subsidiaries, (ii) investments in securities consistent with past practice or (iii) other loans, advances, capital contributions or investments in an aggregate amount not exceeding $25,000,000 since June 30, 1996;

          (n) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its subsidiaries to, enter into any transaction, commitment, contract or agreement relating to their assets or businesses (including, without limitation, the acquisition or disposition of any assets) or to relinquish any contract, license or other right other than transactions, commitments, contracts or agreements contemplated by the Merger Agreement;

          (o) shall not, and shall not permit any of its subsidiaries to, change any of their respective methods of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in generally accepted accounting principles;

          (p) shall not, and shall not permit any of its subsidiaries to, enter into any contract limiting the right of Arcadian or any of its subsidiaries at any time on or after the date of the Merger Agreement to engage in, or to compete with any person in, any business, except such contracts as would not be material to Arcadian and its subsidiaries, taken as a whole;

          (q) subject to certain provisions of the Merger Agreement, shall not, and shall not permit any of its subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any of its representations or warranties in the Merger Agreement untrue or incorrect in any material respect;

          (r) shall not propose or adopt any amendments to its Restated Certificate of Incorporation, as amended, or its Amended and Restated Bylaws; and

          (s) shall deliver to PCS a letter from an identified stockholder of Arcadian regarding such stockholder's intention to hold a portion of the shares of PCS Common Stock that he will receive in the Merger for a period of time and containing an agreement of such stockholder not to dispose of certain of such shares for a period of time.

     PCS. PCS has agreed (except as permitted by the Merger Agreement) that, prior to the Effective Time or the date on which the Merger Agreement is terminated, PCS:

          (a) shall, and shall cause its subsidiaries to, conduct its and their operations in the ordinary and usual course of business in substantially the same manner as heretofore conducted;

          (b) except as otherwise contemplated in the Merger Agreement, shall not effect any stock split or otherwise change its capitalization as it existed on June 30, 1996 (provided, however, that the exercise of employee or director stock options and issuance of shares of PCS Common Stock pursuant to the PCS Dividend Reinvestment Plan shall not be considered to be a change in the capitalization of PCS); and

          (c) shall not, and shall not permit any of its subsidiaries to, amend any term of any of its or their outstanding securities.

ARCADIAN BENEFIT PLANS

     The Merger will constitute a "Change of Control" or "Change in Control" within the meaning assigned to such terms, as applicable, under certain employee incentive plans, option plans, severance programs and employment contracts of Arcadian and any agreements pursuant thereto. See "The Merger -- Certain Transactions; Conflicts of Interest."

     PCS has agreed in the Merger Agreement to cause the employees of Arcadian and its subsidiaries who are employed by the Surviving Corporation or any of its subsidiaries after the Merger in positions that are not covered by a collective bargaining agreement (the "Continuing Employees") either (a) to be covered by the benefit plans and programs of PCS and its subsidiaries with substantially equivalent benefits in respect of future service that accrue in respect of future services to the employees of PCS and its subsidiaries who are employed in comparable positions, or (b) to be covered by the benefit plans and programs of Arcadian and its subsidiaries as in effect immediately prior to the Effective Time; provided, however, that the Surviving Corporation will remain liable for its obligations under Arcadian's severance program or any employment agreement or similar contractual obligation. The Continuing Employees shall be credited for their service with Arcadian and its subsidiaries and their predecessors for purposes of participation, eligibility and vesting under the benefit plans and programs provided by PCS, and for benefit accrual purposes for vacation, severance, pension and retirement benefits only. PCS has agreed to cause its group health plan that will provide coverage to the Continuing Employees to waive any limitations regarding pre-existing conditions of the Continuing Employees and their eligible dependents (except to the extent that such limitations would have applied to any such individual under the group health plan of Arcadian and its subsidiaries).

     PCS has agreed in the Merger Agreement that each officer and other employee of Arcadian or any of its subsidiaries who is a party to a written employment agreement with Arcadian or any of its subsidiaries, and who remains in the employment of PCS, the Surviving Corporation or any of its other subsidiaries after the expiration of the term of such agreement, shall be entitled to the benefits of an employment agreement with PCS in form and substance substantially similar to the employment agreements then in place between PCS and other employees of PCS holding comparable positions.

INDEMNIFICATION AND INSURANCE

     PCS has agreed in the Merger Agreement that for a period of six years after the Effective Time, PCS shall cause to be maintained in effect (a) the current provisions regarding indemnification of officers and directors contained in the Restated Certificate of Incorporation and the Amended and Restated Bylaws of Arcadian, and (b) if available, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Arcadian (provided that PCS may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from acts or omissions which occurred on or before the Effective Time; provided, that PCS shall not be obligated to pay premiums in excess of 200% of the amount per annum that Arcadian paid in the aggregate in its last fiscal year, it being understood that PCS shall nevertheless be obligated to provide such coverage as may be obtained for such amount. PCS has also agreed to assume all obligations of Arcadian and any of its subsidiaries under any indemnification or similar agreements with any employee, officer or director of Arcadian in effect immediately prior to the Effective Time, in each case without releasing the indemnitor under such agreements.

CONDITIONS TO CONSUMMATION OF THE MERGER

     The obligations of Arcadian, PCS and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of the following conditions: (a) the approval of the Merger Agreement by the requisite vote of the Arcadian stockholders; (b) no court or governmental entity having enacted, entered, promulgated or enforced any statute, rule, regulation, executive order, decree or injunction that prohibits the consummation of the Merger on substantially the terms contemplated by the Merger Agreement; (c) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof; (d) the shares of PCS Common Stock issuable in the Merger having been authorized for listing on the NYSE, TSE and ME, subject only to official notice of issuance; (e) all other required consents, approvals and authorizations having been obtained, except where the failure to obtain such consents, approvals and authorizations would not have a material adverse effect on PCS or Arcadian, as the case may be; (f) Arcadian having received a reconfirmation of the opinion of its tax counsel, Bracewell & Patterson, L.L.P., dated the date on which the Effective Time occurs, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to therein, for United States federal income tax purposes neither Arcadian nor any of its stockholders shall recognize gain or loss as a result of the Merger, other than gain recognized on account of the receipt of the Cash Consideration, cash paid in connection with appraisal rights, and any cash paid in lieu of fractional shares; and (g) PCS having received a reconfirmation of the opinion of its United States tax counsel, Goodman Phillips & Vineberg (New York), dated the date on which the Effective Time occurs, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to therein, for United States federal income tax purposes the Merger will constitute a reorganization under Section 368(a)(2)(D) of the Code.

     The obligations of PCS and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver by PCS of the following conditions: (a) the representations and warranties of Arcadian contained in the Merger Agreement being true and correct in all respects (but without regard to any materiality qualifications contained in any specific representation or warranty) as of the Effective Time as though made as of the Effective Time, except (i) for changes permitted by the Merger Agreement and (ii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects as of the Effective Time would not have a material adverse effect on Arcadian; and (b) Arcadian having performed or complied in all material respects with all material obligations and covenants required by the Merger Agreement to be performed or complied with by it prior to the Effective Time.

     The obligations of Arcadian to consummate the Merger are also subject to the satisfaction or waiver by Arcadian of the following conditions: (a) the representations and warranties of PCS contained in the Merger Agreement being true and correct in all respects (but without regard to any materiality qualifications contained in any specific representation or warranty) as of the Effective Time as though made as of the Effective Time, except (i) for changes permitted by the Merger Agreement and (ii) where any such failure of the representations and warranties in the aggregate to be true and correct in all respects as of the Effective Time would not have a material adverse effect on PCS; and (b) each of PCS and Merger Sub having performed or complied in all material respects with all material obligations and covenants required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time.

NO SOLICITATION

     The Merger Agreement provides that unless and until the Merger Agreement shall have been terminated by either party, neither PCS nor Arcadian nor any of their respective subsidiaries, officers, directors or agents shall, directly or indirectly, take any action to solicit, initiate or encourage any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its subsidiaries (any such proposal or offer being hereinafter referred to as a "Third Party Acquisition Proposal"); provided, however, that the foregoing limitation shall not apply if, in the good faith judgment of the Arcadian Board after consultation with legal counsel and financial advisors, the Arcadian Board's fiduciary duties require it or Arcadian to take any such action. PCS and Arcadian each has agreed to promptly notify the other of its receipt of any Third Party Acquisition Proposal, and to provide the other with two business days' advance notice of any agreement to be entered into with any person making a Third Party Acquisition Proposal.

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval thereof by the Arcadian stockholders:

          (a) by the mutual written consent of PCS and Arcadian;

          (b) by PCS or Arcadian if the Effective Time shall not have occurred on or before April 30, 1997; provided, that the party seeking to terminate the Merger Agreement shall not have breached in any material respect its obligations under the Merger Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

          (c) by PCS or Arcadian if a United States federal or state court of competent jurisdiction or United States governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions substantially on the terms contemplated by the Merger Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate the Merger Agreement shall have used its reasonable best efforts to remove such restraint, injunction or prohibition;

          (d) by PCS if (i) the approval of the Arcadian stockholders contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Special

     Meeting or (ii) prior to the Special Meeting, the Arcadian Board shall have withdrawn or modified, or resolved to withdraw or modify, its approval or recommendation of the Merger Agreement;

          (e) by Arcadian, if the Arcadian Board shall have determined, in its good faith judgment after consultation with legal counsel and financial advisors, that the Arcadian Board's fiduciary duties require termination of the Merger Agreement;

          (f) by Arcadian, if the approval of the Arcadian stockholders contemplated by the Merger Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Special Meeting; and

          (g) by Arcadian or PCS, if the Final PCS Common Stock Price is either less than $65 or greater than $90.

FEES AND EXPENSES

     Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement, the Merger and any other transaction contemplated by the Merger Agreement shall be paid by the party incurring such costs or expenses, except that certain filing fees, commissions, transfer taxes and other out-of-pocket transaction costs shall be shared equally by PCS and Arcadian. Arcadian shall pay to PCS an amount equal to $20 million plus all out-of-pocket expenses incurred by PCS in connection with the Merger Agreement, the Merger and all related transactions if (a) PCS terminates the Merger Agreement after the Arcadian Board, prior to the Special Meeting, withdraws or modifies, or resolves to withdraw or modify, its approval or recommendation of the Merger Agreement; (b) Arcadian terminates the Merger Agreement after the Arcadian Board determines, in its good faith judgment after consultation with legal counsel and financial advisors, that the Arcadian Board's fiduciary duties require termination of the Merger Agreement; or (c) Arcadian or PCS terminates the Merger Agreement after the Arcadian stockholders fail to approve the Merger Agreement by the requisite vote at the Special Meeting if, but only if, both (i) after the date of the Merger Agreement but before the date of the Special Meeting, a Third Party Acquisition Proposal is publicly disclosed, and (ii) within one year after the date of such public disclosure the transaction contemplated by such Third Party Acquisition Proposal, or by any subsequent Third Party Acquisition Proposal, is consummated.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended or supplemented in writing by the parties at any time before or after the approval of the Merger Agreement by the Arcadian stockholders and prior to the Effective Time, except that following approval of the Merger Agreement by the Arcadian stockholders no amendment may be made with respect to the conversion ratio of shares of Arcadian Common Stock into shares of PCS Common Stock and cash as described in the Merger Agreement. No amendment which under applicable law may not be made without the approval of the Arcadian stockholders may be made without such approval.

     At any time prior to the Effective Time, either PCS or Arcadian may (a) extend the time for the performance of any of the obligations or other acts of the other party; (b) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto; or (c) waive compliance with any of the agreements or conditions of the other party contained therein.

          MANDATORY PRE-MERGER CONVERSION OF ARCADIAN PREFERRED STOCK
GENERAL

     Pursuant to the Merger Agreement, Arcadian has agreed to elect the "Common Conversion Option" under the Certificate of Designation for the Preferred Stock (the "Certificate of Designation"). As a consequence, except as described below, immediately prior to the Effective Time of the Merger, each share of Arcadian Preferred Stock then outstanding will be converted into the right to receive:

          (a) one share (or a fraction of a share, as described below) of Arcadian Common Stock (the "Conversion Share");

          (b) all accrued and unpaid dividends on such share of Arcadian Preferred Stock, at the annual rate of $1.4725 per share, to and including the Effective Time (the "Accrued Dividends"), payable in Arcadian Common Stock; and

          (c) a redemption premium in an amount equal to $1.3175 per annum (computed on the basis of a 360-day year of twelve 30-day months) commencing on the Effective Time and ending on and including August 10, 1998 (the "Redemption Premium"), payable in Arcadian Common Stock;

provided, however, that if the Redemption Price (as defined herein) of a share of Arcadian Preferred Stock at the Effective Time is less than the sum of (i) the Current Market Price (as defined herein) of a share of Arcadian Common Stock and (ii) the Redemption Premium, then the amount of the Conversion Share will be reduced so that the value of the Conversion Share plus the Redemption Premium equals the Redemption Price at the Effective Time. As used in the Certificate of Designation, the "Redemption Price" of the Arcadian Preferred Stock is equal to the sum of (a) $22.475 and (b) a redemption premium in an amount equal to $1.3175 per annum (computed on the basis of a 360-day year of twelve 30-day months) commencing on the redemption date and ending on and including August 10, 1998; and the "Current Market Price" of a share of Arcadian Common Stock is the average of the daily closing sale prices per share of Arcadian Common Stock, as reported on the NYSE Composite Tape, for the 20 consecutive trading days ending two trading days prior to the Effective Time. As an illustration, if the Effective Time of the Merger occurs on March 6, 1997 (on which date the Redemption Price would be $24.3598 per share (including the Redemption Premium of $1.8848 per share) and the Accrued Dividend would be $0.2700 per share), and if the then Current Market Price of a share of Arcadian Common Stock is $26, each share of Arcadian Preferred Stock would convert, immediately prior to the Merger, into 0.947 of a share of Arcadian Common Stock. In this illustration, the Redemption Premium of $1.8848 per share is calculated as 17 1/6 months at a rate of $1.3175 per annum (approximately $0.1098 per month). The Accrued Dividends and the Redemption Premium will be payable in Arcadian Common Stock. See "-- Additional Information Regarding the Mandatory Pre-Merger Conversion."

     No fractional shares of Arcadian Common Stock will be issued or issuable upon the occurrence of the Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock. In lieu of the issuance of any fractional shares of Arcadian Common Stock upon the occurrence of the Mandatory Pre-Merger Conversion, Arcadian will pay the persons entitled thereto cash in an amount equal to such fraction multiplied by the Current Market Price of the Arcadian Common Stock calculated as described above.

     Except for any Dissenting Shares, all shares of Arcadian Common Stock issuable upon the Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock, including any shares issued in satisfaction of the Accrued Dividends and the Redemption Premium, will be converted in the Merger into the right to receive the Merger Consideration on the same terms as those applicable to other shares of Arcadian Common Stock.

ADDITIONAL INFORMATION REGARDING THE MANDATORY PRE-MERGER CONVERSION

     Pursuant to the Certificate of Designation, Arcadian hereby notifies the holders of record of shares of Arcadian Preferred Stock on the Record Date that the Merger will constitute a "Merger or Consolidation," as defined in the Certificate of Designation, and that Arcadian has elected to exercise the "Common Conversion Option" set forth in the Certificate of Designation. Consequently, immediately prior to the Effective Time, without any action by the holders of Arcadian Preferred Stock, all then outstanding shares of Arcadian Preferred Stock will automatically convert into shares of Arcadian Common Stock pursuant to the terms of the Certificate of Designation and as described in this Proxy Statement. Arcadian hereby further notifies the holders of shares of Arcadian Preferred Stock of the following:

          (a) the date on which the Mandatory Pre-Merger Conversion will occur is the Effective Time of the Merger;

          (b) all outstanding shares of Arcadian Preferred Stock are to be converted into Arcadian Common Stock in the Mandatory Pre-Merger Conversion, except that cash will be paid in lieu of the issuance of fractional shares of Arcadian Common Stock;

          (c) Arcadian intends to exercise its option to deliver shares of Arcadian Common Stock in lieu of cash in payment of the Redemption Premium;

          (d) Arcadian intends to exercise its option to deliver shares of Arcadian Common Stock in lieu of cash in payment of the Accrued Dividends;

          (e) the "Current Market Price" of a share of Arcadian Common Stock to be used in all computations relating to the Mandatory Pre-Merger Conversion is the average of the daily closing sale prices per share of Arcadian Common Stock, as reported on the NYSE Composite Tape, for the 20 consecutive trading days ending two trading days prior to the Effective Time. If the Effective Time occurs more than two trading days after the date of the Special Meeting, the Current Market Price will not be known on the date of the Special Meeting;

          (f) holders of Arcadian Preferred Stock will not be entitled to elect the "Holder Opt-Out Right" as defined in the Certificate of Designation in connection with the Mandatory Pre-Merger Conversion;

          (g) the place or places where certificates representing shares of Arcadian Preferred Stock are to be surrendered for conversion, and the procedures to be followed in connection therewith, are set forth in this Proxy Statement under the caption "The Merger -- Procedures for Exchange of Stock Certificates;" and

          (h) dividends on the Arcadian Preferred Stock will cease to accrue immediately after the Effective Time, unless Arcadian defaults in delivering the shares of Arcadian Common Stock and cash payable by Arcadian as described under the caption "The Merger -- Procedures for Exchange of Stock Certificates."

     The Certificate of Designation provides that Arcadian's obligation to deliver the shares of Arcadian Common Stock deliverable upon the Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock shall be deemed fulfilled if, on or before the Effective Time, Arcadian deposits with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and capital and surplus of at least $50 million, the aggregate number of shares of Arcadian Common Stock and cash payable in lieu of the issuance of fractional shares of Arcadian Common Stock deliverable upon the Mandatory Pre-Merger Conversion, in trust for the holders of the Arcadian Preferred Stock, with irrevocable instructions to such bank or trust company to deliver such shares and cash upon the occurrence of the Mandatory Pre-Merger Conversion. Arcadian will deliver such shares and cash to the Exchange Agent in trust for the holders of the Arcadian Preferred Stock and with irrevocable instructions as described above. All such shares of Arcadian Common Stock, other than any Dissenting Shares and any shares held by Arcadian, PCS or any of their respective subsidiaries, will be converted in the Merger into the Merger Consideration as described elsewhere herein. Stock certificates representing such shares of PCS Common Stock will be made available to the persons entitled thereto as described in "The Merger -- Procedures for Exchange of Stock Certificates."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following discussion is a summary of the material United States federal income tax consequences of the Mandatory Pre-Merger Conversion, the Merger, and the ownership and disposition of shares of PCS Common Stock. This summary does not intend to be a complete discussion of potential tax effects that might relate to the Mandatory Pre-Merger Conversion, the Merger, or the ownership of PCS Common Shares. It addresses only those United States income tax issues relevant to United States domestic corporations or United States citizens or residents.

     This discussion is based on the Code, law, regulations, rulings, practice and judicial decisions in effect at the date of this Proxy Statement and constitutes the opinion of Bracewell & Patterson, L.L.P., United States counsel to Arcadian, with respect to United States federal income taxes. However, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein to the Arcadian stockholders.

     EACH ARCADIAN STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

     In the opinion of Bracewell & Patterson, L.L.P., United States counsel to Arcadian, this discussion sets forth, under currently applicable law, the material United States federal income tax consequences of the Mandatory Pre-Merger Conversion and the Merger and of the ownership of shares of PCS Common Stock to Arcadian stockholders who are United States domestic corporations or United States citizens or residents. The following discussion of the United States federal income tax considerations assumes that the Arcadian stockholders hold their shares of Arcadian Common Stock and Arcadian Preferred Stock, and their shares of PCS Common Stock, as capital assets. This discussion does not cover all aspects of United States federal income taxation that may be relevant to a particular Arcadian stockholder in light of such stockholder's specific circumstances or to certain types of stockholders subject to special treatment under the United States federal income tax laws (for example, Canadian or foreign persons, dealers in securities, banks, insurance companies, tax-exempt organizations, holders of Dissenting Shares and stockholders who acquired Arcadian Common Stock or Arcadian Preferred Stock pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan), and it does not discuss any aspect of state, local, foreign or other tax laws. No ruling has been (or will be) sought from the Internal Revenue Service (the "IRS") or any other taxing authority as to any tax consequences of the Mandatory Pre-Merger Conversion, the Merger, or the ownership of shares of PCS Common Stock.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MANDATORY PRE-MERGER CONVERSION

     Except with respect to any Arcadian Common Stock received on account of accrued but unpaid dividends, as discussed in detail below, a holder of Arcadian Preferred Stock will recognize no gain or loss for United States federal income tax purposes on the Mandatory Pre-Merger Conversion of Arcadian Preferred Stock solely into Arcadian Common Stock. The treatment of cash received in lieu of fractional shares of Arcadian Common Stock is discussed below. An Arcadian stockholder will take an aggregate tax basis in the shares of Arcadian Common Stock received in the Mandatory Pre-Merger Conversion (including any fractional share of Arcadian Common Stock treated as received, but excluding shares treated as a receipt of a dividend, discussed below) equal to the stockholder's tax basis in the converted Arcadian Preferred Stock immediately prior to the Pre-Merger Mandatory Conversion, and the stockholder's holding period for such shares will include the stockholder's holding period in the Arcadian Preferred Stock exchanged.

     Dividends accrue daily on the Arcadian Preferred Stock. Consequently, at the time of the Mandatory Pre-Merger Conversion, each share of Arcadian Preferred Stock will have unpaid dividends accrued thereon. Because the amount of the accrued but unpaid dividends will be less than the excess of the fair market value of the Arcadian Common Stock to be received in the Mandatory Pre-Merger Conversion over the issue price of the exchanged Arcadian Preferred Stock, an Arcadian stockholder will be treated as having received a taxable dividend equal to the portion of the Arcadian Common Stock received in the Mandatory Pre-Merger Conversion attributable to the accrued but unpaid dividends. The stockholder will take a tax basis in the Arcadian Common Stock treated as a dividend in an amount equal to its fair market value as of the date of its distribution.

     No fractional shares of Arcadian Common Stock will be issued pursuant to the Mandatory Pre-Merger Conversion of the Arcadian Preferred Stock. A holder of Arcadian Preferred Stock who, pursuant to the Mandatory Pre-Merger Conversion, receives cash in lieu of a fractional share of Arcadian Common Stock will be treated as having actually received such fractional share of Arcadian Common Stock pursuant to the Mandatory Pre-Merger Conversion and then having received such cash in a redemption of such fractional share. Under Section 302 of the Code, provided that such deemed redemption is "substantially disproportionate" or "not essentially equivalent to a dividend" with respect to such stockholder, after giving effect to the applicable constructive ownership rules, the holder of the Arcadian Preferred Stock will recognize capital gain or loss on such deemed redemption equal to the difference between the amount of cash received and the stockholder's adjusted basis in the fractional share of Arcadian Common Stock (determined as described above) rather than ordinary dividend income. Such capital gain or loss would be long-term capital gain or loss if the holding period (determined as described above) for the fractional share of Arcadian Common Stock deemed received and then redeemed is more than one year.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The parties have structured the merger to constitute a reorganization qualifying under Section 368(a) by application of Section 368(a)(2)(D) of the Code. As a reorganization under Section 368(a) of the Code, the Merger will have the following United States federal income tax consequences:

     Tax Consequences to Arcadian and PCS. No gain or loss will be recognized by Arcadian or PCS as a result of the Merger.

     Tax Consequences to Arcadian Stockholders. Pursuant to the Merger, each holder of Arcadian Common Stock (including those stockholders who acquire their Arcadian Common Stock as a result of the Mandatory Pre-Merger Conversion) will receive cash and shares of PCS Common Stock. Subject to the discussion under "-- Five Percent United States Holders," each Arcadian stockholder who participates in the Merger will recognize gain limited to an amount equal to the lesser of cash received (excluding any cash received in lieu of a fractional share of PCS Common Stock) by such stockholder and the gain realized by such stockholder.

     The amount of gain realized by an Arcadian stockholder as a result of the Merger will be equal to the sum of the fair market value (in United States dollars) of shares of PCS Common Stock and the amount of cash received (excluding any cash received in lieu of a fractional share of PCS Common Stock) by such stockholder less such stockholder's basis in the Arcadian Common Stock exchanged therefor. No Arcadian stockholder will be entitled to recognize any loss as a result of the Merger. Any recognized gain will be treated as capital gain unless the cash received has the effect of the distribution of a dividend, in which case the gain would be treated as a dividend to the extent of the stockholder's ratable share of Arcadian's accumulated earnings and profits.

     Characterization of the gain recognized in the Merger as capital gain or dividend income depends upon whether and to what extent that exchange reduces the Arcadian stockholder's deemed percentage stock ownership of PCS. For purposes of that determination, the Arcadian stockholder is treated as if he or she first exchanged all of his or her shares of Arcadian Common Stock solely for PCS Common Stock and then PCS immediately redeemed (the "deemed redemption") a portion of such PCS Common Stock in exchange for the cash the Arcadian stockholder actually received. The gain recognized in that exchange will be treated as capital gain if the deemed redemption is (a) "not essentially equivalent to a dividend" or (b) "substantially disproportionate" with respect to the stockholder.

     Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to an Arcadian stockholder will depend upon the stockholder's particular circumstances. At a minimum, however, in order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in the stockholder's deemed percentage stock ownership of PCS. In general, that determination requires a comparison of (a) the percentage of the outstanding stock of PCS the Arcadian stockholder is deemed actually and constructively to have owned immediately before the deemed redemption and (b) the percentage of the outstanding stock of PCS actually and constructively owned by the stockholder immediately after the deemed redemption. The deemed redemption will be "substantially disproportionate" with respect to an Arcadian stockholder if the percentage described in (b) above is less than 80 percent of the percentage described in
(a) above. The IRS has ruled that a reduction in the percentage stock ownership of a minority stockholder in a publicly held corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is a "meaningful reduction."

     In applying the foregoing tests, under certain attribution rules, a stockholder is deemed to own stock owned and, in some cases, constructively owned by certain family members, by certain estates and trusts of which the stockholder is a beneficiary, and by certain affiliated entities, as well as stock subject to an option actually or constructively owned by the stockholder or such other persons.

     In most circumstances, gain recognized by an Arcadian stockholder that exchanges his or her shares of Arcadian Common Stock for a combination of PCS Common Stock and cash will be treated as capital gain, and will be long-term capital gain if the holding period for such shares was greater than one year as of the date of the exchange. However, each Arcadian stockholder should consult his or her tax advisor concerning the application of the tests described above and the character of any gain realized by the stockholder as a result of the Merger. If neither the "substantially disproportionate" test nor the "not essentially equivalent to a dividend" test is satisfied with respect to an Arcadian stockholder, some or all of the gain recognized by such stockholder would likely be treated as ordinary dividend income. Each Arcadian stockholder should be aware that the amount of cash and the number of shares of PCS Common Stock to be received by him or her pursuant to the Merger is subject to adjustment pursuant to the Merger Agreement and that changes in the fair market value of shares of PCS Common Stock before the Effective Time may affect the application of these tests. Until any such adjustments and fair market values are known, the outcome of the application of these rules to an Arcadian stockholder of these tests may be unknown.

     An Arcadian stockholder will have an aggregate tax basis in the shares of PCS Common Stock received (including any fractional shares of PCS Common Stock treated as received) pursuant to the Merger equal to the tax basis immediately prior to the Effective Time of such stockholder in the Arcadian Common Stock exchanged therefor, increased by the amount of any gain recognized (including any recognized gain treated as ordinary dividend income, but excluding gain with respect to any fractional share of PCS Common Stock) pursuant to the Merger and decreased by the amount of cash received (excluding cash received in lieu of any fractional share of PCS Common Stock).

     The holding period of shares of PCS Common Stock received (or treated as received with respect to fractional shares) by an Arcadian stockholder will include the holding period of such stockholder in the Arcadian Common Stock exchanged therefor.

     Cash Received in Lieu of Fractional Share. No fractional share of PCS Common Stock will be issued pursuant to the Merger. An Arcadian stockholder who, pursuant to the Merger, receives cash in lieu of a fractional share of PCS Common Stock will be treated as having actually received such fractional share of PCS Common Stock pursuant to the Merger and as then having received such cash in a redemption of such fractional share. Under Section 302 of the Code, provided that such deemed redemption is "substantially disproportionate" or is "not essentially equivalent to a dividend" with respect to such stockholder, after giving effect to the applicable constructive ownership rules, the Arcadian stockholder will recognize capital gain or loss on such deemed redemption equal to the difference between the amount of cash received and the Arcadian stockholder's adjusted tax basis in the fractional share of PCS Common Stock (determined as described above) rather than ordinary dividend income. Such capital gain or loss would be long-term capital gain or loss if the holding period (determined as described above) for the fractional share of PCS Common Stock deemed received and then redeemed is more than one year.

     Holders of Five Percent of PCS Shares. Notwithstanding the above, any Arcadian stockholder who is a United States domestic corporation, or a United States citizen or resident and who owns (actually or constructively) five percent or more of either the total voting power or the total value of PCS immediately after the Merger will be treated as having sold all such stockholder's Arcadian Common Stock in a fully taxable transaction, unless such stockholder enters into an agreement to recognize gain complying with the applicable regulations under Section 367 of the Code and other regulatory requirements are satisfied. Under such an agreement to recognize gain, such an Arcadian stockholder generally will be treated as having sold Arcadian Common Stock in a fully taxable transaction on the date of the Merger if PCS disposes of any stock of Merger Sub in a taxable transaction, or if Merger Sub disposes of substantially all the assets received from Arcadian in a taxable transaction, within a specified period of time after the Merger or if certain other events occur within a specified period of time after the Merger. Any Arcadian stockholder who currently owns or believes that he or she may own (actually or constructively) five percent or more of either the total voting power or the total value of the stock of PCS immediately after the Merger should consult his or her own tax advisor as to the particular tax consequences to such stockholder of the Merger in light of such ownership.

UNITED STATES TAXATION OF DIVIDENDS ON SHARES OF PCS COMMON STOCK

     A holder will realize dividend income for United States income tax purposes in an amount equal to the sum of any dividend paid by PCS (without reduction for Canadian withholding taxes), to the extent paid out of current or accumulated earnings and profits of PCS, as determined under current United States federal income tax principles. The amount included in income will be the United States dollar value of the payment (determined at the spot rate on the date of such payment) regardless of whether the payment is in fact converted into United States dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period between the date of such payment and the date the dividend is paid out in United States dollars for distribution will be treated as ordinary income or loss. Dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

     Subject to certain limitations, the Canadian withholding tax will be treated as a foreign income tax that may be claimed as a deduction from income or as a credit against the United States income tax liability of a United States domestic corporation, or a United States citizen or resident. The particular circumstances of each holder will affect the holder's ability to use the foreign tax credit. Arcadian stockholders should consult with their own tax advisors about the availability of the foreign tax credit.

UNITED STATES TAXATION ON SALE OR DISPOSITION OF SHARES OF PCS COMMON STOCK

     Any gain realized on the sale or disposition of shares of PCS Common Stock will be subject to United States federal (and possibly State) income taxation. If the holder has paid any Canadian income taxes on such gain, such holder may be able to claim a foreign tax credit with respect to such taxes against all or part of the United States federal income tax liability attributable to such gain. See " -- United States Taxation of Dividends on Shares of PCS Common Stock."

BACKUP WITHHOLDING

     A holder of Arcadian Common Stock who participates in the Merger may be subject to United States backup withholding tax at the rate of 31% with respect to the Merger Consideration unless the holder (a) is a corporation or other exempt recipient and, if required, demonstrates its status as such; or (b) provides a United States taxpayer identification number ("TIN"), certifies that the TIN provided is correct and that the holder has not been notified by the IRS that he or she is subject to backup withholding due to the under-reporting of interest or dividends, and otherwise complies with the applicable requirements of the backup withholding rules. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such stockholder's United States federal income tax liability provided that the required information is furnished to the IRS.

     At present, a holder of shares of PCS Common Stock is not subject to United States backup withholding tax with respect to dividends paid on, the cash proceeds of a sale or exchange of, or a redemption of such shares, because Potash Corporation of Saskatchewan Inc. is a foreign corporation that is not engaged in a business within the United States and does not have an office or place of business or a fiscal or paying agent in the United States. In the event Potash Corporation of Saskatchewan Inc. utilizes a fiscal or paying agent in the United States for the payment of dividends, backup withholding may be required. Moreover, under regulations proposed to be effective with respect to payments made after December 31, 1997, the United States backup withholding rules may apply with respect to dividends paid on, the cash proceeds of a sale or exchange of, or a redemption of PCS Common Stock.

UNITED STATES ESTATE TAXATION

     The value of the PCS Common Stock will be included in a holder's taxable estate and may be subject to United States federal (and State) estate taxation. If Canadian taxes were imposed on any gain resulting from a deemed disposition of such shares of PCS Common Stock, then, the estate of the holder may be able to claim a foreign tax credit with respect to such taxes against all or part of the United States federal estate tax liability with respect to the value of the PCS Common Stock.

     THE SUMMARY OF UNITED STATES TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON INCOME TAX CONVENTION BETWEEN CANADA AND THE UNITED STATES AND UNITED STATES LAW AS THEY EXIST AS OF THE DATE OF THIS PROXY STATEMENT. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS THAT MAY BE RELEVANT TO ARCADIAN STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. IN PARTICULAR, IT DOES NOT ADDRESS THE CONSEQUENCES TO ARCADIAN STOCKHOLDERS RESIDENT OR DOMICILED IN CANADA OR DOING BUSINESS IN CANADA. ARCADIAN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MANDATORY PRE-MERGER CONVERSION, THE MERGER, AND THE OWNERSHIP AND DISPOSITION OF SHARES OF PCS COMMON STOCK AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

                   CERTAIN CANADIAN INCOME TAX CONSIDERATIONS

INTRODUCTION

     The following summary sets forth the opinion of Goodman Phillips & Vineberg S.E. N.C. (Montreal), Canadian tax counsel to PCS, concerning the principal Canadian federal income tax consequences of the ownership of shares of PCS Common Stock to Arcadian stockholders who are United States Holders (as defined hereinafter). This summary does not intend to be a complete discussion of potential tax effects that might relate to the ownership of PCS Common Shares. This summary only addresses those principal Canadian federal income tax issues relevant to United States domestic corporations, or to United States citizens or residents who are eligible for benefits, with respect to Canadian taxes, under the Income Tax Convention between Canada and the United States (the "Convention") (each a "United States Holder"), such eligible persons usually comprising United States citizens or residents who have a substantial presence, a permanent home or a habitual abode in the United States, and closer personal and economic ties to the United States than to any other country and who are not residents of Canada. Individuals who are citizens or residents of the United States but who would also be considered a citizen or resident of Canada under Canadian law may not constitute United States Holders for purposes of this discussion and should consult their own tax advisors regarding their potential Canadian income tax consequences of the ownership of shares of PCS Common Stock.

     This summary of Canadian federal income tax consequences applicable to the ownership of PCS Common Stock is based upon the current provisions of the Income Tax Act (Canada), as amended (the "ITA") and the regulations thereunder and Canadian tax counsel's understanding of the current published administrative practices and policies of Revenue Canada -- Customs, Excise and Taxation ("Revenue Canada"). The summary as to the Canadian federal income tax consequences of ownership of PCS Common Stock also takes into account all specific proposals to amend the ITA and the regulations thereunder publicly announced prior to the date hereof (the "Proposed Amendments"), and assumes that the Proposed Amendments will be enacted substantially as proposed. This summary as to the Canadian federal income tax consequences of ownership of PCS Common Stock does not otherwise take into account or anticipate any other changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does the opinion of Canadian tax counsel to PCS, address any provincial or foreign income tax considerations. However, legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the statements and conclusions set forth herein. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein to the Arcadian stockholders.

     EACH ARCADIAN STOCKHOLDER IS URGED TO CONSULT WITH SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE TRANSACTIONS DESCRIBED HEREIN, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

     The following summary of Canadian federal income tax considerations assumes that the Arcadian stockholders deal at arm's length and are not affiliated (within the meaning of the ITA) with PCS and will hold their PCS Common Stock as capital property and will not hold or use and will not be deemed to hold or use their PCS Common Stock in connection with a business carried on in Canada and does not address the case of a non-resident insurer who carries on business in Canada and elsewhere. PCS Common Stock will generally be considered to be capital property to a holder unless the holder holds it as inventory in the course of carrying on a business or acquired it in a transaction or transactions considered to be an adventure in the nature of a trade. PCS Common Stock held by certain financial institutions, including banks, trust companies, credit unions, insurance corporations, registered securities dealers and corporations controlled by one or more of the foregoing, will generally not be held as capital property. This summary does not discuss all aspects of Canadian federal taxation that may be relevant to a particular Arcadian stockholder in light of such stockholder's specific circumstances or to certain types of stockholders subject to special treatment under the Canadian tax law (for example, Canadian residents or persons residing in a country other than the United States, financial institutions, including banks, trust companies, credit unions, insurance corporations, registered securities dealers, corporations controlled by one or more of the foregoing, tax exempt organizations, holders of Dissenting Shares and stockholders who may acquire PCS Common Stock pursuant to the exercise of options, if any, or otherwise as compensation), and it does not discuss any aspect of state, local, foreign (other than Canadian federal income tax law applicable to United States Holders) or other tax laws. No ruling has been (or will be) sought from Revenue Canada, or any other taxing authority as to any tax consequences of the ownership of shares of PCS Common Stock.

CANADIAN TAXATION OF DIVIDENDS ON SHARES OF PCS COMMON STOCK

     Dividends paid and deemed to be paid on the PCS Common Stock to a United States Holder will be subject to a Canadian withholding tax under the ITA at the rate of 25% on the gross amount of such dividends or deemed dividends, subject to reduction under the provisions of the Convention. PCS will deduct this withholding tax from the amount of any dividends on the PCS Common Stock prior to its payment to the United States Holder.

     Under the Convention, the rate of withholding tax is generally 15%. However a lower withholding rate (six percent in 1996 and five percent thereafter) will apply to United States Holders who are corporations that own at least 10% of the total outstanding voting stock of PCS. United States Holders who fail to provide such statements or information as PCS may require and request under applicable Canadian income tax law and regulations may be subject instead to Canadian withholding tax on dividends on PCS Common Stock at the statutory rate of 25%.

     The above discussion of the Canadian taxation of dividends on shares of PCS Common Stock is directed only to those United States Holders who hold their PCS Common Stock as capital property and who will not hold or use and will not be deemed to hold or use their PCS Common Stock in connection with a business carried on in Canada (an "Eligible United States Holder").

     A United States Holder who is not an Eligible United States Holder would generally be subject to the regular Canadian income tax (including provincial taxes) on the dividends paid by PCS if (a) such person has a fixed place of business (such as an office or workshop) in Canada, and (b) the shares of PCS Common Stock are considered to be part of the business property of, or otherwise pertain to, that fixed place of business.

     It should be noted that under Canadian tax law dividends may be deemed to be paid. For example, in certain circumstances when a corporation redeems or purchases for cancellation shares of its capital stock, a dividend will be deemed to be paid in an amount equal to the difference between the amount paid and the "paid-up capital" (as defined in the ITA) of the shares so redeemed or purchased for cancellation. The "paid-up capital" of the PCS Common Stock issued to an Arcadian stockholder may be less than the value of such shares upon their issuance by reason of the averaging of the paid-up capital with that of shares of such class already issued and outstanding. The paid-up capital attributable to each PCS Common Share will be a relevant consideration to the holders thereof in connection with any purchase for cancellation of such shares or upon the winding-up of PCS.

CANADIAN TAXATION ON SALE OR DISPOSITION OF SHARES OF PCS COMMON STOCK

     Upon the disposition (or deemed disposition) of the PCS Common Stock a capital gain may be realized equal to the amount by which the proceeds of disposition (determined in Canadian dollars), net of any reasonable costs of disposition exceed the adjusted cost base (determined in Canadian dollars) to the holders of the PCS Common Stock. For Canadian income tax purposes the cost to an Arcadian stockholder of the PCS Common Stock received pursuant to the Merger will be equal to the fair market value (determined in Canadian dollars) of the PCS Common Stock so received in the Merger determined as at the Effective Time. Under the ITA, the cost of the PCS Common Stock received by an Arcadian stockholder will be averaged with the cost of any PCS Common Stock already held by such Arcadian stockholder as capital property. A United States Holder of the PCS Common Stock will not be subject to tax under the ITA in respect of a capital gain realized upon a disposition (or deemed disposition) of the PCS Common Stock unless such PCS Common Stock constitutes or is deemed to constitute "taxable Canadian property" for purposes of the ITA. The definition of "taxable Canadian property" would include any PCS Common Stock held by a United States Holder if, at any time during the five-year period immediately preceding the disposition of the PCS Common Stock, the United States Holder, persons with whom such Holder does not deal at arm's length or a combination of such United States Holder and such persons owned 25% or more of the issued shares of any class or series of shares of PCS. Taxable Canadian property would also include any PCS Common Stock held by a United States Holder if the Holder has used or has been deemed to use his PCS Common Stock in carrying on a business in Canada. Furthermore, the PCS Common Stock can constitute taxable Canadian property if at the time of its disposition such shares are not listed on a prescribed stock exchange. PCS anticipates that the PCS Common Stock will be listed on a prescribed stock exchange for the foreseeable future.

     Even if the PCS Common Stock constitutes or is deemed to constitute taxable Canadian property to a particular United States Holder and its disposition would give rise to a capital gain, an exemption from tax under the ITA may be available under the terms of the Convention. A United States Holder who is an Eligible United States Holder will generally be exempt from Canadian income taxation on any gain realized on the sale or other disposition of shares of PCS Common Stock under the terms of the Convention unless (a) the value of the PCS Common Stock is derived principally from real property (including mines) situated in Canada; or (b) the Holder of such PCS Common Stock has or had (within the 12-month period preceding the date of disposition) a fixed place of business in Canada and the shares of PCS Common Stock are considered part of the business property of, or otherwise pertain to, that fixed place of business.

     It should be noted that if the shares of PCS Common Stock constitute Canadian taxable property and the disposition of such shares by a United States Holder gives rise to a capital gain which is not exempt under the terms of the Convention, then such United States Holder will be required to include in computing income for Canadian tax purposes three-fourths of the amount of any resulting capital gain.

CANADIAN ESTATE TAXATION

     Although Canada does not impose an estate tax on a transfer of assets at death, under applicable Canadian income tax law, an individual who holds PCS Common Stock at the time of his or her death will be deemed to have, immediately before his or her death, disposed of the PCS Common stock and to have received proceeds of disposition therefor equal to the fair market value of the PCS Common Stock immediately before his or her death. To the extent that such deemed proceeds of disposition exceed the adjusted cost base of the PCS Common Stock, a capital gain would arise. As explained above under the heading "Canadian Taxation on Sale or Disposition of Shares of PCS Common Stock," any capital gain so realized upon such deemed disposition of the PCS Common Stock by a United States Holder will not be subject to Canadian income tax unless the shares of PCS Common Stock constitute or are deemed to constitute taxable Canadian property for purposes of the ITA and the conditions for exemption under the Convention do not arise. Generally, the comments above under the heading "Canadian Taxation on Sale or Disposition of Shares of PCS Common Stock" will be applicable to any capital gain which may be realized by a United States Holder by virtue of the deemed disposition of the PCS Common Stock occurring upon the death of such Holder.

     THE SUMMARY OF CANADIAN TAX CONSEQUENCES SET FORTH ABOVE IS BASED ON THE INCOME TAX CONVENTION, CANADIAN LAW AND REVENUE CANADA PRACTICE, ALL AS THEY EXIST AS OF THE DATE OF THIS PROXY STATEMENT. THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS THAT MAY BE RELEVANT TO ARCADIAN STOCKHOLDERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. IN PARTICULAR, IT DOES NOT ADDRESS THE CONSEQUENCES TO ARCADIAN STOCKHOLDERS RESIDENT OR DOMICILED IN CANADA OR DOING BUSINESS IN CANADA. ARCADIAN STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MANDATORY PRE-MERGER CONVERSION, THE MERGER, AND THE OWNERSHIP AND DISPOSITION OF SHARES OF PCS COMMON STOCK AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF CHANGES IN APPLICABLE TAX LAWS.

                                K&S ACQUISITION

GENERAL

     On December 6, 1996, PCS entered into an agreement (the "Purchase Agreement") with Guano-Werke GmbH ("GW"), a wholly-owned subsidiary of BASF Aktiengesellschaft ("BASF"), under which PCS will purchase 51% of the outstanding shares (the "K&S Shares") of Kali und Salz Beteiligungs Aktiengesellschaft ("K&S") from GW for an aggregate purchase price of DM 250 million (approximately $164 million) (the "K&S Acquisition"). Upon the closing of the purchase, GW will continue to hold approximately 25.4% of the outstanding K&S Shares and the remaining 23.6% will continue to be widely held and publicly traded in Germany. K&S's primary assets are a 51% interest in Kali und Salz GmbH ("K&S Sub") and a 50% interest in Potash Company of Canada Limited ("Potacan"). The primary assets of K&S Sub are its six potash and two salt mines and processing plants in Germany. The primary assets of Potacan are its potash mine and processing plant in Canada. Wholly owned subsidiaries of K&S are engaged in the businesses of providing dry solid waste disposal services and providing transportation and terminalling for certain bulk commodities. Waste disposal takes place at some of the mines of K&S Sub and is conducted in compliance with German environmental and other regulatory requirements. Terminalling services are provided through a terminal in Hamburg, Germany. As used herein, "DM" means Deutsche Marks. See "Exchange Rate Information."

PURCHASE AGREEMENT

     The Purchase Agreement provides that GW will sell 2,550,000 K&S Shares to PCS for a purchase price of DM 250 million to be paid in cash in two installments consisting of DM 150 million payable at closing and DM 100 million payable no earlier than one year and no later than three years from closing. In addition, GW agreed to grant to PCS a call option to purchase the remaining 1,272,789 K&S Shares held by it at any time before January 1, 2000, at a price of DM 124.8 million and a right of first refusal thereafter to January 1, 2010. PCS will fund the purchase price of the K&S Shares with cash obtained from either its existing cash or borrowings under the Credit Facility.

     The Purchase Agreement contains conditions to closing thereunder, including the obtaining of certain applicable regulatory approvals. BASF and PCS have each made the necessary filings under the HSR Act, and the waiting period thereunder expired at midnight on January 12, 1997. Submissions have been made to the Canadian and German regulatory authorities regarding the proposed transaction and discussions are continuing. Most recently, PCS received a statement of objections from the German Federal Cartel Office summarizing its preliminary reasons for a possible prohibition order. PCS and BASF on January 27, 1997 filed a reply to this statement of objections.

     The Purchase Agreement contains certain representations and warranties made with respect to K&S, K&S Sub and certain other principal operating subsidiaries, including that, to the best knowledge of GW, (a) any environmental pollution of the real estate used in the businesses to be acquired, for which such businesses could be held liable, and (b) any decommissioning costs applicable to such businesses, under current law or presently required final operation plans, are covered by enforceable obligations against third parties or by proper financial statement accruals. The Purchase Agreement also contains representations and warranties made with respect to K&S, K&S Sub and certain other principal operating subsidiaries that, to the best knowledge of GW, all licenses, permits and authorizations necessary to continue such businesses as currently operated have been obtained. GW has agreed to indemnify PCS for a period of two years after closing for claims arising out of GW's breaches of its representations and warranties under the Purchase Agreement. However, certain environmental claims will be indemnified for a period of five years, and certain tax claims will be indemnified for a period six months longer than the applicable statute of limitations.

     The financial obligations of GW under the Purchase Agreement are guaranteed by BASF.

DESCRIPTION OF K&S SUB'S BUSINESS

     German Mining Operations. K&S Sub produces and markets a broad line of fertilizer products compounded from potassium, magnesium and sulfur. It also produces and markets salt (NaCl). In 1995, K&S Sub's sales were DM 1,232 million, of which 66% was attributable to sales of muriate of potash and sulphate of potash. In 1995, K&S Sub accounted for 14% (by volume) of the world market for potassium-based fertilizer products.


     Properties. K&S Sub operates two groups of potash and salt mines and processing plants, the North Group and the Werra Group. The North Group consists of operating mines and processing plants at Sigmundshall, Zielitz, Bernburg and Braunschweig-Luneburg and a processing plant at Bergmannsegen-Hugo. The Werra Group consists of operating mines and processing plants at Wintershall, Hattorf, Unterbreizbach and Neuhof-Ellers.


                                                                    CAPACITY
                            MINE                              (THOUSAND TONNES/YR)
                            ----                              --------------------
NORTH GROUP
Sigmundshall................................................  450 K(2)O*
Zielitz.....................................................  1,250 K(2)O
Bernburg....................................................  2,000 NaCl
Braunschweig-Luneburg.......................................  600 NaCl
WERRA GROUP
Wintershall.................................................  600 K(2)O
Hattorf.....................................................  700 K(2)O
Unterbreizbach..............................................  350 K(2)O
Neuhof-Ellers...............................................  350 K(2)O

---------------

* K(2)0 tonnes are the units of measurement of the potassium nutrient value of potassium-containing fertilizers.

     Production. K&S Sub extracts ore from its potash mines using conventional underground drill and blast techniques. The salt mines also utilize various drill and blast mining methods underground with nearly 50% of the salt production at Bernburg coming from solution mining caverns. K&S Sub generally operates its mines 24 hours a day, 5 days a week, using 3 shifts, and operates its processing plants 24 hours a day, 7 days a week, using 3 shifts a day.

     In the processing plants, saleable products are separated from waste material by crushing to a fine fraction and then using either electro-static separation or flotation techniques. In some plants, crystallization circuits are utilized to improve recovery or produce more refined potassium chloride products. Finished products are screened to required size ranges and, in some cases, compactor circuits are utilized to produce a larger size granular product suitable for bulk blending with other fertilizers.

     The collective annual capacity of the operating Werra Group mines and processing plants is 1.6 million tonnes of potassium chloride, 1.2 million tonnes of potassium sulfate, 1.3 million tonnes of potassium-magnesium products,
1.1 million tonnes of magnesium sulfate products, 0.2 million tonnes of magnesium chloride products, and 0.6 million tonnes of sodium chloride. Production pattern flexibility in the Werra group could permit increases in annual potassium chloride capacity of 0.5 million tonnes, in annual potassium-magnesium products capacity of 0.4 million tonnes, and in annual magnesium sulfate products capacity of 0.2 million tonnes, limited however by the overall capacity. Thus, an increase in one product may result in a decrease in the availability of other products. The collective annual capacity of the operating North Group mines and processing plants is 2.9 million tonnes of potassium chloride and 2.6 million tonnes of sodium chloride.

     Reserves. K&S Sub has calculated its ore reserves as of October 1996 for the various operations as follows:

                                                                                MINE LIFE
                                                      ORE RESERVES          (YEARS AT CURRENT
                     MINE                           (MILLION TONNES)        PRODUCTION RATES)
                     ----                           ----------------        -----------------
NORTH GROUP
Sigmundshall..................................             36                       14
Zielitz.......................................            222                       50
Bernburg......................................             53                       57
Braunschweig-Luneburg.........................             18                       30
WERRA GROUP
Wintershall...................................            390                       51
Hattorf.......................................            736                       84
Unterbreizbach................................            144                       48
Neuhof-Ellers.................................            170                       57

     Marketing. In 1995, European sales of DM 924 million represented approximately 75% of K&S Sub's total sales. European sales were primarily to cooperatives, brokers, compound fertilizer producers, bulk blenders and industrial customers. Offshore sales were primarily to cooperatives, brokers, compound fertilizer producers, bulk blenders and industrial customers located in Brazil, India, Indonesia, Japan, Malaysia, the United States, Columbia and China. In 1995, no one customer accounted for as much as 10% of K&S Sub's total sales.

     In 1995, K&S Sub had approximately 2,800 European customers, with the top 10 (ranked by volume) accounting for 37% of European sales, and had approximately 260 overseas customers, with the top 10 (ranked by volume) accounting for 38% of overseas sales. Sales volumes are spread relatively uniformly over the year, with sales in the first and fourth quarters exceeding in a minor amount sales in the second and third quarters. Generally, sales are made on a spot basis, with 90% of European sales and 75% of offshore sales being made to traditional long-term customers.

     Distribution and Transportation. K&S Sub ships product from its mines to customers by various means, including rail, barge, truck and ship. Most offshore sales are handled through the K&S-owned port facility in Hamburg, Germany. In 1995, 2.7 million tonnes of potash were exported through Hamburg, 0.5 million tonnes of salt and potash through Lubeck, Germany, to Baltic destinations, and lesser quantities through the ports of Antwerp and Wismar. K&S's warehouse capacity for all products, excluding rock salt, totals approximately 1.7 million tonnes, with approximately 1.0 million tonnes capacity at the mines, approximately 0.3 million tonnes capacity at the port of Hamburg, approximately
0.2 million tonnes of capacity elsewhere in Germany, and approximately 0.2 million tonnes of storage elsewhere in Europe.

     Competition. Potash is a bulk commodity industry in which production and transportation costs determine the relative competitiveness of the producers in the various global regional markets. K&S Sub supplies nearly all of Germany's internal consumption of potash. In 1995, this represented 21% of its total potash sales. Western Europe is the most important export market for K&S Sub, representing 39% of its total potash sales in 1995. Exclusive of sales into Germany, K&S Sub sales represented 37% of potash sold into western Europe in 1995, of which sales into France, Belgium, Italy, the Netherlands, Sweden and the United Kingdom were the most significant. K&S Sub competes against indigenous producers in France and the United Kingdom. Key competitors in Western Europe (ranked in order of relative share of export sales) in 1995 were located in Israel, Spain, the United Kingdom, the former Soviet Union, Canada and Jordan. Potash sales into Asia, particularly India, and into Latin America, particularly Brazil, represent the other key markets for K&S Sub. In the Indian market, key competitors for K&S Sub are producers from the former Soviet Union, Jordan and Israel. In the Brazilian market, key competitors for K&S Sub are producers from Canada, the former Soviet Union and Israel. K&S Sub is most competitive in its domestic market and in European markets where it enjoys some transportation cost advantage. Moreover, the European markets are the key markets for the supply of specialty fertilizers containing potassium, magnesium and sulphur. In 1995, approximately 31% of K&S Sub's potash sales was in the form of potassium sulphate and other specialty fertilizers, a specialized potassium market in which there are fewer competitors globally.

     Employees. At December 31, 1995, K&S directly and through subsidiaries employed 9,218 full-time employees which included 8,786 employees of K&S Sub. In addition, 77 employees worked under part-time contracts.

GOVERNMENT OWNERSHIP

     In 1993, a reorganization of the German potash industry occurred and K&S Sub was created. K&S contributed its mines and properties to K&S Sub and received 51% of its shares. The Treuhandanstalt, a state agency established for the purpose of privatizing East German industrial activities, contributed the former East German mines and properties plus DM 1.0 billion to K&S Sub and received 49% of its shares.

     At present, the German federal government, through Beteiligungs - Management - Gesellschaft Berlin mbH ("BMGB"), beneficially owns and controls 49% of the shares of K&S Sub. BMGB's shareholder rights are exercised by Bundesanstalt fur vereinigungsbedingte Sonderaufgaben, as successor to the Treuhandanstalt.

     On May 13, 1993, a shareholders agreement (the "Shareholders Agreement") was entered into between K&S and the Treuhandanstalt. It contains a five-year (to December 31, 1997) business plan (the "Business Plan") and reserves to the shareholders of K&S Sub authority to amend, or approve deviations from, the Business Plan. It also establishes a special 75% majority with respect to most matters requiring shareholder approval, including amendments to the Business Plan, which special majority provision will expire December 31, 1997, except as described below.

     After 1997, and for so long as BMGB and K&S hold, in the aggregate, 75% or more of the shares of K&S Sub, a shareholders resolution regarding (a) adoption of annual financial statements, (b) distribution of profits (i.e., dividends), or (c) establishment of new waste disposal sites requires an affirmative vote of at least 75% of the shares outstanding.

     In addition, while such aggregate shareholding is at least 75%, BMBG is entitled to nominate one of the five managing directors of K&S Sub and one-half of the shareholders representatives on the supervisory board of K&S Sub. The articles of association of K&S Sub provide that until the shareholders' resolution approving the 1997 financial statements of K&S Sub is adopted, any transfer of shares of K&S Sub requires the consent of the non-transferring shareholder. For the period thereafter, the articles of association provide for a right of first refusal in favor of K&S regarding the sale by BMGB of its shares.

     The Business Plan requires K&S Sub to make investments, repairs and remediation to existing mines in an aggregate amount exceeding DM 800 million and to decommission other mines. The Business Plan also provides for a structured reduction in the size of the K&S Sub workforce through the end of 1997. It establishes projected cash flows through the period and requires the shareholders to fund K&S Sub in the event that such cash flows are not attained. The proportionate liability of each shareholder for such funding is determined according to a formula, but in no case is K&S's share greater than 20% of the amount required.

LITIGATION AND REGULATORY PROCEEDINGS

     K&S Sub has been sued for damages for breach of contract and additional compensation before the Commercial Court of Brussels by Cogepotasse S.A. and ITEMA S.A., both of which are subsidiaries of Societe Commerciale et de l'Azote ("SCPA"). The claim by Cogepotasse is for 66,141,121 Belgian francs ("BFR"). The claim by ITEMA is for approximately 1,513,000 BFR. (On September 30, 1996, one BFR equalled 0.03344 U.S. dollar.) The claims are based on the purported breach of an exclusive distribution agreement for the territory of Belgium and Luxembourg entered into by Cogepotasse with the former East German potash export entity Kali-Bergbau. The Commercial Court has rejected ITEMA's claim entirely and Cogepotasse's claim in part. K&S Sub has been deemed liable to pay to Cogepotasse the "half gross profit" realized on the basis of the exclusive distribution right during a three-year period to be calculated on the average figures of the past three years. The Commercial Court has appointed an accountant as expert to determine the profits of Cogepotasse in the past three years and the costs incurred due to the agreement in order to allow the Commercial Court to calculate the exact amount to be paid by K&S Sub. K&S has appealed the decision of the Commercial Court to the Belgian Court of Appeal.

     On December 14, 1993, the Commission of the European Communities (the "European Commission") gave clearance under the European Communities' merger control rules by allowing the merger of K&S (in which the West German potash activities were operated) and MdK (in which the East German potash activities were operated) into K&S Sub, subject to certain conditions. Such conditions have been fulfilled by K&S Sub. On February 18, 1994, the Republic of France filed a lawsuit against the European Commission before the European Court of Justice applying for an annulment of the European Commission's decision of December 14, 1993. On February 25, 1994, SCPA and Enterprise Miniere et Chimique ("EMC") filed a lawsuit against the European Commission in the European Court of First Instance in which the plaintiffs applied for a partial revision of the European Commission's decision with respect to the conditions set out by the European Commission and the restructuring of Potacan's sales activities. Neither K&S nor K&S Sub is a party to either lawsuit, although they have intervenor status. Based on information currently available to it, K&S does not expect either lawsuit to result in a ruling which will have a material effect on the 1993 decision of the European Commission.

     In March 1994, the European Commission implemented an anti-dumping duty on imports of muriate of potash into the European Communities from Russia, Belarus and Ukraine. The effect of the duty is to establish minimum prices for the sale of such imports in the European Communities. Imports of potash from such countries have been significantly reduced from import levels prior to the imposition of duties. The European Commission is presently conducting a review of the existing anti-dumping order. The outcome of the review cannot be accurately predicted. If, however, the review results in a reduction or elimination of the minimum price, imports of potash from Russia, Belarus and Ukraine into the European Communities could increase significantly from current levels.

CANADIAN MINING OPERATIONS

     K&S holds 50% of the outstanding shares of Potacan, while the remaining 50% is held by EMC. Potacan Mining Company ("PMC"), a partnership between Potacan and a wholly owned subsidiary of Potacan, owns and operates a potash mine and processing plant in Sussex, New Brunswick, Canada. The mine has an annual productive capacity of approximately 1.2 million tonnes of potassium chloride and a proven and probable reserve life in excess of 17 years at current rates of production. At present, most of the potash produced by PMC is marketed by Potacan through offices in Toronto and Atlanta. Each of the two shareholders in Potacan has a right to 50% of the production of PMC and may take such product in kind upon the delivery of proper notice. In 1995, Potacan's sales were CDN$166.9 million (approximately U.S.$122.3 million based on the exchange rate at December 31, 1995, of CDN$1.00 = U.S.$.7325).

     The Potacan shareholder agreement between K&S and EMC provides a right of first refusal in the event either EMC or K&S intends to sell its shares in Potacan. BASF has advised PCS that EMC has sought to exercise such right and that K&S had notified EMC that no sale of Potacan shares is occurring and that therefore the right of first refusal is not applicable. On November 13, 1996, EMC initiated an arbitration of the matter pursuant to the terms of the shareholder agreement.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The unaudited pro forma consolidated financial statements presented herein give effect to the Merger. The unaudited pro forma consolidated statement of income for the year ended December 31, 1995, was prepared based upon PCS's and Arcadian's respective unaudited pro forma consolidated statements of income for the year ended December 31, 1995, as if the Merger had occurred on January 1, 1995. The unaudited pro forma consolidated statement of income for the nine months ended September 30, 1996, was prepared based upon PCS's and Arcadian's respective unaudited consolidated statements of income for the nine months ended September 30, 1996, as if the Merger had occurred on January 1, 1995. The unaudited pro forma consolidated balance sheet at September 30, 1996, was prepared based upon PCS's and Arcadian's respective unaudited consolidated balance sheets at September 30, 1996, as if the Merger had occurred on September 30, 1996.

     The fraction of a share of PCS Common Stock constituting the Stock Consideration will be determined based on the average of the daily high and low trading prices of the PCS Common Stock on the NYSE during the 20 consecutive days on which shares of PCS Common Stock are traded on the NYSE ending two trading days prior to the anticipated Effective Time (the "Final PCS Common Stock Price"). The fraction of a share of PCS Common Stock constituting the Stock Consideration, expressed as a decimal and with the result rounded up or down to the nearest one one-thousandth, will be equal to:

          (a) if the Final PCS Common Stock Price is at least $72 but not greater than $83.25, then 0.17713;

          (b) if the Final PCS Common Stock Price is less than $72, then the lesser of (i) 0.21250 and (ii) the quotient of $12.75 divided by the Final PCS Common Stock Price; and

          (c) if the Final PCS Common Stock Price is greater than $83.25, then the greater of (i) 0.16389 and (ii) the quotient of $14.75 divided by the Final PCS Common Stock Price.

If the Final PCS Common Stock Price is less than approximately $60, the market value of the Stock Consideration will be less than $12.75. If the Final PCS Common Stock Price is greater than approximately $90, the market value of the Stock Consideration will be greater than $14.75. If the Final PCS Common Stock Price is less than approximately $65 or greater than approximately $90, either PCS or Arcadian may, but is not obligated to, terminate the Merger Agreement.

     The pro forma data have been prepared assuming that the Final PCS Common Stock Price is $83.54 per share and, therefore, the fraction of a share of PCS Common Stock to be issued as the Stock Consideration in partial exchange for each outstanding share of Arcadian Common Stock is 0.17656. Under the Merger Agreement, the fraction of a share of PCS Common Stock issuable as the Stock Consideration in partial exchange for each outstanding share of Arcadian Common Stock may be as low as 0.16389 and as high as 0.21250, before the parties' rights to terminate the Merger Agreement will arise.

     The unaudited pro forma consolidated financial statements and the accompanying notes reflect the application of the purchase method of accounting. Under this method of accounting, the aggregate consideration paid by PCS in connection with the Merger will be allocated to Arcadian's assets acquired and liabilities assumed based on their estimated fair values at the Effective Time. As described in the accompanying notes, estimates of the fair values of Arcadian's assets and liabilities have been combined with the recorded values of the assets and liabilities of PCS. However, changes to the adjustments included in the unaudited pro forma consolidated financial statements are expected as evaluations of assets and liabilities are completed and as additional information becomes available. In addition, the results of operations of Arcadian subsequent to September 30, 1996, will affect such evaluations. Accordingly, the final allocated values will differ from the amounts set forth in these unaudited pro forma consolidated financial statements.

     The unaudited pro forma consolidated statements of income exclude nonrecurring costs to be incurred by PCS in acquiring Arcadian. These amounts cannot be determined until the Merger is completed. See, however, the discussion in Note 14.

     The unaudited pro forma consolidated financial statements are intended for informational purposes only and are not necessarily indicative of the future results of operations or future financial position of the combined company, or of the results of operations or financial position of the combined company that would have actually occurred had the Merger been in effect for the periods and as of the date presented. The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with the respective audited and unaudited consolidated financial statements of PCS and Arcadian (including the notes thereto) incorporated by reference herein. See "Available Information" and "Incorporation of Certain Documents by Reference."

                    POTASH CORPORATION OF SASKATCHEWAN INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
          (IN THOUSANDS OF U.S. DOLLARS EXCEPT FOR PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                  PRO FORMA    PRO FORMA            PRO FORMA
                                                     PCS        ARCADIAN    NOTE   ADJUSTMENTS   CONSOLIDATED
                                                  ----------   ----------   ----   -----------   ------------
                                                  (NOTE 12)    (NOTE 11)
Net sales.......................................  $1,097,278   $1,266,887                         $2,364,165
Cost of goods sold..............................     699,686      910,759                          1,610,445
                                                  ----------   ----------                         ----------
Gross margin....................................     397,592      356,128                            753,720
                                                  ----------   ----------                         ----------
Research and development........................       1,553           --                              1,553
Selling, distribution and administrative........     115,714       65,208     8       18,806         199,728
Other taxes.....................................      43,388        1,112                             44,500
Interest income.................................      (4,598)     (13,090)    6       12,500          (5,188)
Other income....................................     (12,035)        (242)                           (12,277)
                                                  ----------   ----------                         ----------
                                                     144,022       52,988                            228,316
                                                  ----------   ----------                         ----------
Operating income................................     253,570      303,140                            525,404
Interest expense................................      55,460       59,311   6,7        9,663         124,434
                                                  ----------   ----------                         ----------
Income before income taxes......................     198,110      243,829                            400,970
Income taxes....................................       6,287      100,551     9       (8,865)         97,973
                                                  ----------   ----------                         ----------
Net income......................................  $  191,823   $  143,278                         $  302,997
                                                  ==========   ==========                         ==========
Net income per share (Note 13)..................  $     4.33                                      $     5.79
                                                  ==========                                      ==========

                    POTASH CORPORATION OF SASKATCHEWAN INC.

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996
          (IN THOUSANDS OF U.S. DOLLARS EXCEPT FOR PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                         HISTORICAL
                                                    ---------------------           PRO FORMA
                                                       PCS       ARCADIAN   NOTE   ADJUSTMENTS   CONSOLIDATED
                                                    ----------   --------   ----   -----------   ------------
Net sales.........................................  $1,149,797   $935,244                         $2,085,041
Cost of goods sold................................     817,583    685,601                          1,503,184
                                                    ----------   --------                         ----------
Gross margin......................................     332,214    249,643                            581,857
                                                    ----------   --------                         ----------
Research and development..........................         955         --                                955
Selling, distribution and administrative..........      81,742     40,081      8      14,106         135,929
Other taxes.......................................      29,497        647                             30,144
Interest income...................................      (1,381)   (13,427)     6      11,900          (2,908)
Other (income) expense............................      (6,505)     1,358                             (5,147)
                                                    ----------   --------                         ----------
                                                       104,308     28,659                            158,973
                                                    ----------   --------                         ----------
Operating income..................................     227,906    220,984                            422,884
Interest expense..................................      36,784     43,269    6,7       7,928          87,981
                                                    ----------   --------                         ----------
Income before income taxes........................     191,122    177,715                            334,903
Income taxes......................................      34,027     61,815      9      (7,931)         87,911
                                                    ----------   --------                         ----------
Net income........................................  $  157,095   $115,900                         $  246,992
                                                    ==========   ========                         ==========
Net income per share (Note 13)....................  $     3.42                                    $     4.57
                                                    ==========                                    ==========

                    POTASH CORPORATION OF SASKATCHEWAN INC.

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                             AT SEPTEMBER 30, 1996
                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)

                                     ASSETS

                                                            HISTORICAL
                                                      -----------------------           PRO FORMA
                                                         PCS        ARCADIAN    NOTE   ADJUSTMENTS   CONSOLIDATED
                                                      ----------   ----------   ----   -----------   ------------
Current Assets
  Cash and cash equivalents.........................  $  108,534   $  214,752     6     $(162,278)     $  161,008
  Restricted reserve accounts.......................          --       57,801     6       (47,722)         10,079
  Accounts receivable...............................     175,300      123,172                  --         298,472
  Inventories.......................................     189,457      118,486                  --         307,943
  Prepaid expenses..................................      13,228       11,367                  --          24,595
  Other current assets..............................       3,987          748                  --           4,735
                                                      ----------   ----------                          ----------
                                                         490,506      526,326                             806,832
Property, plant and equipment.......................   1,983,780      598,882                           2,582,662
Goodwill............................................          --       94,567     5       801,165         895,732
Deferred income taxes...............................      12,845           --                              12,845
Other assets........................................      46,212       81,592     5       (10,814)        116,990
                                                      ----------   ----------                          ----------
                                                      $2,533,343   $1,301,367                          $4,415,061
                                                      ==========   ==========                          ==========

                                                   LIABILITIES

Current Liabilities
  Accounts payable and accrued charges..............  $  150,618   $  149,374     5     $  10,000      $  309,992
  Current portion of long-term debt.................      88,755       15,000                  --         103,755
  Current obligations under capital leases..........         265           --                  --             265
                                                      ----------   ----------                          ----------
                                                         239,638      164,374                             414,012
Long-term debt......................................     638,465      510,000   5,6       410,375       1,558,840
Obligations under capital leases....................       1,268           --                  --           1,268
Deferred income tax liability.......................      19,478      108,427   5,10      (33,716)         94,189
Accrued post-retirement/employment
  benefits..........................................      96,042        8,467                  --         104,509
Accrued reclamation costs...........................     148,386           --                  --         148,386
Other non-current liabilities and
  deferred credits..................................       6,060       15,498     5        14,500          36,058
                                                      ----------   ----------                          ----------
                                                       1,149,337      806,766                           2,357,262
                                                      ----------   ----------                          ----------

SHAREHOLDERS' EQUITY

Common stock -- PCS (45,561,890 shares;
                   53,594,890 pro forma shares).....     629,954           --     5       671,077       1,301,031
                 -- Arcadian........................          --          402   4,5          (402)             --
Common stock held in treasury.......................          --      (36,515)    5        36,515              --
Preferred stock.....................................          --       85,999     4       (85,999)             --
Contributed surplus.................................     336,486      352,466   5,10     (345,677)        343,275
Retained earnings...................................     417,566       92,249   5,10      (96,322)        413,493
                                                      ----------   ----------                          ----------
                                                       1,384,006      494,601                           2,057,799
                                                      ----------   ----------                          ----------
                                                      $2,533,343   $1,301,367                          $4,415,061
                                                      ==========   ==========                          ==========

                    POTASH CORPORATION OF SASKATCHEWAN INC.

            NOTES TO THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE YEAR ENDED DECEMBER 31, 1995 AND NINE MONTHS ENDED SEPTEMBER 30, 1996
          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE AMOUNTS)

NOTE 1:

     The unaudited pro forma consolidated statement of income for the year ended December 31, 1995 was prepared by combining the unaudited pro forma consolidated statement of income of Potash Corporation of Saskatchewan Inc. ("PCS") for the year ended December 31, 1995 with the unaudited pro forma consolidated statement of income of Arcadian Corporation ("Arcadian") for the year ended December 31, 1995 (both in U.S. GAAP).

     The unaudited pro forma consolidated statement of income for the nine months ended September 30, 1996 was prepared by combining PCS's and Arcadian's respective unaudited consolidated statements of income for the nine months ended September 30, 1996 (both in U.S. GAAP). Because of the seasonal nature of certain of the companies' businesses, the results of operations for the interim periods presented are not necessarily indicative of the results of operations for a full fiscal year.

     The unaudited pro forma consolidated balance sheet at September 30, 1996 was prepared by combining PCS's and Arcadian's respective unaudited consolidated balance sheets at September 30, 1996 (both in U.S. GAAP).

     Certain figures from the Arcadian consolidated financial statements have been reclassified to conform to the basis of presentation used in the PCS consolidated financial statements.

     In addition to the combination of the historical and pro forma financial statements referred to above, the unaudited pro forma consolidated statements of income for the year ended December 31, 1995 and the nine months ended September 30, 1996 reflect certain adjustments to give effect to the Merger as if it had occurred on January 1, 1995. They also reflect the adjustments to give effect to the issuance of shares of PCS Common Stock and the incurrence of long-term debt by PCS in order to finance the Merger and the retirement of the Senior Notes. The unaudited pro forma consolidated balance sheet at September 30, 1996 reflects certain adjustments to give effect to the Merger as if it had occurred on September 30, 1996.

     Pro forma adjustments are based on the purchase method of accounting and a preliminary allocation of the purchase price. However, changes to the adjustments included in the unaudited pro forma consolidated financial statements are expected as evaluations of assets and liabilities are completed and additional information becomes available. In addition, the results of operations of Arcadian subsequent to September 30, 1996 will affect such evaluations. Accordingly, the final allocated values will differ from the amounts set forth in the unaudited pro forma consolidated financial statements.

     The unaudited pro forma consolidated financial statements are intended for informational purposes only and are not necessarily indicative of the future results of operations or future financial position of the combined company, or the results of operations or financial position of the combined company that would have actually occurred had the Merger been in effect for the periods and as of the date presented.

                    POTASH CORPORATION OF SASKATCHEWAN INC.

          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE AMOUNTS)

NOTE 2:

     The expected range of Stock Consideration is set out in the following table:


Arcadian comparable price..........  $    25.00    $    26.00    $    27.00   $    27.00
Final PCS Common Stock Price.......  $    60.00    $    77.63    $    83.54   $    90.00
Exchange ratio.....................      .21250        .17713        .17656       .16389
Number of shares of PCS Common
  Stock to be issued...............       9,669         8,059         8,033        7,457
Stock Consideration................  $  580,140    $  625,625    $  671,077   $  671,130
Cash Consideration.................  $  557,375    $  557,375    $  557,375   $  557,375
Merger Consideration...............  $1,137,515    $1,183,000    $1,228,452   $1,228,505


     The pro forma consolidated financial statements have been prepared based on the average of the daily closing price of PCS Common Stock on the New York Stock Exchange for the last 20 trading days preceding January 8, 1997 of $83.54.

     Pro forma net income will not be materially different within the ranges set out above (refer to Note 13 for the effect on pro forma earnings per share).

     The above table assumes that there will be 45.5 million shares of Arcadian Common Stock outstanding at the Effective Time of the Merger. The conversion of the Arcadian Preferred Stock and the exercise of stock options and warrants has been assumed to result in the issuance of the following numbers of shares of Arcadian Common Stock:

                                                              SEPTEMBER 30, 1996
                                                              ------------------
Conversion of Arcadian Preferred Stock......................         5,391
Exercise of stock options...................................           885
Restricted stock............................................           132
Exercise of AAC Warrants....................................           235
Exercise of B Warrants......................................           259
                                                                   -------
                                                                     6,902
Shares of Arcadian Common Stock assumed to be outstanding
  prior to the conversion of the Arcadian Preferred Stock
  and exercise of the options and warrants..................        38,572
                                                                   -------
                                                                    45,474
                                                                   =======

NOTE 3:

     It is assumed that the purchase price will be financed by the incurrence of long-term debt and the issuance of shares of PCS Common Stock and will be used to acquire the following net assets at September 30, 1996:

Working capital.............................................  $  351,952
Fixed assets and other assets...............................     670,269
Goodwill....................................................     895,123
Long-term debt..............................................    (573,000)
Other liabilities...........................................    (115,892)
                                                              ----------
Net assets acquired.........................................   1,228,452
Financed by share issue (estimated).........................     671,077
                                                              ----------
Financed by long-term debt..................................  $  557,375
                                                              ==========

                    POTASH CORPORATION OF SASKATCHEWAN INC.

          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE AMOUNTS)

NOTE 4:

     To give effect to the conversion of Arcadian Preferred Stock to Arcadian Common Stock immediately prior to the Merger. At September 30, 1996, 5,541 shares of Arcadian Preferred Stock are assumed to be converted into 5,391 shares of Arcadian Common Stock.

NOTE 5:

     To give effect to the purchase of Arcadian as at September 30, 1996.

                                                               DEBIT     CREDIT
                                                              -------    -------
Goodwill....................................................  801,165
Other assets................................................              10,814
Accounts payable............................................              10,000
Long-term debt..............................................             620,375
Deferred income taxes.......................................   31,000
Other long-term liabilities.................................              14,500
Common stock (after conversion of Preferred Stock)..........   86,401    671,077
Treasury stock..............................................              36,515
Contributed surplus.........................................  352,466
Retained earnings...........................................   92,249

     The reduction to other assets relates to deferred financing costs. The adjustment to accounts payable relates primarily to accruals for transaction costs to acquire Arcadian. The increase in long-term debt includes the principal amount of the long-term debt incurred on the acquisition and the fair value adjustments related thereto. The adjustment to other long-term liabilities relates to fair value adjustments of the post-retirement benefits.

NOTE 6:

     To record the prepayment of the First Mortgage Notes of Arcadian in the amount of $210,000 (including the fair value adjustment of $25,000) concurrently with the Merger and the retirement of the Senior Notes in the amount of $378,000 (including the fair value adjustment of $38,000) shortly after the Merger. The fair value adjustments to the First Mortgage Notes and Senior Notes approximate the excess of the amounts to be paid over the principal amount of the debt. Arcadian intends to pay the costs of the First Mortgage Notes redemption with funds obtained from existing cash and short-term investments. Merger Sub expects to pay the costs of the Senior Notes tender offer with funds obtained by PCS from existing cash and short-term investments and from borrowings under the Credit Facility (see Note 7) and a short-term loan to be provided by a bank.

     The effect is a reduction of interest expense and interest income as follows:

                                                              INTEREST    INTEREST
                                                               INCOME     EXPENSE
                                                              --------    --------
For the Year ended December 31, 1995........................  $12,500     $55,813
For the Nine months ended September 30, 1996................  $11,900     $41,179

     Upon retirement of the debt, the requirement to maintain certain cash reserve accounts in the amount of $47,722 at September 30, 1996 will be eliminated.

                    POTASH CORPORATION OF SASKATCHEWAN INC.

          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE AMOUNTS)

NOTE 7:

     To account for the interest expense arising from the debt financing of the acquisition of Arcadian and the retirement of the Senior Notes:

Estimated amount of debt....................................  $935,375
Estimated interest rate.....................................         7%
Interest expense
  For the Year ended December 31, 1995......................  $ 65,476
                                                              ========
  For the Nine months ended September 30, 1996..............  $ 49,107
                                                              ========

     The estimated interest rate is based on LIBOR plus 5/8%. A 1% increase in the interest rate would increase interest expense by $9,354 for the year ended December 31, 1995 and $7,015 for the nine months ended September 30, 1996.

     PCS has put in place the Credit Facility to finance part of the acquisition. The term of this Credit Facility is renewable every 364 days with the unanimous consent of the lenders. No principal payments are required as long as the Credit Facility continues to be renewed. If the Credit Facility is not renewed the terms provide for 20 quarterly payments of principal beginning following the end of the revolving period, each of which payments is in the amount of 1% of the principal outstanding at the end of the revolving period, and a final payment of the remaining principal five years and one day following the end of the revolving period.

     Assuming that the Credit Facility will continue to be renewed, the estimated amount of principal repayments required in each of the next 5 years on total long-term debt outstanding after the Merger are:

1997........................................................  $118,250
1998........................................................    63,825
1999........................................................    31,060
2000........................................................   464,350
2001........................................................    34,100
                                                              --------
                                                              $711,585
                                                              ========

NOTE 8:

     Amortization will be adjusted for the allocation of the purchase price to goodwill. Goodwill will be amortized on a straight-line basis over 40 years.

NOTE 9:

     To record the tax effect of the additional interest expense and reduced interest income at an assumed average tax rate of 40% which approximates the statutory rate.

NOTE 10:

     Arcadian has certain stock-based employee benefit plans which vest and become payable concurrently with the Merger. The additional premerger compensation accruals at September 30, 1996, relating to these benefit plans are as follows:

Stock options (221,500 shares)..............................  $2,752
SARS (153,650 shares).......................................   2,253
CESARS (108,801 shares).....................................     558
Restricted stock (131,348 shares)...........................   1,226
                                                              ------
                                                               6,789
Tax effect at 40%...........................................   2,716
                                                              ------
                                                              $4,073
                                                              ======

                    POTASH CORPORATION OF SASKATCHEWAN INC.

          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE AMOUNTS)

     The premerger compensation accruals have been calculated based on the number of shares which vest concurrently with the Merger multiplied by the difference between the estimated fair market value per share as at the date of the Merger ($27.00) and the exercise price.

NOTE 11:

     The unaudited pro forma consolidated statement of income of Arcadian for the year ended December 31, 1995 gives effect to the merger (the "Arcadian Merger") of a wholly owned subsidiary of Arcadian with and into Arcadian Partners, L.P. ("Arcadian Partners") and Arcadian's public offering of Arcadian Common Stock in August 1995 as if they had occurred on January 1, 1995. The pro forma adjustments include amortization of goodwill resulting from the Arcadian Merger, the decrease in interest expense as a result of Arcadian's redemption of its 16% Junior Subordinated Exchange Debentures due December 15, 2004, the elimination of the non-controlling interest in Arcadian Partners and its subsidiaries represented by the Preference Units, and the income tax effect of the pro forma adjustments. The pro forma adjustments made to the historical financial statements are as follows:

Elimination of non-controlling interest.....................     $82,270
Amortization of goodwill....................................       1,421
Increase in income tax provision............................      33,727
Reduction in interest expense...............................       7,906

NOTE 12:

     The unaudited pro forma consolidated statement of income of PCS for the year ended December 31, 1995 gives effect to the acquisition of Texasgulf Inc. as if it had occurred on January 1, 1995. The historical statement of income was adjusted for the results of operations of Texasgulf Inc. for the period from January 1, 1995 through April 10, 1995 (the date of acquisition by PCS), as noted below, which included certain additional interest expense ($13,300) and income tax effects ($5,320) relating to the acquisition:

                                                                  PRO FORMA
                                                   HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                   ----------    -----------    ----------
Net sales........................................   $961,805      $135,473      $1,097,278
Cost of goods sold...............................    597,355       102,331         699,686
                                                    --------      --------      ----------
Gross margin.....................................    364,450        33,142         397,592
                                                    --------      --------      ----------
Research and development.........................      1,553            --           1,553
Selling, distribution and administrative.........    111,893         3,821         115,714
Other taxes......................................     43,388            --          43,388
Interest income..................................     (4,598)           --          (4,598)
Other income.....................................    (12,035)           --         (12,035)
                                                    --------      --------      ----------
                                                     140,201         3,821         144,022
                                                    --------      --------      ----------
Operating income.................................    224,249        29,321         253,570
Interest expense.................................     41,817        13,643          55,460
                                                    --------      --------      ----------
Income before income taxes.......................    182,432        15,678         198,110
Income taxes.....................................      4,348         1,939           6,287
                                                    --------      --------      ----------
Net income.......................................   $178,084      $ 13,739      $  191,823
                                                    ========      ========      ==========

     The unaudited pro forma consolidated statement of income of PCS for the year ended December 31, 1995 does not include the results of operations of White Springs Agricultural Chemicals Inc. for the period

                    POTASH CORPORATION OF SASKATCHEWAN INC.

          (IN THOUSANDS OF U.S. DOLLARS, EXCEPT FOR PER SHARE AMOUNTS)

from January 1, 1995 through October 31, 1995 (the date of acquisition by PCS). PCS believes that such results, although profitable, would not have a material impact on the pro forma results of operations of PCS in 1995.

NOTE 13:

     Pro forma earnings per share have been calculated as follows:

                                                                              NINE MONTHS
                                                              YEAR ENDED         ENDED
                                                             DECEMBER 31,    SEPTEMBER 30,
                                                                 1995            1996
                                                             ------------    -------------
(a)   Pro forma net income...............................      $302,997        $246,992
                                                               ========        ========
(b)   PCS average outstanding shares (in thousands)......        44,292          45,989
      Add shares assumed to be issued on acquisition
      (in thousands).....................................         8,033           8,033
                                                               --------        --------
      Total average outstanding shares (in thousands)....        52,325          54,022
                                                               ========        ========
(c)   Earnings per share (a/b)...........................      $   5.79        $   4.57
                                                               ========        ========

     Since pro forma net income combines the net income reported in the historical financial statements for the entire year, the estimated 8,033 shares to be issued to finance part of the acquisition have been recorded as outstanding for the entire year.

     Pro forma fully diluted earnings per share have not been disclosed as there are no material dilutive elements.

     Pro forma earnings per share ("EPS") for the ranges of Stock Consideration set out in Note 2 are:

Arcadian comparable price..........................  $25.00   $26.00   $27.00   $27.00
Final PCS Common Stock price.......................  $60.00   $77.63   $83.54   $90.00
EPS -- Year Ended December 31, 1995................  $ 5.62   $ 5.78   $ 5.79   $ 5.86
EPS -- Nine Months Ended September 30, 1996........  $ 4.44   $ 4.56   $ 4.57   $ 4.62

NOTE 14:

     PCS expects that it will incur nonrecurring costs relating to severance, relocation and other restructuring costs. These costs are not quantifiable at this time.

                       BENEFICIAL OWNERSHIP OF SECURITIES

PCS

     The following table sets forth certain information regarding the beneficial ownership of PCS Common Stock at December 31, 1996, by (a) each director of PCS,
(b) each executive officer of PCS, and (c) all directors and executive officers of PCS as a group. PCS is not aware of any beneficial owner of more than 5% of the outstanding shares of PCS Common Stock. Unless otherwise indicated, each person identified below has sole voting and investment power with respect to the shares beneficially owned by such person. Shares of PCS Common Stock issuable upon the exercise of options that are vested or will vest within 60 days after December 31, 1996, are deemed to be beneficially owned by the holders of such options and are treated as vested in the footnotes to the table.

                                                                 AMOUNT AND NATURE OF
                                                                 BENEFICIAL OWNERSHIP
                                                                    OF COMMON STOCK
                                                              ---------------------------
                                                                               PERCENTAGE
                                                              NUMBER OF            OF
           NAME OF DIRECTOR OR EXECUTIVE OFFICER               SHARES           CLASS(1)
           -------------------------------------              ---------        ----------
Charles E. Childers.........................................   168,539(2)        *
William J. Doyle............................................   112,482(3)        *
John Gugulyn................................................    55,746(4)        *
James J. Bubnick............................................    44,700(5)        *
Barry E. Humphreys..........................................    39,053(6)        *
Wayne R. Brownlee...........................................    25,741(7)        *
Garth W. Moore..............................................    21,804(8)        *
Betty-Ann L. Heggie.........................................    21,554(9)        *
Denis J. Cote...............................................    17,185(10)       *
Honourable Willard Z. Estey, Q.C............................    16,700(11)       *
Thomas J. Wright............................................    15,000(12)       *
Isabel Anderson.............................................    15,833(13)       *
John L.M. Hampton...........................................    13,064(14)       *
Dallas Howe.................................................    14,000(15)       *
Douglas J. Bourne...........................................    13,400(16)       *
Peter Braun.................................................    11,859(17)       *
Paul S. Wise................................................    12,750(18)       *
E. Robert Stromberg.........................................     9,640(19)       *
Jack G. Vicq................................................     9,593(20)       *
Daryl K. Seaman.............................................     9,000(21)       *
Barrie A. Wigmore...........................................     9,000(22)       *
James F. Lardner............................................     8,400(23)       *
Donald E. Phillips..........................................     4,000(24)       *
Paul J. Schoenhals..........................................     2,100(25)       *
All directors and executive officers as a group (24
  persons)..................................................   671,143(2-25)      1.5

---------------

  * Less than 1%

 (1) At December 31, 1996, there were 45,581,864 outstanding shares of PCS Common Stock.

 (2) Includes 1,037 shares of PCS Common Stock held jointly by Mr. Childers and his wife and 167,500 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Childers.

 (3) Includes 102,500 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Doyle.

 (4) Includes 194 shares of PCS Common Stock held by Mr. Gugulyn's wife and 55,500 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Gugulyn.

 (5) Includes 100 shares of PCS Common Stock held by Mr. Bubnick's wife and 44,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Bubnick.

 (6) Includes 39,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Humphreys.

 (7) Includes 25,500 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Brownlee.

 (8) Includes 21,750 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Moore.

 (9) Includes 21,500 shares of PCS Common Stock issuable upon the exercise of vested options granted to Ms. Heggie.

(10) Includes 13,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Cote.

(11) Includes 2,000 shares of PCS Common Stock held by Mr. Estey's wife and 13,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Estey.

(12) Includes 15,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Wright.

(13) Includes 83 shares of PCS Common Stock held jointly by Ms. Anderson and her husband and 13,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Ms. Anderson.

(14) Includes 10 shares of PCS Common Stock held by Mr. Hampton's minor children and 13,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Hampton.

(15) Includes 13,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Howe.

(16) Includes 13,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Bourne.

(17) Includes 11,750 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Braun.

(18) Includes 10,500 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Wise.

(19) Includes 8,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Stromberg.

(20) Includes 9,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Vicq.

(21) Includes 8,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Seaman.

(22) Includes 8,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Wigmore.

(23) Includes 8,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Lardner.

(24) Includes 3,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Phillips.

(25) Includes 2,000 shares of PCS Common Stock issuable upon the exercise of vested options granted to Mr. Schoenhals.

ARCADIAN

     The following table sets forth certain information regarding the beneficial ownership of Arcadian Common Stock and Arcadian Preferred Stock at December 31, 1996, by (a) each person known to Arcadian to be the beneficial owner of more than 5% of the outstanding shares of Arcadian Common Stock or Arcadian Preferred Stock, (b) each director of Arcadian, (c) each executive officer of Arcadian, and (d) all directors and executive officers of Arcadian as a group. Unless otherwise indicated, each person indicated below has sole voting and investment power with respect to the shares beneficially owned by such person. Shares of Arcadian Common Stock issuable upon the exercise of options and warrants that are vested or will vest within 60 days after December 31, 1996, are deemed to be beneficially owned by the holders of such options and warrants and are treated as vested in the footnotes to the table.

                                                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                             --------------------------------------------------------
                                                    COMMON STOCK                PREFERRED STOCK
                                             --------------------------    --------------------------
 NAME OF DIRECTOR OR EXECUTIVE OFFICER OR    NUMBER OF      PERCENTAGE     NUMBER OF      PERCENTAGE
   NAME AND ADDRESS OF BENEFICIAL OWNER       SHARES        OF CLASS(1)     SHARES        OF CLASS(2)
 ----------------------------------------    ---------      -----------    ---------      -----------
Gordon A. Cain.............................  2,311,750(3)      6.0%             --             --
  8 Greenway Plaza, Suite 702
  Houston, Texas 77046-0803
James A Shirley............................    334,284            *          1,870              *
William A. McMinn..........................    206,375(4)         *          2,500(15)          *
Herbert W. Kirby...........................    189,482(5)         *         10,000(16)          *
Charles W. Lance, Jr.......................    153,317(6)         *             --             --
J. D. Campbell.............................    136,653(7)         *             --             --
James F. Dietz.............................     87,788(8)         *             --             --
A. L. Williams.............................     54,647(9)         *             --             --
Allan R. Dragone...........................     52,500(10)        *             --             --
Friedrich D. Bertz.........................     44,947(11)        *            935(17)          *
Peter H. Kesser............................     24,947(12)        *             --             --
Lee W. Gooch...............................     25,447(13)        *          1,934(18)          *
Chester B. Vanatta.........................     15,000            *             --             --
Gary E. Carlson............................     12,788            *             --             --
William P. Copenhaver......................      5,300(14)        *          3,085(19)          *
John R. Block..............................      2,500            *             --             --
All directors and executive officers
  as a group (16 persons)..................  3,657,725(3-14)     9.4        20,324(15-19)       *

---------------

  *  Less than 1%.

 (1) At December 31, 1996, there were 38,799,844 outstanding shares of Arcadian Common Stock.

 (2) At December 31, 1996, there were 5,541,281 outstanding shares of Arcadian Preferred Stock.

 (3) Includes 106,290 shares of Arcadian Common Stock held by TSG, Inc., of which Mr. Cain is Chairman of the Board and owner of 50% of the outstanding shares of capital stock; 3,750 shares held by Mr. Cain's wife; 18,750 shares held by the custodian of a profit sharing plan for the benefit of Mr. Cain; and 40,717 shares issuable upon the exercise of 17,226.3 AAC Warrants held by Mr. Cain.

 (4) Includes 9,375 shares of Arcadian Common Stock held by Mr. McMinn's wife and 105,000 shares issuable upon exercise of vested options granted to Mr. McMinn.

 (5) Consists of 22,500 shares of Arcadian Common Stock held by Mr. Kirby, as custodian for his grandchildren; 120,000 shares held by Mr. Kirby's wife and son, as trustees of a trust for the benefit of Mr. Kirby and his family; and 46,982 shares issuable upon the exercise of 19,876.5 AAC Warrants held by Mr. Kirby, as trustee of a charitable remainder trust.

 (6) Includes 75,000 shares of Arcadian Common Stock held by Mr. Lance's wife.

 (7) Includes 97,100 shares of Arcadian Common Stock held by Mr. Campbell, as trustee of a trust for the benefit of Mr. Campbell and his family.

 (8) Includes 2,000 shares of Arcadian Common Stock held by Mr. Dietz's wife and 73,000 shares issuable upon exercise of vested options granted to Mr. Dietz.

 (9) Includes 30,000 shares of Arcadian Common Stock issuable upon exercise of vested options granted to Mr. Williams.

(10) Includes 45,000 shares of Arcadian Common Stock issuable upon exercise of vested options granted to Mr. Dragone.

(11) Includes 9,000 shares of Arcadian Common Stock held by Mr. Bertz's wife and 19,000 shares issuable upon exercise of vested options granted to Mr. Bertz.

(12) Includes 7,500 shares of Arcadian Common Stock issuable upon exercise of vested options granted to Mr. Kesser.

(13) Includes 9,000 shares of Arcadian Common Stock held jointly by Mr. Gooch and his wife and 10,000 shares issuable upon exercise of vested options granted to Mr. Gooch.

(14) Includes 300 shares of Arcadian Common Stock held by Mr. Copenhaver's wife.

(15) Consists of 2,500 shares of Arcadian Preferred Stock held by Mr. McMinn's wife.

(16) Consists of 10,000 shares of Arcadian Preferred Stock held jointly by Mr. Kirby and his wife.

(17) Consists of 935 shares of Arcadian Preferred Stock held by Mr. Bertz's wife.

(18) Includes 1,654 shares of Arcadian Preferred Stock held jointly by Mr. Gooch and his wife.

(19) Includes 935 shares of Arcadian Preferred Stock held by Mr. Copenhaver's wife.

                        DESCRIPTION OF PCS CAPITAL STOCK

     The statements in this section concerning PCS's Restated Articles of Incorporation dated October 31, 1989, as amended (the "PCS Articles"), and the Rights Plan (as defined herein), are brief summaries, do not purport to be complete, and are qualified by reference to the PCS Articles and the Rights Plan.

GENERAL

     The authorized capital stock of PCS consists of an unlimited number of common shares (the "PCS Common Stock") and an unlimited number of preferred shares issuable in series (the "PCS Preferred Stock"). At the close of business on December 31, 1996, there were 45,581,864 outstanding shares of PCS Common Stock and no outstanding shares of PCS Preferred Stock.

PCS COMMON STOCK

     Holders of shares of PCS Common Stock have the right to cast one vote per share held at all meetings of PCS shareholders other than meetings at which only holders of another class or series are entitled to vote under the PCS Articles or applicable law.

     Subject to prior rights of holders of PCS Preferred Stock and of holders of any other PCS shares ranking prior to shares of PCS Common Stock, holders of shares of PCS Common Stock have the right to receive such dividends as PCS's Board of Directors may declare.

     Subject to prior rights of holders of PCS Preferred Stock and of holders of any other PCS shares ranking prior to shares of PCS Common Stock, holders of shares of PCS Common Stock have the right to receive the remaining property of PCS upon a dissolution.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for PCS Common Stock in Canada is The R-M Trust Company, 1080-2002 Victoria Avenue, Regina, Saskatchewan S4P OR7, and in the United States is ChaseMellon Shareholder Services, L.L.C., 85 Challenger Road, Overpeck Center, Ridgefield Park, New Jersey 07660.

PCS PREFERRED STOCK

     The Board of Directors of PCS has the authority to provide for the issuance from time to time of PCS Preferred Stock in series and, as to each series, to fix the designation, rights, privileges, restrictions and conditions to attach thereto, such as the dividend rate, voting rights (if any), redemption provisions (including pricing) (if any), and conversion rights (if any). The PCS Preferred Stock of each series would rank on parity with the PCS Preferred Stock of any other series and prior to the shares of PCS Common Stock with respect to the payment of dividends and the return of capital and may carry voting rights. Cumulative dividends, dividend preferences, and conversion, exchange and redemption provisions, to the extent that any of these features may be present when PCS Preferred Stock is issued, could have an adverse effect on the availability of earnings for distribution to the holders of shares of PCS Common Stock or for other corporate purposes. The Board of Directors of PCS, without shareholder approval but subject to its fiduciary duties, could issue PCS Preferred Stock with voting rights that could adversely affect the voting power of the holders of PCS Common Stock and, thus, to some extent impede a change of control of PCS.

RIGHTS

     The Board of Directors of PCS adopted a Shareholder Rights Plan on November 10, 1994, which was amended by the Board of Directors on March 28, 1995, and May 4, 1995, and approved by the shareholders of PCS on May 11, 1995 (the "Rights Plan"). Under the Rights Plan, the Board of Directors of PCS declared a dividend distribution of one right (a "Right") for each share of PCS Common Stock to holders of record. The Rights Plan provides that, in respect of subsequent issuances of shares of PCS Common Stock, each share of PCS Common Stock so issued shall have one Right associated with it.

     The Rights Plan generally provides that, in the event that a person becomes an Acquiring Person (as defined herein) pursuant to a transaction or event, each Right shall constitute, effective from and after the close of business on the tenth day following the date on which it is publicly announced that a person has become an Acquiring Person or such later date as the Board of Directors may determine, the right to purchase from PCS that number of shares of PCS Common Stock having a market price equal to CDN$400 for an amount in cash equal to the exercise price of CDN$200, subject to adjustment in order to avoid anti-dilutive effects.

     The Rights Plan does not affect the acquisition of up to 20% of the outstanding shares of PCS Common Stock and other voting shares of PCS ("Voting Shares"). If a person, other than an investment manager, trust company or pension plan, seeks to acquire greater than 20% of the outstanding Voting Shares (an "Acquiring Person"), such Acquiring Person would be required to make a take-over bid pursuant to the Permitted Bid or Competing Permitted Bid (each as defined herein) requirements of the Rights Plan. Alternatively, an Acquiring Person may seek approval of the Board of Directors of PCS for a particular take-over bid. If an Acquiring Person acquires more than 20% of the outstanding Voting Shares other than (a) by means of a Permitted Bid or Competing Permitted Bid or (b) with the approval of the PCS Board of Directors, the operation of the Rights Plan may substantially dilute such Acquiring Person's holdings by voiding the Rights held by the Acquiring Person or otherwise beneficially owned by the Acquiring Person.

     Under the Rights Plan, a "Permitted Bid" is a take-over bid that provides for a minimum deposit period of at least 60 days and is made to the holders of all Voting Shares. A Permitted Bid may be made for less than all of the outstanding Voting Shares. A Permitted Bid also must satisfy certain requirements provided for in the Rights Plan, including the requirement that more than 50% of the then outstanding Voting Shares held by holders independent of any Acquiring Person or offeror be deposited in acceptance of the Permitted Bid, in which case the Permitted Bid must then be extended for a further period of 10 days.

     Under the Rights Plan, a "Competing Permitted Bid" is a take-over bid which is made after a Permitted Bid has been made and prior to the expiration of the Permitted Bid. A Competing Permitted Bid may be made for less than all of the outstanding Voting Shares. A Competing Permitted Bid also must satisfy certain requirements provided for in the Rights Plan, including the requirements that
(a) the Competing Permitted Bid be made to the holders of all Voting Shares, (b) it provide for a minimum deposit period for at least 60 days from the latest date of any other Permitted Bid or Competing Permitted Bid in existence when the take-over bid is made, and (c) more than 50% of the then outstanding Voting Shares held by holders independent of any Acquiring Person or offeror be deposited in acceptance of the Competing Permitted Bid, in which case the Competing Permitted Bid must then be extended for a further period of 10 days.

     The Rights Plan is operative for a three-year period expiring no later than the 1998 Annual General Meeting of PCS.

                        COMPARISON OF STOCKHOLDER RIGHTS

     The statements set forth herein with respect to certain provisions of The Business Corporations Act (Saskatchewan) (the "SBCA"), the PCS Articles, the PCS By-Laws, the Rights Agreement, the General Corporation Law of the State of Delaware (the "DGCL"), the Restated Certificate of Incorporation of Arcadian, as amended (the "Arcadian Certificate"), and the Amended and Restated Bylaws of Arcadian (the "Arcadian Bylaws"), are brief summaries thereof, do not purport to be complete and are qualified in their entirety by reference to the relevant provisions of such laws and documents.

     The following summary compares certain rights of the holders of Arcadian Common Stock under the DGCL, the Arcadian Certificate and the Arcadian Bylaws with the rights of holders of PCS Common Stock under the SBCA, the PCS Articles and the PCS By-Laws. PCS is incorporated under the laws of the Province of Saskatchewan, Canada. Arcadian is incorporated under the laws of the State of Delaware, United States of America. If the Merger is consummated, the Arcadian stockholders will become stockholders of PCS. As stockholders of a Saskatchewan corporation, their rights will differ in certain respects from those of stockholders of a Delaware corporation. In addition, the rights of Arcadian stockholders who become stockholders of PCS following the Merger will be governed by the provisions of the PCS Articles and the PCS By-Laws rather than the provisions of the Arcadian Certificate and the Arcadian Bylaws.

                  VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS

                    Saskatchewan                                              Delaware

Under the SBCA, certain extraordinary corporate             The DGCL requires the affirmative vote of a
actions, such as certain amalgamations, continuances,       majority of the outstanding stock entitled
sales, leases or exchanges of all or substantially          to vote thereon to authorize any merger,
all of the property of a corporation other than in          consolidation, dissolution or sale of
the ordinary course of business, and other                  substantially all of the assets of a
extraordinary corporate actions such as liquidations        corporation, except that, no authorizing
and dissolutions, are required to be approved by            stockholder vote is required of a
special resolution. A special resolution is a               corporation surviving a merger if (a) such
resolution passed by not less than two-thirds of the        corporation's certificate of incorporation
votes cast by the shareholders entitled to vote on          is not amended in any respect by the merger,
the resolution. In most cases, a special resolution         (b) each share of stock of such corporation
to approve an extraordinary corporate action is also        outstanding immediately prior to the
required to be approved separately by the holders of        effective date of the merger will be an
a class or series of shares, including the holders of       identical outstanding share of the surviving
non-voting shares.                                          corporation after the effective date of the
                                                            merger and (c) the number of shares to be
A corporation may also apply to a court for an order        issued in the merger does not exceed 20% of
approving an arrangement (which includes an                 such corporation's outstanding common stock
amalgamation, a transfer of all or substantially all        immediately prior to the effective date of
the property of a corporation to another body               the merger. Stockholder approval is also not
corporate in exchange for property, money or                required under the DGCL for mergers or
securities of the body corporate, or liquidation and        consolidations in which a parent corporation
dissolution) where it is not insolvent and is unable        merges or consolidates with a subsidiary of
to make such change in accordance with the provisions       which it owns at least 90% of the
of the SBCA. The court may make any interim or final        outstanding shares of each class of stock.
order it sees fit with respect to such proposed
arrangement.                                                Such matters as tender offers or self
                                                            tenders, going- private transactions and
Such matters as take-over bids, issuer bids or self         similar transactions are subject to
tenders, going-private transactions and transactions        regulation under United States securities
with directors, officers, significant shareholders          laws, regulations and policies.
and other related parties to which PCS is a party
will be

subject to regulation by Canadian provincial securities legislation and administrative policies of Canadian securities administrators.

           CUMULATIVE VOTING AND CLASSIFICATION OF BOARD OF DIRECTORS

                    Saskatchewan                                              Delaware

PCS's Articles and PCS's By-Laws do not provide for a       Arcadian's Certificate and Arcadian's Bylaws
classified board of directors or for cumulative             do not provide for a classified board of
voting in director elections.                               directors or for cumulative voting in
                                                            director elections.

                        AMENDMENT TO GOVERNING DOCUMENTS

                    Saskatchewan                                              Delaware

Under the SBCA, any amendment to the articles               The DGCL requires a vote of the
generally requires the approval by special                  corporation's board of directors followed by
resolution, which is a resolution passed by not less        the affirmative vote of a majority of the
than two-thirds of the votes cast by shareholders           outstanding stock of each class entitled to
entitled to vote on the resolution. Certain                 vote for any amendment to the certificate of
amendments which affect the shares are also required        incorporation. If an amendment alters the
to be approved separately by the holders of each            powers, preferences or special rights of a
class of shares (or in certain cases, of a series of        particular class or series of stock so as to
shares), including the holders of non-voting shares.        affect them adversely, that class or series
Under the SBCA, unless the articles or by-laws              shall be given the power to vote as a class
otherwise provide, the directors may, by resolution,        whether or not entitled to vote thereon
make, amend or repeal any by-law that regulates the         under the certificate of incorporation. The
business or affairs of a corporation. Where the             DGCL also states that the power to adopt,
directors make, amend or repeal a by-law, they are          amend or repeal the by-laws of a corporation
required under the SBCA to submit the by-law,               shall be in the stockholders entitled to
amendment or repeal to the shareholders at the next         vote, provided that the corporation in its
meeting of shareholders, and the shareholders may           certificate of incorporation may confer such
confirm, reject or amend the by-law amendment or            power on the board of directors in addition
repeal by an ordinary resolution, which is a                to the stockholders. The Arcadian
resolution passed by a majority of the votes cast by        Certificate expressly authorizes the board
shareholders entitled to vote on the resolution.            of directors to adopt, amend or repeal the
                                                            Arcadian Bylaws but the stockholders may
                                                            alter or repeal any by-law whether adopted
                                                            by them or otherwise.

                                APPRAISAL RIGHTS

                    Saskatchewan                                              Delaware

The SBCA provides that shareholders of a SBCA               Under the DGCL, holders of shares of any
corporation entitled to vote on certain matters are         class or series have the right, in certain
entitled to exercise dissent rights and to be paid          circumstances, to dissent from a merger or
the fair value of their shares in connection                consolidation of the corporation by
therewith. The SBCA does not distinguish for this           demanding payment in cash for the shares
purpose between listed and unlisted shares. Such            equal to the fair value (excluding any
matters include (a) any amalgamation with a                 appreciation or depreciation as a
corporation (other than with certain subsidiary             consequence, or in expectation, of the
corporations); (b) an amendment to the corporation's        transaction) of such shares, as determined
articles to add, change or remove any provisions            by a court in an action timely brought by
restricting or constraining the issue, transfer or          the corporation or the dissenters. The DGCL
ownership of                                                grants appraisal rights only in the case of
                                                            mergers or consolidations and not in the
                                                            case of a sale or

shares; (c) an amendment to the corporation's articles      transfer of assets or a purchase of assets for
to add, change or remove any restriction upon the           stock regardless of the number of shares being
business or businesses that the corporation may carry       issued. Further, no appraisal rights are
on or upon the powers that the corporation                  available for shares of any class or series
may exercise; (d) a continuance under the                   listed on a national securities
laws of another jurisdiction; (e) a sale, lease or          exchange or designated as a national market
exchange of all or substantially all of the property        system security on an interdealer quotation
of the corporation other than in the ordinary course        system by The National Association of
of business; or (f) a court order permitting a              Securities Dealers, Inc., or held of record
shareholder to dissent in connection with an                by more than 2,000 stockholders unless the
application to the court for an order approving an          agreement of merger or consolidation
arrangement proposed by the corporation.                    converts such shares into anything other
Notwithstanding the foregoing, a shareholder is not         than (a) stock of the surviving corporation,
entitled to dissent if an amendment to the articles         (b) stock of another corporation which is
is effected by a court order approving the                  either listed on a national securities
reorganization or by a court order made in connection       exchange or designated as a national market
with an action for an oppression remedy. Under the          system security on an interdealer quotation
SBCA, a shareholder may, in addition to exercising          system by The National Association of
dissent rights, seek an oppression remedy, as               Securities Dealers, Inc., or held of record
described below.                                            by more than 2,000 stockholders, (c) cash in
                                                            lieu of fractional shares, or (d) some
                                                            combination of the above. In addition,
                                                            appraisal rights are not available for any
                                                            shares of the surviving corporation if the
                                                            merger did not require the vote of the
                                                            stockholders of the surviving corporation.

                               OPPRESSION REMEDY

                    Saskatchewan                                              Delaware

The SBCA provides an oppression remedy that enables         The DGCL does not provide for an oppression
the court to make any order, both interim and final,        remedy.
to rectify the matters complained of, if the court is
satisfied upon application by a complainant (as
defined below) that (a) any act or omission of the
corporation or an affiliate effects a result; (b) the
business or affairs of the corporation or an
affiliate are or have been carried on or conducted in
a manner; or (c) the powers of the directors of the
corporation or an affiliate are or have been
exercised in a manner; that is oppressive or unfairly
prejudicial to, or that unfairly disregards the
interest of any security holder, creditor, director
or officer of the corporation. A complainant includes
(a) a present or former registered holder or
beneficial owner of securities of a corporation or
any of its affiliates; (b) a present or former
officer or director of the corporation or any of its
affiliates; (c) the Director of Corporations Branch
as appointed under the SBCA; and (d) any other person
who, in the discretion of the court, is a proper
person to make such application. Because of the
breadth of the conduct which can be complained of and
the scope of the court's remedial powers, the
oppression remedy is very flexible and is frequently
relied upon to safeguard the interest of shareholders
and other


complainants which have a sufficient interest in the corporation. Under the SBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy. Furthermore, the court may order the corporation or its subsidiary to pay the interim expenses of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of derivative action). The complainant is not required to give any security for costs.

                               DERIVATIVE ACTION

                    Saskatchewan                                              Delaware

Under the SBCA, a complainant (as defined above) may        Derivative actions may be brought in
apply to the court for leave to bring an action in          Delaware by a stockholder on behalf of, and
the name of and on behalf of a corporation or any           for the benefit of, the corporation. The
subsidiary, or intervene in an existing action to           DGCL provides that a stockholder must aver
which any such body corporate is a party, for the           in the complaint that he or she was a
purpose of prosecuting, defending or discontinuing          stockholder of the corporation at the time
the action on behalf of the body corporate. Under the       of the transaction of which he or she
SBCA, no action may be brought and no intervention in       complains. A stockholder may not sue
an action may be made unless the court is satisfied         derivatively unless he or she first makes
that (a) the complainant has given reasonable notice        demand on the corporation that it bring suit
to the directors of the corporation or its subsidiary       and such demand has been refused, unless it
of the complainant's intention to apply to the court        is shown that such demand would have been
if the directors of the corporation or its subsidiary       futile.
do not bring, diligently prosecute or defend or
discontinue the action; (b) the complainant is acting
in good faith; and (c) it appears to be in the
interests of the corporation or its subsidiary that
the action be brought, prosecuted, defended or
discontinued.

Under the SBCA, the court in a derivative action may make any order it thinks fit including, without limitation, (a) an order authorizing the complainant or any other person to control the conduct of the action; (b) an order giving directions for the conduct of the action; (c) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary; and (d) an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action. Additionally, under the SBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complainant, it is not required to give security for costs in a derivative action.


                     STOCKHOLDER CONSENT IN LIEU OF MEETING

                    Saskatchewan                                              Delaware

Under the SBCA, shareholder action without a meeting        Under the DGCL, unless otherwise provided in
may not be taken by written resolution signed by less       the certificate of incorporation, any action
than all shareholders who would be entitled to vote         required to be taken or which may be taken
thereon at a meeting.                                       at an annual or special meeting of
                                                            stockholders may be taken without a meeting
                                                            if a consent in writing is signed by holders
                                                            of outstanding stock having not less than
                                                            the minimum number of votes that would be
                                                            necessary to authorize such action at a
                                                            meeting at which all shares entitled to vote
                                                            were present and voted. The Arcadian
                                                            Certificate does not contain any provision
                                                            relating to action by written consent.

                        DIRECTOR RESIDENCY REQUIREMENTS

                    Saskatchewan                                              Delaware

A majority of the directors of an SBCA corporation          The DGCL does not have any residency
generally must be resident Canadians, but where a           requirements.
holding corporation earns in Canada directly or
through its subsidiaries less than five per cent of
the gross revenues of the holding corporation and all
of its subsidiary bodies, then not more than
one-third of the directors of the holding corporation
are required to be resident Canadians. The SBCA also
requires that a corporation whose securities are or
were part of a distribution to the public have not
fewer than three directors, at least two of whom are
not officers or employees of the corporation or any
of its affiliates.

                         FIDUCIARY DUTIES OF DIRECTORS

                    Saskatchewan                                              Delaware

Pursuant to section 117 of the SBCA, directors and          Under the DGCL, the business and affairs of
officers are required to act honestly and in good           a corporation are managed by or under the
faith with a view to the best interests of the              direction of its board of directors. In
corporation, and to exercise the care, diligence and        exercising their powers, directors are
skill that a reasonably prudent person would exercise       charged with a fiduciary duty to protect the
in comparable circumstances.                                interests of the corporation and to act in
                                                            the best interests of its stockholders. In
Notwithstanding any of the above, a director is not         recognition of the managerial prerogatives
liable if he relies in good faith upon (a) the              granted to the directors of a Delaware
financial statements of the corporation represented         corporation, Delaware law presumes that, in
to him or her by an officer of the corporation or in        making a business decision, such directors
a written report of the auditor of the corporation to       are disinterested and act on an informed
reflect the financial condition of the corporation,         basis, in good faith and in the honest
or (b) a report of a lawyer, accountant, engineer,          belief that the action taken was in the best
appraiser or other professional person.                     interests of such corporation, which
                                                            presumption is known as the "business
                                                            judgment rule." A party challenging the
                                                            propriety of a decision of a board of
                                                            directors bears the burden of rebutting the
                                                            applicability of the presumption of the
                                                            business judgment rule by demonstrating
                                                            that, in reaching their decision, the
                                                            directors breached one or more of their
                                                            fiduciary duties -- good faith, loyalty and
                                                            due care. If the presumption is not
                                                            rebutted, the business judgment rule
                                                            attaches to protect the directors and their
                                                            decisions, and their business judgments will
                                                            not be second guessed. Where, however, the
                                                            presumption is rebutted, the directors bear
                                                            the burden of demonstrating the entire
                                                            fairness of the relevant transaction.
                                                            Notwithstanding the foregoing, Delaware
                                                            courts subject directors' conduct to
                                                            enhanced scrutiny in respect of defensive
                                                            actions taken in response to a threat to
                                                            corporate control and approval of a
                                                            transaction resulting in a sale of such
                                                            control.

                   INDEMNIFICATION OF DIRECTORS AND OFFICERS

                    Saskatchewan                                              Delaware

Under the SBCA and pursuant to the PCS By-Laws,             The DGCL provides that a corporation may
except in respect of an action by or on behalf of the       indemnify its present and former directors,
corporation to procure a judgment in its favour, PCS        officers, employees and agents (each an
may indemnify a director or officer, a former               "indemnitee") against all reasonable
director or officer or a person who acts or acted at        expenses (including attorneys' fees) and,
the corporation's request as a director or officer of       except in actions initiated by or in the
a body corporate of which the corporation is or was a       right of the corporation, against all
shareholder or creditor, and his or her heirs and           judgments, fines and amounts paid in
legal representatives (an "Indemnifiable Person"),          settlement in actions brought against them,
against all costs, charges and expenses, including an       if such indemnitee acted in good faith and
amount paid to settle an action or satisfy a                in a manner which he or she reasonably
judgment, reasonably incurred by him or her in              believed to be in, or not opposed to, the
respect of any civil, criminal or administrative            best interests of the corporation, and in
action or proceeding to which he or she is made a           the case of a criminal proceeding, had no
party by reason of being or having been a director or       reasonable cause to believe that his or her
officer of the corporation or such body corporate, if       conduct was unlawful. The corporation is
(a) he or she acted honestly and in good faith with a       required to indemnify an indemnitee to the
view to the best interests of the corporation; and          extent that he or she is successful on the
(b) in the case of a criminal or administrative             merits or otherwise in the defense of any
action or proceeding that is enforced by a monetary         claim, issue or matter associated with an
penalty, he or she had reasonable grounds for               action, if the foregoing standards are
believing that his or her conduct was lawful. A             satisfied. The Arcadian Certificate provides
corporation may, with the approval of a court, also         for indemnification of directors and
indemnify an Indemnifiable Person in respect of an          officers to the extent permitted by the
action by or on behalf of the corporation to procure        DGCL. The Arcadian Bylaws and various other
a judgment in its favour, to which such person is           Arcadian governing documents and contracts
made a party by reason of being or having been a            require such indemnifications.
director or officer of the corporation, if he or she
fulfils the conditions set out in clauses (a) and (b)
above.

Notwithstanding the above, any interested person may apply to court for an order that an Indemnifiable
Person is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by him or her in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate if the court is satisfied that the Indemnifiable Person (i) was substantially successful on the merits of his or her defense of the action or proceeding and (ii) he or she fulfills the conditions set out in clauses (a) and (b) above.

                               DIRECTOR LIABILITY

                    Saskatchewan                                              Delaware

The SBCA does not permit any limitation of a                The DGCL provides that the charter of the
director's liability.                                       corporation may include a provision which
                                                            limits or eliminates the liability of
                                                            directors to the corporation or its
                                                            stockholders of monetary damages for breach
                                                            of fiduciary duty as a director, provided
                                                            such liability does not arise from certain
                                                            proscribed conduct, including acts or
                                                            omissions not in good faith or which involve
                                                            intentional misconduct or a knowing
                                                            violation of law, breach of the duty of
                                                            loyalty, the payment of unlawful dividends
                                                            or expenditure of funds for unlawful stock
                                                            repurchases or redemptions or transactions
                                                            from which such director derived an improper
                                                            personal benefit. The Arcadian Certificate
                                                            contains a provision limiting the liability
                                                            of its directors to the fullest extent
                                                            permitted by the DGCL.

                         DIRECTOR REMOVAL AND VACANCIES

                    Saskatchewan                                              Delaware

The shareholders of a corporation may, by resolution        Under the DGCL, any director or the entire
passed by a majority of the votes cast by the               board of directors of a Delaware corporation
shareholders who voted in respect of the resolution         may be removed with or without cause by the
at a special meeting, remove any director or                holders of a majority of the shares then
directors from office, and fill the vacancy created         entitled to vote at an election of
by such removal. Pursuant to the SBCA, a quorum of          directors. Pursuant to the DGCL and the
directors may, with certain exceptions, fill a              Arcadian Bylaws, vacancies on the board of
vacancy among the directors.                                directors may be filled by a majority of
                                                            directors remaining in office.

                            STOCKHOLDER RIGHTS PLAN

                    Saskatchewan                                              Delaware

PCS has adopted the Rights Plan. The Rights Plan and        Arcadian has not adopted a stockholder
the Rights are described in "Description of PCS             rights plan.
Capital Stock -- Rights."

                         STOCKHOLDER INSPECTION RIGHTS

                    Saskatchewan                                              Delaware

Shareholders of a public corporation and their agents       Under the DGCL, stockholders, upon the
and legal representatives are entitled to examine,          demonstration of a proper purpose, have the
and may take extracts of, among other things, the           right to inspect a corporation's stock
articles, by-laws, minutes of meetings and                  ledger, stockholder list and other books and
resolutions of shareholders, and the securities             records. Under the DGCL, a "proper purpose"
register. Such persons are also entitled, upon              is any purpose reasonably related to the
meeting certain requirements, including the payment         interest of the inspecting person as a
of a reasonable fee, to demand a list of shareholders       stockholder.
and persons holding options or rights to acquire
shares in the Corporation.

                 QUORUM REQUIREMENTS; MEETINGS OF STOCKHOLDERS

                    Saskatchewan                                              Delaware

Pursuant to the SBCA, unless the by-laws otherwise          Pursuant to the DGCL, the certificate of
provide, a quorum of shareholders is present at a           incorporation or by-laws may specify a
meeting of shareholders if the holders of a majority        quorum for, and the votes that shall be
of the shares entitled to vote at the meeting are           necessary for, the transaction of any
present in person or represented by proxy. Pursuant         business, but in no event shall a quorum
to the PCS By-Laws, a quorum for any meeting of             consist of less than one-third of the shares
shareholders shall be a person or persons present and       entitled to vote at the meeting. Pursuant to
holding or representing by proxy not less than 5% of        the Arcadian Bylaws, at any meeting of the
the total number of issued shares of PCS having             stockholders, the holders of a majority of
voting rights at such meeting.                              all of the shares of the stock entitled to
                                                            vote at the meeting, present in person or by
                                                            proxy, shall constitute a quorum.

                                   DIVIDENDS

                    Saskatchewan                                              Delaware

Pursuant to the SBCA, a corporation shall not declare       Subject to any restriction contained in a
or pay a dividend if there are reasonable grounds for       corporation's certificate of incorporation,
believing that (a) the corporation is, or would after       the DGCL generally provides that a
the payment be, unable to pay its liabilities as they       corporation may declare and pay dividends
become due or (b) the realizable value of the               out of surplus, defined as net assets minus
corporation's assets would thereby be less than the         stated capital or, where no surplus exists,
aggregate of its liabilities and stated capital of          out of net profits for the fiscal year in
all classes.                                                which the dividend is declared and/or for
                                                            the preceding fiscal year. Dividends may not
                                                            be paid out of net profits if the capital of
                                                            the corporation is less than the amount of
                                                            capital represented by the issued and
                                                            outstanding stock of all classes having a
                                                            preference upon the distribution of assets.

                        INTERESTED DIRECTOR TRANSACTIONS

                    Saskatchewan                                              Delaware

Under the SBCA, a material contract between a               The DGCL provides that no transaction
corporation and one or more of its directors or             between a corporation and one or more of its
officers, or between a corporation and another entity       directors or officers, or an entity in which
of which the director or officer of the corporation         one or more of its directors or officers are
is a director or officer or in which he or she has a        directors or officers, or have a financial
material interest, is neither void or voidable by           interest, shall be void or voidable solely
reason only of that relationship or by reason only          for that reason, or solely because the
that a director with an interest in the contract is         director or officer is present at,
present at or is counted to determine the presence of       participates in, or votes at the meeting of
a quorum at a meeting of directors or committee of          the board of directors or committee which
directors that authorized the contract, if the              authorizes the transaction. In order that
director or officer disclosed his interest in               such a transaction not be found void or
accordance with the SBCA, and the contract was              voidable, it must, after disclosure of
approved by the directors or the shareholders and it        material facts, be approved by the
was reasonable and fair to the corporation at the           disinterested directors, a committee of
time it was approved.                                       disinterested directors or the stockholders,
                                                            or the transaction must be fair as to the
The shareholders can also, by special resolution            corporation.
passed at a meeting, approve a material or proposed
material contract that the directors are otherwise
unable to approve by reason of the material interest
of some or all of the directors in the contract.

                            "ANTI-TAKEOVER" STATUTE

                    Saskatchewan                                              Delaware

The SBCA contains no provisions similar to section          Section 203 of the DGCL prohibits certain
203 of the DGCL.                                            transactions between a Delaware corporation
                                                            and an "interested stockholder." For
                                                            purposes of this provision, an "interested
                                                            stockholder" is a stockholder that is
                                                            directly or indirectly a beneficial owner of
                                                            15% or more of the voting power of the
                                                            outstanding voting stock of a Delaware
                                                            corporation (or its affiliate or associate).
                                                            This provision prohibits certain business
                                                            combinations between an interested
                                                            stockholder and a corporation for a period
                                                            of three years after the date the interested
                                                            stockholder acquired its stock, unless (a)
                                                            the business combination is approved by the
                                                            corporation's board of directors prior to
                                                            the stock acquisition date; (b) the
                                                            interested stockholder acquired at least 85%
                                                            of the voting stock of the corporation in
                                                            the transaction in which it became an
                                                            interested stockholder; or (c) the business
                                                            combination is approved by a majority of the
                                                            board of the board of directors and the
                                                            affirmative vote of two-thirds of
                                                            disinterested stockholders.

                         POWER TO CALL SPECIAL MEETINGS

                    Saskatchewan                                              Delaware

Pursuant to the SBCA, the directors may at any time         Under the DGCL, a special meeting of
call a special meeting of shareholders. Additionally,       stockholders may be called by the board of
the holders of not less than 5% of the issued shares        directors or any other person authorized to
of a corporation that carry the right to vote at a          do so in the corporation's certificate of
meeting sought to be held may requisition the               incorporation or by-laws. Under the Arcadian
directors to call a meeting of shareholders for the         Bylaws, special meetings of the stockholders
purposes stated in the requisition.                         for any purpose may be called by the board
                                                            of directors or the chief executive officer.

                                 LEGAL MATTERS

     The legality of the PCS Common Stock offered hereby will be passed upon for PCS by Stikeman, Elliott, counsel to PCS. Bracewell & Patterson, L.L.P., counsel to Arcadian, and Goodman Phillips & Vineberg (New York), U.S. tax counsel to PCS, will each deliver an opinion concerning certain United States federal income tax consequences of the Merger, and Goodman Phillips & Vineberg S.E.N.C. (Montreal), Canadian tax counsel to PCS, will deliver an opinion concerning certain Canadian federal income tax consequences of the ownership and disposition of shares of PCS Common Stock. Certain matters involving the laws of the United States will be passed upon for PCS by Arent Fox Kintner Plotkin & Kahn, counsel to PCS.

                                    EXPERTS

     The consolidated financial statements and schedules of Arcadian and its subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, incorporated by reference herein and in the Registration Statement of which this Proxy Statement is a part, have been so incorporated in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, and Coopers & Lybrand, independent chartered accountants, incorporated by reference herein and therein, and upon the authority of said firms as experts in accounting and auditing.

     With respect to the unaudited interim consolidated financial information of Arcadian and its subsidiaries as of and for the periods ended March 31, 1996, June 30, 1996, and September 30, 1996, incorporated by reference herein and in the Registration Statement of which this Proxy Statement is a part, KPMG Peat Marwick LLP, independent certified public accountants, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in Arcadian's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996, and September 30, 1996, and incorporated by reference herein and therein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim consolidated financial information, because those reports are not "reports" or "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements of PCS and its subsidiaries as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, incorporated by reference herein and in the Registration Statement of which this Proxy Statement is a part, have been audited by Deloitte & Touche, independent chartered accountants, as stated in their reports incorporated by reference herein and therein, and are so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Texasgulf Inc., at December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, included in Amendment No. 2 to PCS's Registration Statement on Form F-10 (No. 33-98616) and incorporated by reference in this Proxy Statement and

Registration Statement, have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     If the Merger Agreement is not consummated, proposals of Arcadian stockholders that are intended to be presented by such stockholders at Arcadian's 1997 Annual Meeting of Stockholders must have been received by Arcadian at its principal executive offices no later than November 29, 1996, in order that they may be considered for possible inclusion in the proxy statement and the form of proxy relating to that meeting. Stockholder nominations of candidates for election to the Arcadian Board must be made no later than 90 days in advance of each annual meeting of stockholders, and must contain the information required by Arcadian's Amended and Restated Bylaws.

                           EXCHANGE RATE INFORMATION

     The exchange rates for 1994 and 1995 and the nine months ended September 30, 1996, were as follows (such rates are expressed in Deutsche Marks ("DM") per U.S.$1.00, at the noon buying rates (the "Noon Buying Rates") in New York City for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York):

                                                          YEAR ENDED        NINE MONTHS
                                                         DECEMBER 31,          ENDED
                                                       ----------------    SEPTEMBER 30,
                                                        1994      1995         1996
                                                       ------    ------    -------------
End of period........................................  1.5495    1.4345       1.5210
Average for period*..................................  1.6119    1.4261       1.5024
High for period......................................  1.7627    1.5612       1.5477
Low for period.......................................  1.4920    1.3565       1.4354

---------------

* Based on the average of the Noon Buying Rates on the last business day of each month during the period presented.


     On January 27, 1997, the Noon Buying Rate was DM 1.6424 per U.S.$1.00 (equivalent to DM 1.00 = U.S.$0.6089).

                           ANNEXES TO PROXY STATEMENT


Annex I Agreement and Plan of Merger dated as of September 2, 1996, as amended, among Potash Corporation of Saskatchewan Inc., Arcadian Corporation, and PCS Nitrogen, Inc.

Annex II Fairness Opinion of Credit Suisse First Boston Corporation dated January 28, 1997

Annex III       Excerpt from the General Corporation Law of the State of
                Delaware Relating to Appraisal Rights

                                                                         ANNEX I

                         AGREEMENT AND PLAN OF MERGER,

                                  AS AMENDED,

                                  BY AND AMONG

                    POTASH CORPORATION OF SASKATCHEWAN INC.,

                              ARCADIAN CORPORATION

                                      AND

                               PCS NITROGEN, INC.

                               SEPTEMBER 2, 1996

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE 1
THE MERGER
SECTION 1.01.  The Merger..................................................    1
SECTION 1.02.  Exchange Agent; Payment of Merger Consideration.............    2
SECTION 1.03.  Transfers after the Effective Time..........................    3
SECTION 1.04.  Withholding.................................................    3
SECTION 1.05.  Fractional Shares...........................................    3
SECTION 1.06.  Options, SARs, CESARs and Restricted Stock..................    3
SECTION 1.07.  Certain Adjustments.........................................    4
SECTION 1.08.  Dissenting Shares...........................................    4
SECTION 1.09.  Cash/Stock Adjustment.......................................    4
ARTICLE 2
THE SURVIVING CORPORATION
SECTION 2.01.  The Surviving Corporation...................................    5
ARTICLE 3
STOCKHOLDER APPROVAL; EFFECTIVE TIME
SECTION 3.01.  Stockholder Approval........................................    5
SECTION 3.02.  Effective Time..............................................    5
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
  OF PCS AND MERGER SUB
SECTION 4.01.  Organization, Standing and Power............................    6
SECTION 4.02.  Corporate Authorization.....................................    6
SECTION 4.03.  Governmental Authorization..................................    7
SECTION 4.04.  Non-Contravention...........................................    7
SECTION 4.05.  Capitalization..............................................    7
SECTION 4.06.  Disclosure Documents........................................    7
SECTION 4.07.  Compliance with Laws........................................    8
SECTION 4.08.  No Undisclosed Liabilities..................................    8
SECTION 4.09.  Litigation..................................................    8
SECTION 4.10.  Environmental Matters.......................................    8
SECTION 4.11.  Proxy Statement; Registration Statement.....................    9
SECTION 4.12.  Absence of Certain Changes..................................    9
SECTION 4.13.  Liabilities of Merger Sub...................................    9
SECTION 4.14.  Merger-Related Tax Matters..................................    9
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
  OF ARCADIAN
SECTION 5.01.  Organization, Standing and Power............................   10
SECTION 5.02.  Corporate Authorization.....................................   10
SECTION 5.03.  Governmental Authorization..................................   11

                                                                             PAGE
                                                                             ----
SECTION 5.04.  Non-Contravention...........................................   11
SECTION 5.05.  Capitalization..............................................   11
SECTION 5.06.  SEC Documents...............................................   12
SECTION 5.07.  Compliance with Laws........................................   12
SECTION 5.08.  No Undisclosed Liabilities..................................   12
SECTION 5.09.  Litigation..................................................   12
SECTION 5.10.  Environmental Matters.......................................   12
SECTION 5.11.  ERISA.......................................................   13
SECTION 5.12.  Proxy Statement; Registration Statement.....................   16
SECTION 5.13.  Absence of Certain Changes..................................   16
SECTION 5.14.  Taxes.......................................................   17
SECTION 5.15.  Fairness Opinion............................................   19
SECTION 5.16.  Takeover Statutes...........................................   19
SECTION 5.17.  Merger-Related Tax Matters..................................   19
SECTION 5.18.  Brokers or Finders..........................................   20
SECTION 5.19.  Additional Matters..........................................   20
SECTION 5.20.  Certain Voting Agreements...................................   20
ARTICLE 6
COVENANTS
SECTION 6.01.  Conduct of Arcadian's Business..............................   20
SECTION 6.02.  Investigation...............................................   22
SECTION 6.03.  Cooperation.................................................   22
SECTION 6.04.  Affiliates..................................................   23
SECTION 6.05.  Insurance Extension.........................................   23
SECTION 6.06.  Filings; Other Action.......................................   23
SECTION 6.07.  Further Assurances..........................................   23
SECTION 6.08.  Takeover Statute............................................   23
SECTION 6.09.  No Solicitation.............................................   23
SECTION 6.10.  Public Announcements........................................   24
SECTION 6.11.  Indemnification and Insurance...............................   24
SECTION 6.12.  Accountants' Letters........................................   24
SECTION 6.13.  Arcadian Preferred Stock....................................   24
SECTION 6.14.  Additional Reports..........................................   24
SECTION 6.15.  Arcadian Warrants...........................................   24
SECTION 6.16.  No Purchase.................................................   25
SECTION 6.17.  Employee Benefit Plans......................................   25
SECTION 6.18.  Conduct of PCS's Business...................................   26
ARTICLE 7
CONDITIONS TO THE MERGER
SECTION 7.01.  Conditions to Merger........................................   26
SECTION 7.02.  Additional Conditions of PCS and Merger Sub.................   27
SECTION 7.03.  Additional Conditions of Arcadian...........................   27
ARTICLE 8
TERMINATION, WAIVER, AMENDMENT AND CLOSING
SECTION 8.01.  Termination or Abandonment..................................   27
SECTION 8.02.  Amendment or Supplement.....................................   28

                                                                             PAGE
                                                                             ----
SECTION 8.03.  Extension of Time, Waiver, Etc..............................   28
SECTION 8.04.  Closing.....................................................   29
ARTICLE 9
MISCELLANEOUS
SECTION 9.01.  No Survival of Representations and Warranties...............   29
SECTION 9.02.  Expenses....................................................   29
SECTION 9.03.  Counterparts; Effectiveness.................................   29
SECTION 9.04.  Governing Law; Consent to Jurisdiction......................   29
SECTION 9.05.  Notices.....................................................   30
SECTION 9.06.  Assignment; Binding Effect..................................   30
SECTION 9.07.  Severability................................................   30
SECTION 9.08.  Enforcement of Agreement....................................   30
SECTION 9.09.  Miscellaneous...............................................   31
SECTION 9.10.  Headings....................................................   31

                              TABLE OF DEFINITIONS

AAC Warrant......................6.15(b)(ii)
AAC Warrant Agreement.............6.15(b)(i)
Affiliate Agreement.....................6.04
Agreement...........................Preamble
Arcadian............................Preamble
Arcadian Benefit Arrangements........5.11(e)
Arcadian Common Stock................5.05(a)
Arcadian Employee Plans..............5.11(a)
Arcadian International Plan..........5.11(k)
Arcadian Preferred Stock............Preamble
Arcadian SEC Documents..................5.06
Arcadian Title IV Plan...............5.11(b)
Canadian GAAP...........................4.06
Canadian Securities Laws..........4.01(b)(v)
Certificate of Designation..........Preamble
Certificate of Merger...................3.02
CESAR................................1.06(c)
CESAR Plan...........................1.06(c)
Change in Control....................6.17(a)
Change of Control....................6.17(a)
Code................................Preamble
Common Conversion Option............Preamble
Confidentiality Agreement...............6.02
Current Employees....................6.17(b)
Delaware Law.........................1.01(a)
Determination Date................1.01(b)(v)
Effective Date.......................7.01(f)
Effective Time..........................3.02
Employment Agreements................5.13(j)
Environmental Claim.....................4.10
Environmental Laws......................4.10
Environmental Permits...................4.10
ERISA................................5.11(a)
ERISA Affiliate......................5.11(b)
Exchange Act............................4.03
Exchange Agent.......................1.02(a)
Final PCS Common Stock Price......1.01(b)(v)
Five Percent Holder.....................1.09
GAAP....................................5.06
Holders..............................1.02(a)
HSR Act.................................4.03
Lien....................................4.04
Material Adverse Effect.........4.01(b)(iii)
Merger...............................1.01(a)
Merger Cash..........................1.02(a)
Merger Consideration.................1.02(a)
Merger Shares........................1.02(a)
Merger Sub..........................Preamble
Multiemployer Plan...................5.11(b)
NYSE..............................1.01(b)(v)
Old Certificate......................1.02(b)
Option Plan..........................1.06(a)
Optionees............................1.06(a)
Options..............................1.06(a)
PCS.................................Preamble
PCS Common Stock.....................4.05(a)
PCS Disclosure Documents................4.06
PCS DRIP........................4.05(a)(iii)
Pension Plans........................5.11(a)
Per Share Cash Amount............1.01(b)(iv)
Per Share Stock Amount...........1.01(b)(iv)
Person...........................4.01(b)(ii)
Proxy Statement.........................4.11
Registration Statement...............6.03(a)
Restricted Stock Plan................1.06(d)
SAR..................................1.06(b)
SAR Plan.............................1.06(b)
SBCA.............................4.01(b)(iv)
Series B Warrant.................6.15(b)(iv)
Series B Warrant Agreement......6.15(b)(iii)
Severance Program....................5.13(j)
Special Meeting.........................3.01
Subsidiary........................4.01(b)(i)
Surviving Corporation................1.01(a)
Tax..................................5.14(m)
Tax Return...........................5.14(m)
Taxes................................5.14(m)
Taxing Authorities...................5.14(m)
Termination Date........................6.01
Third Party Acquisition Proposal........6.09
Total Consideration.....................1.09
Treasury Regulation..................5.14(m)
Valuation Period..................1.01(b)(v)

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (the "Agreement"), dated as of September
2, 1996, and amended on December 12, 1996 and January   , 1997 but effective as
of September 2, 1996, is by and among Potash Corporation of Saskatchewan Inc., a Saskatchewan corporation ("PCS"), Arcadian Corporation, a Delaware corporation ("Arcadian"), and PCS Nitrogen, Inc., a Delaware corporation and a wholly-owned subsidiary of PCS ("Merger Sub").

                              W I T N E S S E T H

     WHEREAS, the Boards of Directors of PCS and Arcadian have deemed that it is advisable and in the best interests of the security holders of PCS and Arcadian, respectively, that PCS acquire Arcadian pursuant to the merger of Arcadian with and into Merger Sub as set forth herein; and

     WHEREAS, in connection with the Merger described herein, Arcadian will exercise the "Common Conversion Option" set forth in the Certificate of Designation (the "Certificate of Designation") creating Arcadian's Mandatorily Convertible Preferred Stock, Series A ("Arcadian Preferred Stock"), so that (a) all shares of Arcadian Preferred Stock outstanding immediately prior to the Merger will be converted into shares of Arcadian Common Stock immediately prior to the Merger as provided in the Certificate of Designation, and (b) all such shares of Arcadian Common Stock resulting from such conversion of the Arcadian Preferred Stock will be treated in the Merger identically to all other shares of Arcadian Common Stock outstanding immediately prior to the Merger; and

     WHEREAS, the parties hereto intend that the merger of Arcadian with and into Merger Sub shall be accomplished in a manner that will qualify as a reorganization under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the foregoing and the agreements and conditions specified in this Agreement, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.01. The Merger. (a) At the Effective Time, Arcadian shall be merged (the "Merger") with and into Merger Sub in accordance with the provisions of the General Corporation Law of the State of Delaware, as amended ("Delaware Law"), whereupon the separate existence of Arcadian shall cease, and Merger Sub shall be the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of Arcadian and Merger Sub, all as provided under Delaware Law.

     (b) Pursuant to the Merger, at the Effective Time:

          (i) each share of Arcadian Common Stock outstanding immediately prior to the Effective Time shall, except as otherwise provided in Section 1.01(b)(ii), Section 1.05, Section 1.08, or Section 1.09, be converted into cash equal to the Per Share Cash Amount and that fraction of a share of PCS Common Stock equal to the Per Share Stock Amount;

          (ii) each share of Arcadian Common Stock held by Arcadian or any Subsidiary of Arcadian or owned by PCS or any Subsidiary of PCS immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

          (iii) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding share of capital stock of the Surviving Corporation; except for such additional common stock as will be issued to PCS by Surviving Corporation in consideration of PCS agreeing to deliver the Merger Shares to the Exchange Agent. The share certificates evidencing the common stock of Merger Sub shall be canceled and a new share certificate of the Surviving Corporation shall be issued to PCS.

          (iv) for purposes hereof, the term "Per Share Cash Amount" shall mean $12.25; the term "Per Share Stock Amount" shall mean the number of shares (or a fraction thereof) of PCS Common Stock (expressed as a decimal and with the result rounded up or down to the nearest one one-thousandth,
     0.0005 being rounded up to 0.001) equal to:

             (A) if the Final PCS Common Stock Price is at least $72.00 but not greater than $83.25, then 0.17713;

             (B) if the Final PCS Common Stock Price is less than $72.00, then the lesser of (1) 0.21250 and (2) the quotient of (x) $12.75 divided by
        (y) the Final PCS Common Stock Price; and

             (C) if the Final PCS Common Stock Price is greater than $83.25, then the greater of (1) 0.16389 and (2) the quotient of (x) $14.75 divided by (y) the Final PCS Common Stock Price;

          (v) for purposes hereof, the term "Final PCS Common Stock Price" shall mean the quotient obtained by dividing (A) the sum of the averages of the daily high and low trading prices of the PCS Common Stock on the New York Stock Exchange (the "NYSE") for each trading day during the Valuation Period by (B) the number of trading days in the Valuation Period; the term "Valuation Period" shall mean the 20 consecutive days on which shares of PCS Common Stock are traded on the NYSE ending on the second business day immediately prior to the anticipated Effective Time; and the term "Determination Date" shall mean the last day of the Valuation Period; and

          (vi) for purposes hereof, the term "dollars" and the symbol "$" shall both mean United States dollars.

     SECTION 1.02. Exchange Agent; Payment of Merger Consideration.

     (a) As soon as reasonably practicable after the Effective Time, and subject to the provisions of Section 1.09, (i) PCS shall deposit or cause to be deposited with ChaseMellon Shareholder Services, L.L.C. or such other institution as may be designated by PCS, as exchange agent (including any co-exchange agent, the "Exchange Agent"), for the benefit of the holders of Arcadian Common Stock (collectively, the "Holders"), certificates representing the number of whole shares of PCS Common Stock (collectively, the "Merger Shares") to which each Holder has become entitled pursuant to Section 1.01, and
(ii) Merger Sub shall deposit (A) cash equal to the aggregate Per Share Cash Amount to which the Holders have become entitled pursuant to Section 1.01 (the "Merger Cash"), and (B) the cash to which the Holders are entitled as provided in Section 1.05 (the Merger Shares, the Merger Cash and any cash to which a Holder is entitled as provided in Section 1.05 together being the "Merger Consideration"). In consideration of PCS agreeing to deliver the Merger Shares to the Exchange Agent, Surviving Corporation shall issue to PCS common stock of Surviving Corporation having a value equal to the Merger Shares.

     (b) As soon as reasonably practicable after the Effective Time, and in any event within 30 days after the Effective Time, the Exchange Agent shall mail to each Holder of record as of the Effective Time, a form of letter of transmittal and instructions for use in effecting the surrender of the certificates representing Arcadian Common Stock or Arcadian Preferred Stock, as the case may be (each such certificate, an "Old Certificate"), in exchange for the Merger Consideration. Upon the proper delivery and surrender to the Exchange Agent of an Old Certificate, together with a duly completed and executed letter of transmittal, the record holder of such Old Certificate shall be entitled to receive, and the Exchange Agent (pursuant to irrevocable instructions from PCS) shall deliver to such record holder, in exchange therefor, subject to Section 1.09, (i) a certificate representing the Merger Shares to which such Holder shall have become entitled pursuant to Section 1.01, (ii) the Merger Cash to which such Holder shall have become entitled pursuant to Section 1.01, and (iii) if applicable, cash in lieu of fractional shares as provided in Section 1.05. Any Old Certificate delivered to the Exchange Agent with a duly completed and executed letter of transmittal shall forthwith be canceled. Until so delivered, each Old Certificate shall, after the Effective Time, represent for all purposes only the right to receive the Merger Consideration as set forth in this Agreement. No interest will be paid or will accrue on any portion of the Merger Consideration payable on the surrender of an Old Certificate. Any Holder whose Old Certificate has been lost or destroyed may nevertheless obtain the Merger Consideration into which the

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

Arcadian Common Stock, represented by such lost Old Certificate would have been converted pursuant to Section 1.01, provided such Holder delivers to PCS and the Exchange Agent a statement certifying such loss or destruction and providing for indemnity reasonably satisfactory to PCS and the Exchange Agent against any loss or expense either of them may incur as a result of such lost or destroyed Old Certificate being thereafter surrendered to the Exchange Agent or PCS. In the event of a transfer of ownership of any Arcadian Common Stock which is not registered in the transfer records of Arcadian, the Merger Consideration may be delivered to a transferee if the Old Certificate representing such Arcadian Common Stock so transferred is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid or are not payable.

     (c) No dividends payable with respect to any Merger Shares shall be paid to persons entitled to receive such Merger Shares until such persons have surrendered their Old Certificates (or certification with respect to lost or destroyed Old Certificates) to the Exchange Agent in accordance with Section 1.02(b). After such surrender, there shall be paid to the person in whose name the Merger Shares shall be issued any dividends on such Merger Shares that have a record date prior to such surrender. If the payment date for such dividend is after the date of such surrender, payment shall be made on such payment date. In no event will any person entitled to receive Merger Shares be entitled to interest on any dividend declared with respect to Merger Shares.

     (d) Any of the Old Certificates, and any certification with respect to lost or destroyed Old Certificates, that have not been surrendered or delivered to the Exchange Agent within six months after the Effective Time may be delivered to PCS, and any Holder who has not theretofore complied with Section 1.02(b) shall thereafter look only to PCS for payment of the Merger Consideration. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable for any cash or securities delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (e) All deliveries and payments in respect of Arcadian Common Stock that are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such securities, except as may be otherwise required by law.

     SECTION 1.03. Transfers after the Effective Time. No transfers of Arcadian Common Stock or Arcadian Preferred Stock shall be made on the transfer books of the Surviving Corporation at or after the Effective Time.

     SECTION 1.04. Withholding. PCS shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Holder such amounts as PCS may be required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that such amounts are so withheld by PCS, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of whom such deduction and withholding were made.

     SECTION 1.05. Fractional Shares. No fractional shares of PCS Common Stock shall be issued in connection with the Merger, but in lieu thereof each holder of Arcadian Common Stock otherwise entitled to a fractional share of PCS Common Stock (considering all Old Certificates held of record by such holder together) will be entitled to receive a cash payment (rounded up or down to the nearest $.01, $.005 being rounded up to $.01) in an amount equal to such fractional part of a share of PCS Common Stock multiplied by the Final PCS Common Stock Price.

     SECTION 1.06. Options, SARs, CESARs and Restricted Stock. (a) As soon as reasonably practicable after receiving written instructions from PCS and before the Effective Time, Arcadian shall take all necessary and appropriate actions to implement the provisions of clause (1) or (3) of Section 6(j) of Arcadian's Stock Option Plan, as amended (the "Option Plan"), with respect to the outstanding options to purchase shares of Arcadian Common Stock (the "Options") granted under the Option Plan. Arcadian and PCS understand and agree that subject to certain conditions set forth in the Option Plan, (i) said clause (1) of Section 6(j) permits Arcadian to accelerate the time at which the then outstanding Options may be exercised in full for a limited period of time on or before a specified date (which, in the case of the Merger, will permit the holders of the

Options (the "Optionees") to participate in the Merger with the shares of Arcadian Common Stock received upon the exercise of such Options) to be fixed by the Committee (as defined in the Option Plan), after which specified date all unexercised Options and all rights of the Optionees thereunder shall terminate, and (ii) said clause (3) permits Arcadian to require the mandatory surrender to Arcadian of the then outstanding Options, as of a date before or not later than sixty (60) days after the Effective Time as specified by the Committee, in which event such Options shall be canceled and Arcadian shall pay to each Optionee an amount of cash equal to the excess of the fair market value (as determined in accordance with the Option Plan) of the aggregate shares of Arcadian Common Stock subject to such Option over the aggregate option price of such shares.

     (b) As soon as reasonably practicable before the Effective Time, Arcadian shall take all necessary and appropriate actions to further amend Arcadian's Stock Appreciation Rights Plan, as amended (the "SAR Plan"), to provide that at the Effective Time, each stock appreciation right unit granted under the SAR Plan ("SAR") that is outstanding immediately prior to the Effective Time shall be converted into (i) cash equal to the Per Share Cash Amount less the applicable Award Price (as set forth in the applicable SAR agreement) of such SAR and (ii) a fraction of a share of PCS Common Stock equal to the Per Share Stock Amount or cash of equal value.

     (c) As soon as reasonably practicable before the Effective Time, Arcadian shall take such action, if any, as may be necessary or appropriate with regard to Arcadian's Cash Equivalent Stock Appreciation Rights Plan (the "CESAR Plan") so that at the Effective Time, each cash equivalent stock appreciation right unit granted under the CESAR Plan ("CESAR") that is outstanding immediately prior to the Effective Time shall be converted into (i) cash equal to the Per Share Cash Amount less $6.67 and (ii) a fraction of a share of PCS Common Stock equal to the Per Share Stock Amount or cash of equal value.

     (d) Immediately prior to the Effective Time, all restrictions relating to all shares of Arcadian Common Stock theretofore granted pursuant to Arcadian's Restricted Stock Plan (the "Restricted Stock Plan") shall lapse, and all conditions to the holders' receipt of such shares free of any such restrictions shall be deemed satisfied. At the Effective Time, each share of Arcadian Common Stock theretofore granted pursuant to the Restricted Stock Plan shall be converted into the Merger Consideration pursuant to Section 1.01(b).

     SECTION 1.07. Certain Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Arcadian shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted; provided, however, that none of (a) the exercise between the date of this Agreement and the Effective Time of Stock Options outstanding on the date of this Agreement,
(b) the issuance of shares of Arcadian Common Stock pursuant to the Restricted Stock Plan, (c) the conversion of shares of Arcadian Preferred Stock in or at any time prior the Merger, shall require any such adjustment.

     SECTION 1.08. Dissenting Shares. Notwithstanding any of the foregoing provisions of this Article 1, shares of Arcadian Common Stock and Arcadian Preferred Stock outstanding immediately prior to the Effective Time and held by a Holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into a right to receive the Merger Consideration, unless such Holder fails to perfect or withdraws or otherwise loses his right to appraisal. If after the Effective Time such holder fails to perfect or withdraws or loses his or her right to appraisal, such shares of Arcadian Common Stock shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. Arcadian shall give PCS prompt notice of any demands received by Arcadian for appraisal of shares of Arcadian Common Stock or Arcadian Preferred Stock, and PCS shall have the right to participate in all negotiations and proceedings with respect to such demands.

     SECTION 1.09. Cash/Stock Adjustment. In the event that holders of Arcadian Common Stock, in the aggregate, would not receive PCS Common Stock in the Merger without the adjustment described herein, in an amount representing at least 47.94% of the Total Consideration, then the Per Share Stock Amount shall be increased and the Per Share Cash Amount shall be decreased by the same dollar value, so that at least 47.94% of the Total Consideration is represented by PCS Common Stock. As used herein, the term "Total

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

Consideration" means the sum of (a) the aggregate Merger Consideration (but excluding the value of shares of Arcadian Common Stock as to which appraisal rights have been demanded and not waived or otherwise lost), (b) the value of the shares of Arcadian Common Stock as to which appraisal rights have been demanded and not waived or otherwise lost, and (c) any amount paid in redemption of Arcadian Common Stock and Arcadian Preferred Stock, other than redemptions undertaken in the ordinary course of business and not in contemplation of the Merger, within one year prior to the effective date of the Merger. Solely for purposes of the foregoing computation, shares of PCS Common Stock to be received by any Five Percent Holder (other than any Five Percent Holder who has delivered to Arcadian a statement satisfactory to Arcadian to the effect that such Five Percent Holder then has no intention to dispose of the shares of PCS Common Stock to be received by such Five Percent Holder in the Merger for a period of two years after the effective date of the Merger) shall be considered to be cash, and shall not be considered to be shares of PCS Common Stock. As used herein, the term "Five Percent Holder" means any stockholder of Arcadian who, immediately prior to the Effective Time, is the owner of five percent or more of
(a) the aggregate number of shares of Arcadian Common Stock then outstanding plus (b) the aggregate number of shares of Arcadian Common Stock into which the Arcadian Preferred Stock then outstanding will be converted immediately prior to the Merger pursuant to Arcadian's exercise of the Common Conversion Option.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

     SECTION 2.01. The Surviving Corporation. (a) The certificate of incorporation of Merger Sub in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     (b) The bylaws of Merger Sub in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

     (c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation, and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 3

                      STOCKHOLDER APPROVAL; EFFECTIVE TIME

     SECTION 3.01. Stockholder Approval. Subject to the terms and conditions contained herein, this Agreement and the transactions contemplated hereby, shall be submitted for approval to the holders of shares of Arcadian Common Stock and Arcadian Preferred Stock at a meeting to be duly held for such purpose by Arcadian (the "Special Meeting"). PCS and Arcadian shall coordinate and cooperate with respect to the timing of such meeting and shall endeavor to hold such meeting as soon as practicable after the date hereof. Arcadian's Board of Directors shall recommend unanimously that its stockholders approve and adopt this Agreement and the transactions contemplated hereby and such recommendation shall be contained in the Proxy Statement; provided that nothing herein shall prevent the Board of Directors of Arcadian from withdrawing or modifying this recommendation if, in the good faith judgment of such Board of Directors after consultation with legal counsel and financial advisors, such Board's fiduciary duties require such withdrawal or modification.

     SECTION 3.02. Effective Time. On the first business day on or after both
(a) this Agreement has been duly approved by the requisite vote of the holders of shares of Arcadian Common Stock and Arcadian Preferred Stock and (b) the closing of the Merger shall have occurred, a Certificate of Merger relating to the Merger (the "Certificate of Merger"), specifying that the Merger shall become effective at such date and time as are specified therein, shall be filed in accordance with Delaware Law, and the Merger shall become

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

effective in accordance with the terms of the Certificate of Merger (such time and date are referred to as the "Effective Time").

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES
                             OF PCS AND MERGER SUB

     PCS and Merger Sub jointly and severally represent and warrant to Arcadian as follows:

     SECTION 4.01. Organization, Standing and Power. (a) Each of PCS and its Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now conducted. Each of PCS and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on PCS. PCS has furnished to Arcadian complete and correct copies of its charter documents and By-laws.

     (b) As used in this Agreement:

          (i) "Subsidiary" means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person;

          (ii) "Person" means an individual, corporation, limited liability company, partnership, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof; and

          (iii) "Material Adverse Effect" means, as to any Person, a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries, taken as a whole, which effect shall be measured net of, and only after giving the Person the benefit of, any payments under any insurance, indemnity, reimbursement, contribution, compensation or other similar rights which reduce, offset, compensate or otherwise limit the impact thereof on the Person and its Subsidiaries.

          (iv) "SBCA" means The Business Corporations Act (Saskatchewan).

          (v) "Canadian Securities Laws" means the SBCA, the Securities Act, 1988 (Saskatchewan) and the equivalent legislation in the other provinces of Canada, all as now enacted or as the same may from time to time be amended, re-enacted or replaced, and the applicable rules, regulations, rulings, orders and forms made or promulgated under such statutes and the published policies of the regulatory authorities administering such statutes, as well as the rules, regulations, bylaws and policies of the Montreal Exchange and The Toronto Stock Exchange.

     SECTION 4.02. Corporate Authorization. The execution, delivery and performance by PCS and Merger Sub of this Agreement and the consummation by PCS and Merger Sub of the transactions contemplated hereby are within their corporate powers and have been duly authorized by all necessary corporate action. Without limiting the generality of the foregoing, the Board of Directors (or the Executive Committee) of PCS and the Board of Directors of Merger Sub have unanimously adopted resolutions adopting and approving this Agreement, the transaction contemplated hereby and the Merger. No vote of any class or series of PCS's capital stock is necessary to approve and adopt this Agreement and the transactions contemplated hereby. PCS, as sole stockholder of Merger Sub, has approved and adopted this Agreement and the transactions contemplated hereby, including the Merger. This Agreement has been duly executed and delivered by PCS and Merger Sub and constitutes the valid and binding agreements of PCS and Merger Sub, enforceable against PCS and Merger Sub in accordance with its terms, subject to (a) bankruptcy, insolvency, moratorium

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

and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by PCS and Merger Sub of this Agreement and the consummation of the Merger by PCS and Merger Sub require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a Certificate of Merger in accordance with Delaware Law, (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (c) compliance with any applicable requirements of the Canadian Securities Laws, the Securities Act and of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), (d) approval of the NYSE, (e) blue sky filings, and (f) applicable environmental protection clearances.

     SECTION 4.04. Non-Contravention. Except as previously disclosed in writing to Arcadian or as disclosed in any of the PCS Disclosure Documents, the execution, delivery and performance by PCS and Merger Sub of this Agreement and the consummation by PCS and Merger Sub of the transactions contemplated hereby do not and will not (a) contravene or conflict with the charter documents or By-laws of PCS or Merger Sub, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to PCS or any of its Subsidiaries, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation to which PCS or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon PCS or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of PCS or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults or rights of termination, cancellation or acceleration referred to in clause (c) or creations or impositions of any Lien referred to in clause (d) that would not, individually or in the aggregate, have a Material Adverse Effect on PCS. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 4.05. Capitalization. (a) As of the date hereof, the authorized capital stock of PCS consists of an unlimited number of common shares without par value (the "PCS Common Stock"), and an unlimited number of preferred shares, issuable in series without par value. At the close of business on July 31, 1996,
(i) 45,544, 896 shares of PCS Common Stock were issued and outstanding, (ii) 1,288,325 shares of PCS Common Stock were reserved for issuance pursuant to options issued by PCS, and (iii) no preferred shares were issued or outstanding. All outstanding shares of capital stock of PCS have been validly issued and are fully paid and nonassessable. Except for the options referred to above, and shares to be issued under PCS's Dividend Reinvestment Plan (the "PCS DRIP"), as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements to which PCS or any of its Subsidiaries is a party or by which it is bound, obligating PCS or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or other voting securities of PCS or any of its Subsidiaries or obligating PCS or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     (b) Except as disclosed in any of the PCS Disclosure Documents, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of PCS is owned by PCS, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     SECTION 4.06. Disclosure Documents. PCS has previously furnished to Arcadian true and complete copies of:

          (a) PCS Annual Reports to Shareholders for each of the years ended December 31, 1993 through 1995;

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

          (b) PCS Annual Reports on Form 10-K or Annual Information Forms for each of the years ended December 31, 1993 through 1995;

          (c) PCS Quarterly Financial Statements for the quarters ended March 31 and June 30, 1996 and Reports on Form 10-Q furnished in respect of such periods;

          (d) each definitive proxy statement of PCS since December 31, 1993;

          (e) each final prospectus filed by PCS since December 31, 1993; and

          (f) all Material Change Reports filed by PCS since December 31, 1995.

     As of their respective dates, such reports, proxy statements and prospectuses (collectively, the "PCS Disclosure Documents") (i) complied as to form in all material respects with the applicable requirements of the Canadian Securities Laws and, to the extent applicable, the Securities Act and the Exchange Act, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the PCS Disclosure Documents (including any related notes and schedules) fairly present the financial position of PCS and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in Canada ("Canadian GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 31, 1993, PCS has timely filed all reports, registration statements and other filings required to be filed by it under the applicable requirements of the Canadian Securities Laws.

     SECTION 4.07. Compliance with Laws. The businesses of PCS and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity (provided that no representation or warranty is made in this Section 4.07 with respect to Environmental Laws), except as disclosed in any of the PCS Disclosure Documents and except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on PCS.

     SECTION 4.08. No Undisclosed Liabilities. As of June 30, 1996, neither PCS nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by Canadian GAAP to be reflected on a consolidated balance sheet of PCS and its Subsidiaries (including the notes thereto), except (a) liabilities or obligations reflected in any of the PCS Disclosure Documents and (b) liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on PCS.

     SECTION 4.09. Litigation. Except as previously disclosed in writing to Arcadian or as disclosed in any of the PCS Disclosure Documents, there is no (i) class action litigation pending or, to the best knowledge of PCS, threatened against or affecting PCS or any of its Subsidiaries, (ii) other suit, action or proceeding pending or, to the best knowledge of PCS, threatened against or affecting PCS or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect on PCS, or (iii) judgment, decree, injunction, or, to the best knowledge of PCS, any rule or order of any governmental entity or arbitrator outstanding against PCS or any of its Subsidiaries, that is reasonably likely to have a Material Adverse Effect on PCS.

     SECTION 4.10. Environmental Matters. Except as previously disclosed in writing to Arcadian, as described in the PCS Disclosure Documents, (a) PCS and each of its Subsidiaries are in material compliance with all applicable federal, state, provincial, local and foreign laws, regulations, rules, common law, orders, decrees, ordinances, treaties, judicial and administrative decisions, judgments, injunctions, consent agreements, permits and governmental restrictions relating to pollution or protection of human health and safety or the environment (including, without limitation, ambient air, surface water, ground water, land surface and subsurface strata) (collectively, "Environmental Laws"), except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on PCS and, to the best knowledge of PCS, there are no existing or reasonably foreseeable circumstances, conditions, events or occurrences that are reasonably likely to materially prevent or interfere with such compliance in the next three years, (b) PCS and each of its Subsidiaries have obtained and maintained in effect (or are in the process of obtaining) all permits, licenses, certificates and other governmental authorizations required under applicable Environmental Laws ("Environmental Permits") with respect to their properties, assets, businesses, and operations except where the failure to do so would not have a Material Adverse Effect on PCS; (c) neither PCS nor any of its Subsidiaries has received written notice of, or, to the best knowledge of PCS, is the subject of, any action, cause of action, claim, investigation, demand, notice, request for information, complaint, suit or proceeding by any Person alleging liability under or in connection with or non-compliance with any Environmental Law, including, without limitation, toxic tort, nuisance, trespass and similar claims (collectively, "Environmental Claim"), which is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on PCS; (d) as of June 30, 1996, neither PCS nor any of its Subsidiaries had any liabilities or obligations of any nature, whether accrued, contingent or otherwise, and whether relating to PCS, any of its Subsidiaries or any predecessor entities of PCS or any of its Subsidiaries, arising under or relating to any Environmental Law or Environmental Claim, except for liabilities or obligations which would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on PCS; and (e) neither PCS nor any of its Subsidiaries owns, leases or operates or, since January 1, 1986, has owned, leased or operated, any real property in New Jersey or Connecticut, or conducts or, since January 1, 1986, has conducted, any operations in New Jersey or Connecticut.

     SECTION 4.11. Proxy Statement; Registration Statement. Neither the Proxy Statement nor the Registration Statement will, in the case of the Proxy Statement or any amendments or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, at the time of the Special Meeting, and at the Effective Time, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact relating to PCS, its Subsidiaries or the Merger, or omit to state any material fact required to be stated therein relating to PCS, its Subsidiaries or the Merger, or necessary in order to make the statements therein relating to PCS, its Subsidiaries or the Merger, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, and the Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. The letter to stockholders, notice of meeting, proxy statement/prospectus and forms of proxies to be distributed to stockholders of Arcadian in connection with the Special Meeting, and any schedules required to be filed with the SEC in connection therewith, are collectively referred to herein as the "Proxy Statement".

     SECTION 4.12. Absence of Certain Changes. Except as permitted by this Agreement, as disclosed in any of the PCS Disclosure Documents, or as specifically permitted by Section 6.18, since June 30, 1996, PCS and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or facts which has or have had, or is or are reasonably expected to have, a Material Adverse Effect on PCS;

          (b) any amendment of any term of any outstanding security of PCS or any Subsidiary of PCS; or

          (c) any change in the capitalization of PCS as described in Section 4.05, except for the exercise of employee stock options and shares issued pursuant to the PCS DRIP.

     SECTION 4.13. Liabilities of Merger Sub. Merger Sub has no liabilities or obligations of any nature, whether accrued, contingent or otherwise, except its obligations under this Agreement and has conducted no business activities. As of the date hereof, the authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, no par value, one share of which is outstanding. All of Merger Sub's issued and outstanding shares of capital stock are duly authorized, validly issued, fully paid and nonassessable.

     SECTION 4.14. Merger-Related Tax Matters. (a) Neither PCS nor, to the knowledge of PCS, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (b) PCS and Merger Sub will each pay their respective expenses, if any, incurred in connection with the Merger. Neither PCS nor Merger Sub will pay any of the expenses of any Arcadian stockholder incurred in connection with the Merger.

     (c) There is no intercorporate indebtedness existing between Arcadian and PCS or between Arcadian and Merger Sub that was issued, acquired, or will be settled at a discount.

     (d) Neither PCS nor Merger Sub is under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (e) The fair market value of the PCS stock and other consideration received by each Arcadian stockholder in the Merger will be approximately equal to the fair market value of the Arcadian stock surrendered in the exchange.

     (f) Prior to the Merger, PCS will be in control of Merger Sub within the meaning of section 368(c)(2) of the Code.

     (g) Following the Merger, Surviving Corporation will not issue additional shares of its stock that would result in PCS losing control of Surviving Corporation within the meaning of section 368(c) of the Code.

     (h) PCS has no present plan or intention to reacquire any of its stock issued in the Merger.

     (i) PCS has no plan or intention to liquidate Surviving Corporation; to merge Surviving Corporation with and into another corporation in a manner that would cause the Merger to fail to qualify under Section 368 of the Code; to sell or otherwise dispose of the stock of Surviving Corporation in a manner that would cause the Merger to fail to qualify under Section 368 of the Code; or to cause Surviving Corporation to sell or otherwise dispose of any of the assets of Arcadian acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

     (j) Following the Merger, Surviving Corporation will continue the historic business of Arcadian or use a significant portion of Arcadian's business assets in a business.

     (k) Neither PCS nor Merger Sub is an investment company as defined in section 368(a)(2)(F)(iii) or (iv) of the Code.

     (l) No stock of Merger Sub will be issued in the Merger except as described herein.

     (m) PCS is not aware of any plan or intention by any stockholder of Arcadian to sell, exchange, transfer by gift or otherwise dispose of any PCS Common Stock to be received by them in the Merger. In addition, PCS is not aware of any transfer of Arcadian stock by any Arcadian stockholder prior to the Merger having been made in contemplation of the Merger.

                                   ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                                  OF ARCADIAN

     Arcadian represents and warrants to PCS and Merger Sub as follows:

     SECTION 5.01. Organization, Standing and Power. Each of Arcadian and its Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now conducted. Each of Arcadian and its Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure to so qualify would not, individually or in the aggregate, have a Material Adverse Effect on Arcadian. Arcadian has furnished to PCS complete and correct copies of its Restated Certificate of Incorporation, as amended, and its Amended and Restated Bylaws.

     SECTION 5.02. Corporate Authorization. The execution, delivery and performance by Arcadian of this Agreement and the consummation by Arcadian of the transactions contemplated hereby are within Arcadian's corporate powers and, except for approval by Arcadian's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. Without limiting the generality of the foregoing, the Board of Directors of Arcadian has unanimously adopted a resolution adopting and approving this Agreement. The affirmative vote of a majority of the outstanding shares of Arcadian Common Stock and Arcadian Preferred Stock entitled to vote thereon, voting as a single class, is the only vote of any class or series of Arcadian's capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Arcadian and constitutes a valid and binding agreement of Arcadian, enforceable against Arcadian in accordance with its terms, subject to (a) bankruptcy, insolvency, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (b) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

     SECTION 5.03. Governmental Authorization. The execution, delivery and performance by Arcadian of this Agreement and the consummation of the Merger by Arcadian require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than (a) the filing of a Certificate of Merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; and (d) compliance with any applicable requirements of Environmental Law relating to Environmental Permits and any other applicable environmental protection clearances.

     SECTION 5.04. Non-Contravention. Except as previously disclosed in writing to PCS or as disclosed in any of the Arcadian SEC Documents, the execution, delivery and performance by Arcadian of this Agreement and the consummation by Arcadian of the transactions contemplated hereby do not and will not (a) contravene or conflict with the Restated Certificate of Incorporation, as amended, or the Amended and Restated Bylaws of Arcadian, (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any law, ordinance, regulation, judgment, injunction, order or decree binding upon or applicable to Arcadian or any of its Subsidiaries, (c) constitute a default (or an event which with notice, the lapse of time or both would become a default) under or give rise to a right of termination, cancellation or acceleration of any right or obligation to which Arcadian or any of its Subsidiaries is entitled under any provision of any agreement, contract or other instrument binding upon Arcadian or any of its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset of Arcadian or any of its Subsidiaries, except for such contraventions, conflicts or violations referred to in clause (b) or defaults or rights of termination, cancellation or acceleration referred to in clause (c) or creations or impositions of any Lien referred to in clause (d) that would not, individually or in the aggregate, have a Material Adverse Effect on Arcadian.

     SECTION 5.05. Capitalization. (a) As of the date hereof, the authorized capital stock of Arcadian consists of 150,000,000 shares of common stock, par value $0.01 per share (the "Arcadian Common Stock"), and 50,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on August 29, 1996, (i) 38,540,261 shares of Arcadian Common Stock were issued and outstanding, (ii) 7,680,640 shares of Arcadian Common Stock were reserved for issuance pursuant to options granted or available for grant by Arcadian, warrants issued by Arcadian, pursuant to the Restricted Stock Plan, and upon conversion of the Arcadian Preferred Stock, and (iii) 5,534,157 shares of Arcadian Preferred Stock were issued and outstanding and 12,593 shares of Arcadian Preferred Stock were reserved for issuance. All outstanding shares of capital stock of Arcadian have been validly issued and are fully paid and nonassessable. Except as set forth above, as of the date hereof, there are no options, warrants, calls, rights, commitments or agreements to which Arcadian or any of its Subsidiaries is a party or by which it is bound, obligating Arcadian or any of its Subsidiaries to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of capital stock or other voting securities of Arcadian or any of its Subsidiaries or obligating Arcadian or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

     (b) Except as disclosed in Schedule 5.05 or any of the Arcadian SEC Documents, all of the outstanding capital stock of, or other ownership interests in, each Subsidiary of Arcadian is owned by Arcadian, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests).

     SECTION 5.06. SEC Documents. Arcadian has previously furnished to PCS true and complete copies of:

          (a) Arcadian Annual Reports on Form 10-K filed with the SEC for each of the years ended December 31, 1993 through 1995;

          (b) Arcadian Quarterly Reports on Form 10-Q filed with the SEC for the quarters ended March 31 and June 30, 1996;

          (c) each definitive proxy statement filed by Arcadian with the SEC since December 31, 1993;

          (d) each final prospectus filed by Arcadian with the SEC since December 31, 1993, except any final prospectus on Form S-8; and

          (e) all Current Reports on Form 8-K filed by Arcadian with the SEC since December 31, 1995.

     As of their respective dates, such reports, proxy statements and prospectuses (collectively, the "Arcadian SEC Documents") (i) complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Arcadian SEC Documents (including any related notes and schedules) fairly present the financial position of Arcadian and its consolidated Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods or as of the dates then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and generally accepted accounting principles in the United States ("GAAP") consistently applied during the periods involved (except as otherwise disclosed in the notes thereto). Since December 31, 1993, Arcadian has timely filed all reports, registration statements and other filings required to be filed by it with the SEC under rules and regulations of the SEC.

     SECTION 5.07. Compliance with Laws. The businesses of Arcadian and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any governmental entity (provided that no representation or warranty is made in this Section 5.07 with respect to Environmental Laws), except as disclosed in any of the Arcadian SEC Documents and except for such violations as would not, individually or in the aggregate, have a Material Adverse Effect on Arcadian.

     SECTION 5.08. No Undisclosed Liabilities. As of June 30, 1996, neither Arcadian nor any of its Subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Arcadian and its Subsidiaries (including the notes thereto), except for (a) the liabilities or obligations reflected in any of the Arcadian SEC Documents, (b) the liabilities and obligations described on Schedule 5.08, and (c) the liabilities or obligations which would not, individually or in the aggregate, have a Material Adverse Effect on Arcadian.

     SECTION 5.09. Litigation. Except as previously disclosed in writing to PCS or as disclosed in any of the Arcadian SEC Documents, there is no (i) class action litigation pending or, to the best knowledge of Arcadian, threatened against or affecting Arcadian or any of its Subsidiaries, (ii) other suit, action or proceeding pending or, to the best knowledge of Arcadian, threatened against or affecting Arcadian or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect on Arcadian or (iii) judgment, decree, injunction, rule or order of any governmental entity or arbitrator outstanding against Arcadian or any of its Subsidiaries that is reasonably likely to have a Material Adverse Effect on Arcadian.

     SECTION 5.10. Environmental Matters. Except as previously disclosed in writing to PCS, as described in the Arcadian SEC Documents, or as disclosed in
Schedule 5.10, (a) Arcadian and each of its Subsidiaries are in compliance with all applicable Environmental Laws except for non-compliance which would not, individually or in the aggregate, have a Material Adverse Effect on Arcadian and, to the best knowledge of

Arcadian, there are no existing or reasonably foreseeable circumstances, conditions, events or occurrences that are reasonably likely to materially prevent or interfere with such compliance in the next three years; (b) Arcadian and each of its Subsidiaries have obtained and maintained in effect, or are in the process of obtaining, all Environmental Permits required with respect to their properties, assets, businesses, and operations, except where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect on Arcadian; (c) neither Arcadian nor any of its Subsidiaries has received written notice of, or, to the best knowledge of Arcadian, is the subject of, any Environmental Claim which is reasonably likely to, individually or in the aggregate, have a Material Adverse Effect on Arcadian; (d) as of June 30, 1996, neither Arcadian nor any of its Subsidiaries had any liabilities or obligations of any nature, whether accrued, contingent or otherwise, and whether relating to Arcadian, any of its Subsidiaries or any predecessor entities of Arcadian or any of its Subsidiaries, arising under or relating to any Environmental Law or Environmental Claim, except for liabilities or obligations which would not, individually or in the aggregate, be reasonably expected to result in losses (excluding capital expenditures) in excess of $5,000,000 during the five-year period from the date hereof or (ii) individually or in the aggregate, have a Material Adverse Effect on Arcadian; and (e) neither Arcadian nor any of its Subsidiaries owns, leases or operates or, since January 1, 1986, has owned, leased or operated, any real property in New Jersey or Connecticut, or conducts or, since January 1, 1986, has conducted, any operations in New Jersey or Connecticut.

     SECTION 5.11. ERISA. (a) Schedule 5.11 contains a list identifying each "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), which (i) is subject to any provision of ERISA and (ii) is maintained, administered or contributed to by Arcadian or any Subsidiary of Arcadian and covers any employee or former employee of Arcadian or any Subsidiary of Arcadian or under which Arcadian or any Subsidiary of Arcadian has any liability. Copies of such plans (and, if applicable, related trust agreements and/or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to PCS together with (A) the three most recent annual reports (Form 5500 including, if applicable, Schedule A or Schedule B thereto or both) prepared in connection with any such plan, (B) the most recent annual actuarial valuation report prepared in connection with any such plan, and (c) the summary plan description (as defined in ERISA), if any, and, all modifications thereto, prepared in connection with any such plan. Such plans are referred to collectively herein as the "Arcadian Employee Plans". The only Arcadian Employee Plans which individually or collectively would constitute an "employee pension benefit plan (the "Pension Plans"), as defined in Section 3(2) of ERISA, are identified as such in the list referred to above.

     (b) Except as set forth in Schedule 5.11, no Arcadian Employee Plan (i) constitutes a "Multiemployer Plan", as defined in Section 3(37) of ERISA (a "Multiemployer Plan"), (ii) is maintained in connection with any trust described in Section 501(c)(9) of the Code, or (iii) is subject to Title IV of ERISA. Neither Arcadian nor any ERISA Affiliate, as defined below, of Arcadian has (A) engaged in, or is a successor to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (B) incurred, or reasonably expects to incur prior to the Effective Time, (1) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or
(2) any liability under Section 4971 of the Code that in either case could become a liability of PCS or any of its Affiliates after the Effective Time. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Arcadian Employee Plan has or will make Arcadian or any Subsidiary of Arcadian, or any officer or director of Arcadian or any Subsidiary of Arcadian, subject to any liability under Title I of ERISA or liable for any tax pursuant to Section 4975 of the Code that could have a Material Adverse Effect on Arcadian. As of December 31, 1995, the present value of all benefits accrued under each Arcadian Employee Plan subject to Title IV of ERISA, other than a Multiemployer Plan (an "Arcadian Title IV Plan"), determined on an ongoing basis using the assumptions used in the most recently prepared annual actuarial valuation report, did not exceed the fair market value of the assets of such Arcadian Title IV Plan as of such date (excluding for these purposes any accrued but unpaid contributions) by more than $1,000,000. As of December 31, 1995, there was no aggregate unfunded liability of Arcadian and any Subsidiary of Arcadian in respect of all Arcadian Employee Plans or Arcadian Benefit Arrangements described under Sections 4(b)(5) or 401 (a)(1) of ERISA, computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date. All contributions or payments required to be made or accrued on behalf of any Arcadian Employee Plan maintained by Arcadian, any of its Subsidiaries, or any ERISA Affiliate, before the Effective Time, under the terms of any Arcadian Employee Plan, will have been made or accrued by Arcadian, or by its Subsidiaries, or any ERISA Affiliate, as applicable, by the Effective Time. No Arcadian Employee Plan subject to Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in ERISA), whether or not waived. For purposes of this Section 5.11. "ERISA Affiliate" shall mean any entity which is considered one employer with Arcadian under Section 4001 of ERISA or Section 414 of the Code.

     (c) With respect to each Arcadian Employee Plan which is intended to be qualified under Section 401(a) of the Code, Arcadian has received a favorable determination letter that the plan is so qualified and that each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code and, to the best knowledge of Arcadian, no event has occurred since the date of such determination that would adversely affect such qualification and exception. Arcadian has furnished to PCS copies of the most recent Internal Revenue Service determination letters with respect to each such Plan. Each Arcadian Employee Plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plan.

     (d) Except as set forth in Schedule 5.11, there is no contract, agreement, plan or arrangement covering any employee or former employee of Arcadian or any Subsidiary of Arcadian that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 280G of the Code.

     (e) Schedule 5.11 contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Arcadian Employee Plan, (ii) is entered into, maintained or contributed to, as the case may be, by Arcadian or any of its Subsidiaries and (iii) covers any United States employee or former employee of Arcadian or any of its Subsidiaries. Such contracts, plans and arrangements as are described above, copies (or descriptions, in the case of oral arrangements) of all of which have been furnished or made available previously to PCS are referred to collectively herein as the "Arcadian Benefit Arrangements". Each Arcadian Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Arcadian Benefit Arrangement.

     (f) Neither Arcadian nor any Subsidiary of Arcadian has any current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Arcadian or any Subsidiary of Arcadian, except as required to avoid excise tax under Section 4980B of the Code. No condition exists that would prevent Arcadian or any Subsidiary of Arcadian from amending or terminating any Arcadian Employee Plan or Arcadian Benefit Arrangement providing health or medical benefits in respect of any active or former employee of Arcadian or any Subsidiary other than limitations imposed under the terms of a collective bargaining agreement.

     (g) Except as set forth in Schedule 5.11 or as described in Section 5.13(j), there has been no amendment to, written interpretation or announcement (whether or not written) by Arcadian or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Arcadian Employee Plan or Arcadian Benefit Arrangement which would increase materially the expense of maintaining such Arcadian Employee Plan or Arcadian Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended on December 31, 1995.

     (h) Except as set forth in Schedule 5.11, neither Arcadian nor any Subsidiary of Arcadian is a party to or subject to (i) any employment contract or arrangement providing for annual future cash compensation of $250,000 or more with any officer, director or employee, or (ii) any collective bargaining agreement or union contract.

     (i) Arcadian has provided to PCS a list of (a) the names, titles, annual salaries and other compensation of all officers of Arcadian or its Subsidiaries and all other employees of Arcadian or its Subsidiaries whose annual base salary exceeds $250,000 and (b) the wage rates for non-salaried employees of Arcadian and its Subsidiaries (by classification). None of the employees referred to in clause (a) and no other key employee of Arcadian or its Subsidiaries has disclosed to Arcadian and its Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement, or otherwise for any other reason within one year after the date of this Agreement.

     (j) Arcadian and its Subsidiaries are in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect on Arcadian. There is no unfair labor practice complaint pending or, to the best knowledge of Arcadian, threatened against Arcadian or any Subsidiary of Arcadian before the National Labor Relations Board which would reasonably be expected to have a Material Adverse Effect on Arcadian.

     (k) Schedule 5.11 identifies each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Arcadian Employee Plan or Arcadian Benefit Arrangement, (ii) is entered into, maintained or contributed to, as the case may be, by Arcadian or any of its Subsidiaries and (iii) covers any employee or former employee of Arcadian or any of its Subsidiaries (each an "Arcadian International Plan"). Arcadian has furnished to PCS copies of each Arcadian International Plan. Each Arcadian International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to qualified plans where such Plan was intended to so qualify) and has been maintained in good standing with applicable regulatory authorities. There has been no amendment to, written interpretation of or announcement (whether or not written) by Arcadian or any Subsidiary relating to, or change in employee participation or coverage under, any Arcadian International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. According to the actuarial assumptions and valuations most recently used for the purpose of funding each Arcadian International Plan (or, if the same has no such assumptions and valuations or is unfunded, according to reasonable actuarial assumptions and valuations), as of December 31, 1994, the total amount or value of the funds available under such Plan to pay benefits accrued thereunder or segregated in respect of such accrued benefits, together with any reserve or accrual with respect thereto, was not less than the present value of all benefits (actual or contingent) accrued as of such date of all participants and past participants therein in respect of which Arcadian or any Subsidiary has or would have after the Closing any obligation. From and after the Closing Date, PCS and its Affiliates will get the full benefit of any such funds, accruals or reserves, to the extent permitted by applicable law.

     (l) Except as previously disclosed in writing to PCS, there is no issue with respect to any Arcadian Employee Plan or Benefit Arrangement that is now, or within the last twelve months has been, under examination by the Internal Revenue Service or the Department of Labor and no audit with respect to any Arcadian Employee Plan or Benefit Arrangement by either the Internal Revenue Service or the Department of Labor has occurred. There are no pending investigations by any governmental or regulatory agency or authority involving or relating to any Arcadian Employee Plan or Benefit Arrangement, no threatened or pending claims (except for claims for benefit payable in the normal operations of the Arcadian Employee Plans or Benefit Arrangement), suits or proceedings against any Arcadian Employee Plan or Benefit Arrangement or asserting any rights or claims to benefits under any Arcadian Employee Plan or Benefit Arrangement which could reasonably be expected to have a Material Adverse Effect on Arcadian.

     (m) Neither Arcadian nor any of its Subsidiaries nor any ERISA Affiliate has provided, or is required to provide, security to any Arcadian Employee Plan pursuant to Section 401(a)(29) of the Code.

     SECTION 5.12. Proxy Statement; Registration Statement. Neither the Proxy Statement nor the Registration Statement will, in the case of the Proxy Statement or any amendments thereof or supplements thereto, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, at the time of the Special Meeting, and at the Effective Time, or, in the case of the Registration Statement, at the time it becomes effective, contain any untrue statement of a material fact relating to Arcadian, its Subsidiaries or the Merger or omit to state any material fact required to be stated therein relating to Arcadian, its Subsidiaries or the Merger or necessary in order to make the statements therein relating to Arcadian, its Subsidiaries or the Merger, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

     SECTION 5.13. Absence of Certain Changes. Except as disclosed elsewhere herein or in any of the Arcadian SEC Documents, as set forth on Schedule 5.13, or as specifically permitted by Section 6.01, since June 30, 1996, Arcadian and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or facts which has had or is reasonably expected to have a Material Adverse Effect on Arcadian;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Arcadian (other than payment of Arcadian's regular quarterly dividend on Arcadian Common Stock in an amount not exceeding $0.10 per share and on the Arcadian Preferred Stock), or any repurchase, redemption or other acquisition by Arcadian or any Subsidiary of Arcadian of any outstanding shares of capital stock or other securities of, or other ownership interests in, Arcadian, which repurchase, redemption or other acquisition, individually or in the aggregate, is material to Arcadian and its Subsidiaries, taken as a whole;

          (c) any amendment of any term of any outstanding security of Arcadian or any Subsidiary of Arcadian;

          (d) any incurrence, assumption or guarantee by Arcadian or any Subsidiary of Arcadian of any indebtedness from any third party for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

          (e) any creation or assumption by Arcadian or any Subsidiary of Arcadian of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

          (f) any making of any loan, advance or capital contribution to or investment in any Person other than (i) loans, advances or capital contributions to or investments in Subsidiaries of Arcadian, (ii) investments in securities consistent with past practice or (iii) other loans, advances, capital contributions or investments in an aggregate amount not exceeding $25,000,000;

          (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of Arcadian or any Subsidiary of Arcadian which, individually or in the aggregate, is or may reasonably be expected to have a Material Adverse Effect on Arcadian;

          (h) except in the ordinary course of business consistent with past practice, any transaction or commitment made, or any contract or agreement entered into, by Arcadian or any Subsidiary of Arcadian relating to its assets or business (including, without limitation, the acquisition or disposition of any assets) or any relinquishment by Arcadian or any Subsidiary of Arcadian of any contract, license or other right, other than transactions, commitments, contracts or agreements contemplated by this Agreement;

          (i) any change in any method of accounting or accounting principle or practice by Arcadian or any Subsidiary of Arcadian, except for any such change required by reason of a concurrent change in GAAP;

          (j) except (i) in the ordinary course of business, (ii) for Arcadian's adoption of the Arcadian Corporation Severance Program and the Arcadian Corporation Severance Program for Key Employees (collectively, the "Severance Program"), a copy of which has been furnished to PCS, (iii) for Arcadian's execution and delivery of certain Employment Agreements with the persons listed on Schedule 5.13 (the

     "Employment Agreements"), a copy of the form of which has been furnished to PCS, and (iv) for Arcadian's adoption of the Restricted Stock Plan, (A) any grant by Arcadian or any of its Subsidiaries of any severance or termination pay to, or entry into any employment, termination or severance arrangement with, any employee or director of Arcadian; (B) any amendment in any material respect of any employment, termination or severance arrangement with any directors, officers or employees (it being understood that any increase or acceleration of benefits under any such agreement or arrangement shall be deemed material); (C) any establishment, adoption, entry into, or amendment or action to accelerate or enhance any rights or benefits under, (i) any plan providing for options, stock, performance awards or other forms of incentive or deferred compensation or (ii) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees; or (D) any increase in the compensation or benefits of any other employees or payment of any benefit not required by any plan or arrangement as in effect on June 30, 1996;

          (k) except such contracts as would not be material to Arcadian and its Subsidiaries as a whole, any entry by Arcadian or any of its Subsidiaries into any contract limiting the right of Arcadian or any of its Subsidiaries at any time on or after the date of this Agreement or PCS or any of its Subsidiaries or affiliates at or after the Effective Time, to engage in, or to compete with any Person in, any business; or

          (l) any entry by Arcadian or any of its Subsidiaries into any acquisition or joint venture which is material to Arcadian and its Subsidiaries, taken as a whole.

     SECTION 5.14. Taxes. (a) All Tax Returns required to be filed (taking into account all extensions heretofore granted) on or before the Effective Time by or on behalf of Arcadian or any of its Subsidiaries have been filed with the appropriate Taxing Authorities within the time and in the manner prescribed by law, other than those Tax Returns the failure of which to file in the aggregate would not have a Material Adverse Effect on Arcadian.

     (b) All such Tax Returns are true, correct and complete in all material respects. Except as listed on Schedule 5.14, no such Tax Return for tax years beginning after September 1, 1988 contains a disclosure statement under Section 6662(d)(2)(B)(ii)(I) of the Code or any similar provision of state, local or foreign law. For each taxable year of Arcadian and its Subsidiaries beginning after December 31, 1989, Arcadian will furnish or make available (or cause to be furnished or made available) to PCS or its representatives, immediately after the date hereof, true and complete copies of all Tax Returns filed by Arcadian and its Subsidiaries.

     (c) All Taxes shown to be due and payable by Arcadian and any of its Subsidiaries on all such Tax Returns have been paid, or withheld or collected and remitted or deposited in full to or with the appropriate Taxing Authorities, and Arcadian and its Subsidiaries have made appropriate provision in their June 30, 1996 financial statements for any Taxes owed but not yet paid.

     (d) Except as set forth on Schedule 5.14, (i) all applicable statutes of limitations for the assessment, reassessment, or collection of material Taxes against Arcadian and any of its Subsidiaries have expired, (ii) no deficiency payment of any Taxes for any period has been asserted or raised by any Taxing Authority which remains unpaid at the date hereof except for deficiencies which would not have a Material Adverse Effect on Arcadian, (iii) no adjustment, assessment, reassessment or collection for Taxes applicable to Arcadian or any of its Subsidiaries has been proposed or, to the knowledge of Arcadian and its Subsidiaries, threatened by any Taxing Authorities, except for adjustments, assessments, reassessments or collections that would not, individually, or in the aggregate, have a Material Adverse Effect on Arcadian; (iv) no closing agreement is in effect for any period with respect to any Tax applicable to Arcadian or any of its Subsidiaries; (v) no power of attorney has been granted by Arcadian or any of its Subsidiaries with respect to any matter relating to Taxes, which is currently in force; (vi) any material adjustment or material assessment of federal Taxes prior to the Effective Time which is required to be reported by Arcadian or any of its Subsidiaries to the appropriate Taxing Authorities has been reported and any additional amount due and payable with respect thereto has been paid in full; and (vii) there is, and there will be, no valid basis for the Internal Revenue Service to request an extension of the statute of limitation with respect to any federal income Tax Return of Arcadian or any of its Subsidiaries beyond the limitations period which generally expires three years after the filing of any such Tax Return as a result of a more than 25% omission from gross income in connection with such Tax Return. Schedule 5.14 lists all Tax Returns filed with respect to Arcadian and any of its Subsidiaries for the taxable periods beginning on or after January 1, 1989 that have been audited, and indicates those Tax Returns that currently are the subject of audit.

     (e) Except for Tax Returns required to be filed with respect to the 1995 taxable year, neither Arcadian nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return which has not yet been filed.

     (f) There are no material Liens applicable to either Arcadian or any of its Subsidiaries or any property or assets of Arcadian or any of its Subsidiaries for Taxes except for Liens in respect of Taxes (i) not yet due, or (ii) which are being contested in good faith and by appropriate proceedings (and for the payment of which adequate reserves have been provided) and which are reflected in the Arcadian SEC Documents, and neither Arcadian nor any of its Subsidiaries has received any notice of such Liens for Taxes.

     (g) Except as set forth on Schedule 5.14, there is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to Arcadian or any of its Subsidiaries in respect of any Taxes, except for any such matters as would not, individually or in the aggregate, have a Material Adverse Effect on Arcadian.

     (h) Neither Arcadian nor any of its Subsidiaries has any contractual obligations under any tax sharing or similar agreement or arrangement or tax indemnity agreement with any individual or entity which is not a member, as of the date hereof, of the affiliated group of corporations (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return of which Arcadian is the common parent. Neither Arcadian nor any of its Subsidiaries is or has been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return during any part of any consolidated Tax Return year within any part of such year any corporation other than Arcadian and its Subsidiaries also was a member of such affiliated group. Neither Arcadian nor any of its Subsidiaries has any liability for the taxes of any person (other than Arcadian or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise.

     (i) There are no requests for rulings, determinations or information or subpoenas in respect of any material Tax pending between Arcadian or any of its Subsidiaries and any Taxing Authorities, and to the knowledge of Arcadian and its Subsidiaries, no such requests or subpoenas are threatened or contemplated by any Taxing Authority.

     (j) Neither Arcadian or any of its Subsidiaries owns any interest in real property in the State of New York or in any other jurisdiction in which a Tax is imposed on the transfer of a controlling interest in an entity that owns any interest in real property.

     (k) Except as set forth on Schedule 5.14, (i) neither Arcadian nor any of its Subsidiaries has income reportable for a period ending after the Effective Time but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Effective Time which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction), or deferred gain or loss arising out of any deferred company transaction; (ii) neither Arcadian nor any of its Subsidiaries has filed a consent under Section 341 of the Code; (iii) neither Arcadian nor any of its Subsidiaries has entered into any compensatory contract, agreement or other arrangement (whether formally or informally) with respect to the performance of services which contain terms that would cause any payments thereunder made after the Effective Time to result in a nondeductible expense to Arcadian or any of its Subsidiaries (or their successors) pursuant to Section 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code; (iv) neither Arcadian nor any of its Subsidiaries is the borrower or guarantor of any outstanding industrial revenue bonds, and neither Arcadian nor any of its Subsidiaries is a tenant, principal user or related person to any principal user (within the meaning of Section 144(a) of Code) of any property which is currently financed or improved with the proceeds of any industrial revenue bonds; (v) neither Arcadian nor any of its Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f) of the Code, as in effect prior to its amendment by the Tax Equity and Fiscal Responsibility Act of 1982; and (vi) neither Arcadian nor any of its Subsidiaries has participated in or cooperated with any international boycott within the meaning of Section 999 of the Code.

     (l) Neither Arcadian nor any of its Subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (m) In this Section 5.14, (i) "Tax" or "Taxes" shall mean any and all taxes, fees, levies, duties, assessments and any other charges of any kind whatsoever (whether payable directly or by withholding), together with any and all interest, penalties, fines, additions to tax and additional amounts imposed with respect thereto, imposed by any Taxing Authorities which relate to or affect Arcadian or its Subsidiaries; (ii) "Tax Return" shall mean all returns, reports, information statements, declarations, estimates, filings and other information (including any schedules, attachments and additional or supporting material), and any amendments thereto, filed or maintained, or required to be filed or maintained, in respect of Taxes; (iii) "Taxing Authorities" shall mean any federal, state, local, foreign or other governmental, administrative, regulatory or self-regulating authority, agency, body or official; and (iv) "Treasury Regulation" shall mean a final or temporary Treasury Regulation promulgated under the Code.

     SECTION 5.15. Fairness Opinion. Arcadian has received the opinion of CS First Boston to the effect that, as of the date hereof, the consideration to be received by the holders of Arcadian Common Stock in the Merger is fair to such holders from a financial point of view.

     SECTION 5.16. Takeover Statutes. Assuming that none of PCS and its Affiliates is an "Interested Stockholder" as such term is defined in Section 203 of the Delaware Law, no Takeover Statute, including, without limitation, Section 203 of the Delaware Law, applicable to Arcadian or any of its Subsidiaries is applicable to the Merger or the other transactions contemplated hereby.

     SECTION 5.17. Merger-Related Tax Matters.

     (a) Neither Arcadian nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

     (b) Arcadian will deliver to PCS a letter from Mr. Gordon Cain prior to the Effective Date to the effect that (i) Mr. Cain has no current intention to sell, exchange, or otherwise dispose of, or reduce his risk of loss with respect to, any PCS Common Stock received by him pursuant to the Merger, and (ii) Mr. Cain agrees not to sell, exchange, or otherwise dispose of, or reduce his risk of loss with respect to, 50% of the PCS Common Stock received by him in the Merger for a period of two years after the Effective Date, and to Arcadian's knowledge, there is no plan or intention by any stockholder of Arcadian who owns five (5) percent or more of the Arcadian Common Stock, or the Arcadian Preferred Stock, and to Arcadian's knowledge there is no plan or intention on the part of the remaining holders of the Arcadian Common Stock, or of the Arcadian Preferred Stock, to sell, exchange or otherwise dispose of a number of shares of PCS Common Stock to be received in the Merger that would reduce the Arcadian stockholders' ownership of the PCS Common Stock to a number of shares having a value, as of the Effective Date, of less than fifty (50) percent of the value of all of the Arcadian Common Stock and Arcadian Preferred Stock outstanding immediately prior to the Effective Time. In making this determination, Arcadian Common Stock and Arcadian Preferred Stock redeemed within one year prior to the Merger and Arcadian Common Stock and Arcadian Preferred Stock exchanged for cash or other property, surrendered by dissenters for cash or exchanged for cash in lieu of fractional shares of PCS Common Stock will be included.

     (c) The Surviving Corporation will acquire at least ninety (90) percent of the fair market value of the net assets and at least seventy (70) percent of the fair market of the gross assets held by Arcadian immediately prior to the Merger. For purposes of this representation, amounts used by Arcadian to pay Merger expenses and all redemptions and distributions (except for regular normal dividends) made by Arcadian within one year preceding the Merger, will be included as assets of Arcadian held immediately prior to the Merger.

     (d) The liabilities of Arcadian to be assumed by the Surviving Corporation and the liabilities to which the assets of Arcadian are subject were incurred by Arcadian in the ordinary course of its business.

     (e) Arcadian and the holders of Arcadian Common Stock and Arcadian Preferred Stock will pay their own respective expenses, if any, incurred in connection with the Merger.

     (f) There is no indebtedness existing between PCS and Arcadian or between Merger Sub and Arcadian that was issued, acquired, or will be settled at a discount.

     (g) Neither Arcadian nor any of its Subsidiaries is an investment company as defined in Section 368(a)(2)(F)(iii) or (iv) of the Code.

     (h) Arcadian is not under the jurisdiction of a court in a U.S.C. Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

     (i) The fair market value of the assets of Arcadian to be acquired by the Surviving Corporation will equal or exceed the sum of the liabilities to be assumed by the Surviving Corporation in the Merger, plus the amount of the liabilities to which Arcadian's assets are subject.

     SECTION 5.18. Brokers or Finders. Arcadian has not engaged any agent, broker, investment banker, financial advisor or other firm or person who is or will be entitled to any brokers' or finders' fee in connection with the transactions contemplated by this Agreement other than CS First Boston.

     SECTION 5.19. Additional Matters. Arcadian has delivered to PCS complete and correct copies of certain resolutions adopted by the Board of Directors of Arcadian prior to the date hereof.

     SECTION 5.20. Certain Voting Agreements. Arcadian has delivered to PCS commitments of each member of the Board of Directors to vote all shares of Arcadian Common Stock and Arcadian Preferred Stock over which such member exercises voting control in favor of the adoption of this Agreement and approval of the Merger.

                                   ARTICLE 6

                                   COVENANTS

     PCS, Merger Sub and Arcadian further agree as follows:

     SECTION 6.01. Conduct of Arcadian's Business. Prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to
Section 8.01 (the "Termination Date"), and except as may be permitted pursuant to this Agreement, Arcadian:

     (a) shall, and shall cause its Subsidiaries to, conduct its and their operations in the ordinary and usual course of business in substantially the same manner as heretofore conducted;

     (b) shall use its reasonable efforts, and shall cause each of its Subsidiaries to use its reasonable efforts, to preserve intact their respective business organizations and goodwill in all material respects, keep available the services of its officers and employees as a group, subject to changes in the ordinary course, and maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it;

     (c) shall notify PCS of any material emergency or material change in the normal course of its or its Subsidiaries' businesses or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would have a Material Adverse Effect on Arcadian;

     (d) except as expressly permitted by this Agreement, shall not, and shall not permit any of its Subsidiaries which is not wholly-owned to, declare or pay any dividends on or make any distribution with

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

respect to its outstanding shares of capital stock other than Arcadian's regular quarterly dividend on Arcadian Common Stock in an amount not exceeding $0.10 per share and the dividend on the Arcadian Preferred Stock;

     (e) except as contemplated by Section 5.13(j), and except in the ordinary course of business, shall not (i) grant or permit any of its Subsidiaries to grant any severance or termination pay to, or enter into any employment, termination or severance arrangement with, its employee or directors, (ii) amend in any material respect any employment, termination or severance arrangement with any directors, officers or employees (it being understood that any increase or acceleration of benefits under any such agreement or arrangement (other than bonuses paid in the ordinary course of business consistent with past practice) shall be deemed material); (iii) establish, adopt, enter into, or amend or take action to accelerate or enhance any rights or benefits under, (A) any plan providing for options, stock, performance awards or other forms of incentive or deferred compensation or (B) any collective bargaining, bonus, profit sharing, thrift, compensation, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any of its directors, officers or employees; or (iv) increase the compensation or benefits of any other employees or payment of any benefit not required by any plan or arrangement as in effect on June 30, 1996;

     (f) subject to Section 6.09, shall not, and shall not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger and any partnership or joint venture arrangements entered into in the ordinary course of business consistent with past practice), any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any release or relinquishment of any material contract rights not in the ordinary course of business;

     (g) except as otherwise contemplated herein, shall not, and shall not permit any of its Subsidiaries to, issue any shares of capital stock except upon exercise of rights pursuant to securities outstanding on June 30, 1996, or upon exercise of rights or options issued pursuant to existing employee incentive and benefit plans, programs or arrangements (including, without limitation, shares issued in connection with stock grants or awards or the exercise of rights or options granted in the ordinary course of business consistent with past practice pursuant to such plans, programs or arrangements) or effect any stock split not previously announced or otherwise change its capitalization as it existed on June 30, 1996;

     (h) shall not, and shall not permit any of its Subsidiaries to, grant, confer or award any options, warrants, conversion rights or other rights, not existing on the date hereof, to acquire any shares of its capital stock, except grants of options pursuant to employee incentive and benefit plans, programs or arrangements in existence on the date hereof in the ordinary course of business consistent with past granting practices and policies;

     (i) except as otherwise described herein shall not, and shall not permit any of its Subsidiaries to, except in the ordinary course of business in connection with employee incentive and benefit plans, programs or arrangements in existence on the date hereof, purchase or redeem any shares of its capital stock;

     (j) shall not, and shall not permit any of its Subsidiaries to, incur, assume or guaranty any indebtedness from any third party for borrowed money, other than in the ordinary course of business consistent with past practice;

     (k) shall not, and shall not permit any of its Subsidiaries to, amend any term of any of their outstanding securities;

     (l) shall not, and shall not permit any of its Subsidiaries to, create or assume any Lien on any material asset other than in the ordinary course of business consistent with past practices;

     (m) shall not, and shall not permit any of its Subsidiaries to, make any loan, advance or capital contribution to or investment in any Person other than
(i) loans, advances or capital contributions to or investments in its Subsidiaries, (ii) investments in securities consistent with past practice or
(iii) other loans,
advances, capital contributions or investments in an aggregate amount not exceeding $25,000,000 since June 30, 1996;

     (n) except in the ordinary course of business consistent with past practice, shall not, and shall not permit any of its Subsidiaries to, enter into any transaction, commitment, contract or agreement relating to their assets or businesses (including, without limitation, the acquisition or disposition of any assets) or to relinquish any contract, license or other right other than transactions, commitments, contracts or agreements contemplated by this Agreement;

     (o) shall not, and shall not permit any of its Subsidiaries to, change any of their respective methods of accounting or accounting principles or practices, except for any such change required by reason of a concurrent change in GAAP;

     (p) shall not, and shall not permit any of its Subsidiaries to enter into any contract limiting the right of Arcadian, or any of its Subsidiaries at any time on or after the date of this Agreement to engage in, or to compete with any Person in, any business, except such contracts as would not be material to Arcadian, and its Subsidiaries, taken as a whole;

     (q) subject to Section 6.09, shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article 5 hereof untrue or incorrect in any material respect; and

     (r) shall not propose or adopt any amendments to its Restated Certificate of Incorporation, as amended, or its Amended and Restated Bylaws.

     SECTION 6.02. Investigation. Each of PCS and Arcadian shall afford to one another and to one another's officers, employees, accountants, counsel and other authorized representatives full and complete access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries' plants, properties, contracts, commitments, books, and records (including but not limited to tax returns) and any report, schedule or other document filed or received by it pursuant to the requirements of federal or state securities laws, and shall use their reasonable best efforts to cause their respective representatives to furnish promptly to one another such additional financial and operating data and other information as to its and its Subsidiaries' respective businesses and properties as the other or its duly authorized representatives may from time to time reasonably request; provided that nothing herein shall require either PCS or Arcadian or any of their respective Subsidiaries to disclose any information to the other that would cause significant competitive harm to such disclosing party or its affiliates if the transactions contemplated by this Agreement are not consummated. The parties hereby agree that each of them will treat any such information in accordance with the confidentiality letter agreement effective August 30, 1994 (the "Confidentiality Agreement"). Notwithstanding any provision of this Agreement to the contrary, no party shall be obligated to make or refrain from making any disclosure in violation of applicable laws or regulations.

     SECTION 6.03. Cooperation. PCS and Arcadian shall together, or pursuant to an allocation of responsibility to be agreed upon by them:

          (a) prepare and file with the SEC as soon as is reasonably practicable the Proxy Statement and a registration statement on Form S-4 under the Securities Act with respect to the PCS Common Stock issuable in the Merger (the "Registration Statement"), and shall use their reasonable best efforts to have the Registration Statement (including the Proxy Statement contained therein) declared effective by the SEC under the Securities Act;

          (b) as soon as is reasonably practicable take all such action as may be required under state blue sky or securities laws in connection with the transactions contemplated by this Agreement;

          (c) promptly prepare and file with the NYSE and such other stock exchanges as shall be agreed upon listing applications covering the shares of PCS Common Stock issuable in the Merger and use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such PCS Common Stock, subject only to official notice of issuance; and

          (d) cooperate with one another in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated herein.

     Subject to the limitations contained in Section 6.02, PCS and Arcadian shall each furnish to one another and to one another's counsel all such information as may be required or appropriate in order to effect the foregoing actions.

     SECTION 6.04. Affiliates. Arcadian shall, prior to the Effective Time, deliver to PCS a list setting forth the names and addresses of all Persons who are, in its opinion, at the time of the meeting of the Arcadian stockholders to be held in accordance with Section 2.01, "affiliates" of Arcadian for purposes of Rule 145 under the Securities Act. Arcadian shall furnish such information and documents as PCS may reasonably request for the purpose of reviewing such list. Arcadian shall use its reasonable best efforts to cause each person who is identified as an "affiliate" in the list furnished pursuant to this Section 6.04 to execute a written agreement on or prior to the Effective Time, in a form satisfactory to PCS (an "Affiliate Agreement"), that such person will not offer or sell or otherwise dispose of any of the shares of PCS Common Stock issued to such Person pursuant to the Merger in violation of the Securities Act or the rules and regulations promulgated by the SEC thereunder.

     SECTION 6.05. Insurance Extension. PCS and Arcadian shall cooperate to extend, renew or otherwise continue any existing insurance coverage (or to provide new insurance coverage) on and after the Effective Time with respect to claims arising from acts or omissions which occurred on or before the Effective Time.

     SECTION 6.06. Filings; Other Action. Subject to the terms and conditions herein provided, PCS and Arcadian shall (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act,
(b) use reasonable best efforts to cooperate with one another in (i) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third party, the United States or Canadian federal government or any agencies, departments or instrumentalities thereof or governmental, provincial or regulatory authorities of the several states, provinces and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby and (ii) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, and (c) use reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including, without limitation, taking all such further action as reasonably may be necessary to resolve such objections, if any, as the Federal Trade Commission, the Antitrust Division of the Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby.

     SECTION 6.07. Further Assurances. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers or directors of PCS and the Surviving Corporation shall take all such necessary action.

     SECTION 6.08. Takeover Statute. If any Takeover Statute shall become applicable to the transactions contemplated hereby, each of PCS and Arcadian shall grant and use their respective reasonable best efforts to obtain such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

     SECTION 6.09. No Solicitation. Unless and until this Agreement shall have been terminated by either party pursuant to Section 8.01, neither PCS nor Arcadian nor any of their respective Subsidiaries, officers, directors or agents shall, directly or indirectly, take any action to solicit, initiate or encourage any proposal or offer with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as a "Third Party Acquisition Proposal"); provided, however, that the foregoing limitation shall not apply if, in the good faith judgment of Arcadian's Board of Directors after consultation with legal counsel and financial advisors, such Board's fiduciary duties require such Board or

Arcadian to take any such action. PCS and Arcadian each will promptly notify the other of its receipt of any Third Party Acquisition Proposal, and will provide the other with two business days' advance notice of any agreement to be entered into with any Person making a Third Party Acquisition Proposal.

     SECTION 6.10. Public Announcements. PCS and Arcadian will consult with each other before issuing any press release relating to this Agreement or the transactions contemplated herein and shall not issue any such press release prior to such consultation except as may be required by law or by obligations pursuant to any listing agreement with any national securities exchange.

     SECTION 6.11. Indemnification and Insurance. For a period of six years after the Effective Time, PCS shall cause to be maintained in effect (a) the current provisions regarding indemnification of officers and directors contained in the Restated Certificate of Incorporation and Amended and Restated Bylaws of Arcadian, and (b) if available, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Arcadian (provided that PCS may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from acts or omissions which occurred on or before the Effective Time; provided, that PCS shall not be obligated to pay premiums in excess of 200% of the amount per annum that Arcadian paid in the aggregate in its last fiscal year, it being understood that PCS shall nevertheless be obligated to provide such coverage as may be obtained for such amount. PCS shall assume all obligations of Arcadian and any of its Subsidiaries under any indemnification or similar agreements with any employee, officer or director of Arcadian in effect immediately prior to the Effective Time, in each case without releasing the indemnitor under such agreements.

     SECTION 6.12. Accountants' Letters. PCS and Arcadian will each use reasonable best efforts to cause to be delivered to each other letters from their respective independent accountants, dated a date within two business days before the effective date of the Registration Statement, in form and substance reasonably satisfactory to the recipient and customary in scope and substance for "comfort" or similar agreed upon procedures letters delivered by independent accountants in connection with registration statements on Form S-4 under the Securities Act.

     SECTION 6.13. Arcadian Preferred Stock. In connection with the Merger, Arcadian (i) will elect the "Common Conversion Option" (as defined in the Certificate of Designation), and the holders of shares of Arcadian Preferred Stock immediately prior to the conversion thereof pursuant to the exercise of such Common Conversion Option shall be entitled to the benefits thereof, all as set forth in the Certificate of Designation.

     SECTION 6.14. Additional Reports. PCS and Arcadian shall each furnish to the other copies of any reports of the type referred to in Sections 4.06 and
5.06 which it files with the SEC on or after the date hereof, and PCS or Arcadian, as the case may be, represents and warrants that as of the respective dates thereof, such reports will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading. Any unaudited consolidated interim financial statements included in such reports (including any related notes and schedules) will fairly present the financial position of PCS or Arcadian, as the case may be, and its consolidated Subsidiaries, as of the dates thereof and the results of operations and changes in financial position or other information included therein for the periods or as of the date then ended (subject, where appropriate, to normal year-end adjustments), in each case in accordance with past practice and GAAP or Canadian GAAP, as the case may be, consistently applied during the periods involved (except as otherwise disclosed in the notes thereto).

     SECTION 6.15. Arcadian Warrants. (a) In connection with the Merger, (i) each holder of outstanding AAC Warrants shall be entitled to receive the Merger Consideration attributable to such AAC Warrants, less the exercise price of such AAC Warrants, as contemplated by Section IV(A)(3) of the AAC Warrant Agreement, and (ii) Arcadian shall take all action necessary under the Series B Warrant Agreement so that at the Effective Time, each outstanding Series B Warrant shall, pursuant to Sections 2.05 and 3.02 of the Series B Warrant Agreement, be deemed to constitute a warrant having such terms and conditions as may be required by the Series B Warrant Agreement.

     (b) As used in this Agreement:

          (i) "AAC Warrant Agreement" means the Warrant Issuance Agreement dated as of May 31, 1989, between Arcadian (formerly named Fertilizer Industries, Inc.) and AAC Holdings, Inc., on behalf of the holders of the AAC Warrants;

          (ii) "AAC Warrant" means a warrant issued pursuant to the AAC Warrant Agreement;

          (iii) "Series B Warrant Agreement" means the Warrant Agreement dated as of December 22, 1989, between Arcadian and Chemical Bank, as Warrant Agent, as amended; and

          (iv) "Series B Warrant" means a warrant issued pursuant to the Series B Warrant Agreement.

     SECTION 6.16. No Purchase. Except for the transactions contemplated by this Agreement, without the prior written consent of Arcadian, in the case of PCS, or PCS, in the case of Arcadian, from the date hereof until the Effective Time, neither PCS nor Arcadian shall (a) acquire, offer to acquire or agree to acquire, directly or indirectly, by purchase or otherwise, any securities or direct or indirect rights to acquire any securities of Arcadian, in the case of PCS, or PCS in the case of Arcadian, or any of their respective Subsidiaries, or of any successor to, or any assets of, Arcadian, in the case of PCS, or PCS, in the case of Arcadian, or any of their respective Subsidiaries or divisions; or
(b) make, or in any way participate in, directly or indirectly, any "solicitation" of "proxies" (as such terms are used in the rules of the SEC) to vote, or seek to advise or influence any Person with respect to the voting of, any voting securities of Arcadian, in the case of PCS, or PCS, in the case of Arcadian, or of any of their respective Subsidiaries, and PCS and Arcadian shall each use reasonable efforts to cause their respective affiliates not to do any of the foregoing. Arcadian shall promptly advise PCS, and PCS shall promptly advise Arcadian, of any inquiry or proposal made to it with respect to any of the foregoing. Notwithstanding clauses (a) and (b) of this Section 6.16, PCS and Arcadian may make any proposals or communications to each other.

     SECTION 6.17. Employee Benefit Plans. (a) It is understood and agreed that the Merger shall constitute a "Change of Control" or "Change in Control" within the meaning assigned to such terms, as applicable, under certain employee incentive plans, option plans, severance programs and employment contracts of Arcadian and any agreements relating thereto.

     (b) At the Effective Time or as soon thereafter as administratively practicable, PCS shall cause those employees of Arcadian and its Subsidiaries who are then employed by the Surviving Corporation or any of its Subsidiaries in positions that are not covered by a collective bargaining agreement (the "Current Employees") either (i) to be covered by the benefit plans and programs of PCS and its Subsidiaries with substantially equivalent benefits in respect of future service that accrue in respect of future services to the employees of PCS and its Subsidiaries who are employed in comparable positions, or (ii) to be covered by the benefit plans and programs of Arcadian and its Subsidiaries as in effect immediately prior to the Effective Time; provided, however, that nothing herein shall relieve the Surviving Corporation of its obligations under the Severance Program or under any Employment Agreement or similar contractual obligation. Current Employees shall be credited for their service with Arcadian and its Subsidiaries and their predecessors for purposes of participation, eligibility and vesting under the benefit plans and programs provided by PCS, and benefit accrual purposes for vacation, severance, pension and retirement benefits only, and PCS shall cause its group health plan that will provide coverage to Current Employees to waive any limitations regarding pre-existing conditions of Current Employees and their eligible dependents (except to the extent that such limitations would have applied to any such individual under the group health plan of Arcadian and its Subsidiaries). Upon request of PCS, Arcadian and its Subsidiaries shall provide PCS's employees with reasonable access prior to the Effective Time to the Current Employees for purposes of enrolling such employees and their eligible dependents in the benefit plans and programs of PCS and its Subsidiaries that are to be provided to such individuals.

     (c) PCS agrees that each officer and other employee of Arcadian or any of its Subsidiaries who is a party to a written employment agreement with Arcadian or any of its Subsidiaries, and who remains in the employment of PCS, Surviving Corporation or any of its other Subsidiaries after the expiration of the term of such agreement, shall be entitled to the benefits of an employment agreement with PCS in form and substance substantially similar to the employment agreement, then in place between PCS and other employees of PCS holding comparable positions.

     SECTION 6.18. Conduct of PCS's Business. Prior to the Effective Time or the Termination Date, and except as may be permitted pursuant to this Agreement,
PCS:

          (a) shall, and shall cause its Subsidiaries to, conduct its and their operations in the ordinary and usual course of business in substantially the same manner as heretofore conducted;

          (b) except as otherwise contemplated herein, shall not effect any stock split or otherwise change its capitalization as it existed on June 30, 1996 (provided, however, that the exercise of employee stock options and issuance of shares of PCS Common Stock pursuant to the PCS DRIP shall not be considered to be a change in the capitalization of PCS); and

          (c) shall not, and shall not permit any of its Subsidiaries to, amend any term of any of its or their outstanding securities.

                                   ARTICLE 7

                            CONDITIONS TO THE MERGER

     SECTION 7.01. Conditions to Merger. The obligations of PCS, Merger Sub and Arcadian to effect the Merger shall be subject to the following conditions:

          (a) The holders of issued and outstanding shares of Arcadian Common Stock and Arcadian Preferred Stock, voting as a single class, shall have duly adopted this Agreement, all in accordance with applicable law.

          (b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any court or governmental authority that prohibits the consummation of the Merger substantially on the terms contemplated hereby. If any such order, decree or injunction shall have been issued, each party shall use its reasonable best efforts to remove such order, decree or injunction.

          (c) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued and remain in effect.

          (d) The shares of PCS Common Stock issuable in the Merger shall have been approved for listing on the NYSE, The Toronto Stock Exchange and the Montreal Stock Exchange, subject only to official notice of issuance.

          (e) Any applicable waiting period under the HSR Act shall have expired or been terminated and any other approvals sets forth in Sections 4.03 and
     5.03 shall have been obtained, except where the failure to obtain such other approvals (other than the expiration or termination of the waiting period under the HSR Act) would not have a Material Adverse Effect on PCS or Arcadian, as the case may be.

          (f) Arcadian shall have received an opinion of its tax counsel, Bracewell & Patterson, L.L.P., in form and substance reasonably satisfactory to it, and dated within five days prior to the date of the Proxy Statement to the effect that neither it nor any of its stockholders shall recognize gain or loss for United States federal income tax purposes as a result of the Merger (other than the Merger Cash, cash paid in connection with appraisal rights and any cash paid in lieu of fractional shares) which opinion shall have been reconfirmed as of the date on which the Effective Time occurs (the "Effective Date").

          (g) PCS shall have received an opinion of its tax counsel, Goodman, Phillips & Vineberg, in form and substance reasonably satisfactory to it, and dated within five days prior to the date of the Proxy Statement, to the effect that the Merger will constitute a tax-free reorganization under Code section 368(a)(2)(D), which opinion shall have been reconfirmed as of the Effective Date.

     SECTION 7.02. Additional Conditions of PCS and Merger Sub. The obligation of PCS and Merger Sub to effect the Merger is further subject to the conditions that (a) the representations and warranties of Arcadian contained herein shall be true and correct in all respects (but without regard to any materiality qualifications contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of such time except for changes specifically permitted by the terms of this Agreement and except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects as of the Effective Time would not have a Material Adverse Effect on Arcadian, and (b) Arcadian shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

     SECTION 7.03. Additional Conditions of Arcadian. The obligation of Arcadian to effect the Merger is further subject to the conditions that (a) the representations and warranties of PCS contained herein shall be true and correct in all respects (but without regard to any materiality qualifications contained in any specific representation or warranty) as of the Effective Time with the same effect as though made as of the Effective Time except for changes specifically permitted by the terms of this Agreement and except where any such failure of the representations and warranties in the aggregate to be true and correct in all respects as of the Effective Time would not have a Material Adverse Effect on PCS, and (b) PCS and Merger Sub shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

                                   ARTICLE 8

                   TERMINATION, WAIVER, AMENDMENT AND CLOSING

     SECTION 8.01. Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval of this Agreement by the stockholders of Arcadian:

          (a) by the mutual written consent of PCS and Arcadian;

          (b) by PCS or Arcadian if the Effective Time shall not have occurred on or before April 30, 1997; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure to consummate the Merger on or before such date;

          (c) by PCS or Arcadian if a United States federal or state court of competent jurisdiction or United States governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions substantially on the terms contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used its reasonable best efforts to remove such restraint, injunction or prohibition;

          (d) by PCS if (i) the approvals of the stockholders of Arcadian contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of stockholders or any adjournment thereof or (ii) prior to the Special Meeting, the Board of Directors of Arcadian shall have withdrawn or modified, or resolved to withdraw or modify its approval or recommendation of this Agreement;

          (e) by Arcadian or PCS, by a written notice delivered to the other party on or before 5:00 p.m. (Memphis time) on the 14th day after the date of this Agreement, if Arcadian's or PCS's, as the case may be, investigation of the business and operations of the other party shall have revealed the existence of a fact or condition relating to such other party or its Subsidiaries that (i) is not disclosed in the PCS Disclosure Documents or the Arcadian SEC Documents, as the case may be, and (ii) in the terminating party's reasonable, good-faith judgment has had or may reasonably be expected to have a Material Adverse Effect on the other party in excess of any provision made with respect thereto in the other party's

     December 31, 1995 or June 30, 1996 financial statements included in the PCS Disclosure Documents or Arcadian SEC Documents, as the case may be. Any such notice delivered pursuant to the first sentence of this Section 8.01(e) shall outline in reasonable detail the basis for such termination;

          (f) by Arcadian, if its Board of Directors shall have determined, in its good faith judgment after consultation with legal counsel and financial advisors, that such Board's fiduciary duties require termination of this Agreement;

          (g) by Arcadian, if the approval of the stockholders of Arcadian contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or any adjournment thereof;

          (h) by Arcadian or by PCS, if the Final PCS Common Stock Price is either (i) less than $65.00 or (ii) greater than $90.00; and

          (i) by PCS, by a written notice delivered to Arcadian on or before 5:00 p.m. Memphis time on the 14th day after the date of this Agreement based on PCS's reasonable determination that the cost of causing Arcadian's interests in Arcadian Trinidad Corporation, Arcadian Fertilizer Corporation, AA Sulfuric Corporation, August Service Company Inc., Arcadian LCD Corporation and Arcadian FMF, L.L.C. and any other interests in corporations or limited liability companies held by Arcadian Partners, L.P. or Arcadian Fertilizer L.P. to be held through a chain of corporations with no partnership in the chain of ownership exceeds $25,000,000 in addition to the costs of retiring debt (including, in the costs of retiring such debt, all prepayment premiums payable thereon).

     In the event of termination of this Agreement pursuant to this Section 8.01, this Agreement shall terminate, and there shall be no other liability under this Agreement on the part of either party to the other party except that
(i) the obligations contained in Section 9.02 and in the Confidentiality Agreement shall survive the termination hereof and (ii) no such termination shall relieve either party of any liability or damages arising out of a breach of this Agreement by that party.

     SECTION 8.02. Amendment or Supplement. At any time before or after approval of this Agreement by the stockholders of Arcadian and prior to the Effective Time, this Agreement may be amended or supplemented in writing by PCS, Merger Sub, and Arcadian with respect to any of the terms contained in this Agreement, except that following approval by the stockholders of Arcadian there shall be no amendment or change to the provisions hereof with respect to the conversion ratio of shares of Arcadian Common Stock into shares of PCS Common Stock and the Merger Cash as provided herein nor any amendment or change not permitted under applicable law, without further approval by the stockholders of Arcadian.

     SECTION 8.03. Extension of Time, Waiver, Etc. At any time prior to the Effective Time, either PCS or Arcadian may:

          (a) extend the time for the performance of any of the obligations or acts of the other;

          (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

          (c) waive compliance with any of the agreements or conditions of the other party contained herein.

     Notwithstanding the foregoing, no failure or delay by PCS or Arcadian in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     SECTION 8.04. Closing. The closing of the transactions contemplated by this Agreement and the Merger Agreement shall take place at the offices of Bracewell & Patterson, L.L.P., South Tower Pennzoil Place, 711 Louisiana Street, Suite 2900, Houston, Texas 77002, at 10:00 a.m., local time, on the Effective Date or at such other time and place as PCS and Arcadian shall agree.

                                   ARTICLE 9

                                 MISCELLANEOUS

     SECTION 9.01. No Survival of Representations and Warranties. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, except for the agreements set forth in Article 3, the agreements of "affiliates" of Arcadian to be delivered pursuant to Section 6.04, the provisions of Sections 6.07, 6.11 and 6.17 and this Article 9. Any of the current officers and directors of Arcadian may enforce the agreements of PCS or Merger Sub set forth in Sections 6.11 or 6.17.

     SECTION 9.02. Expenses. (a) Except as provided in this Section 9.02, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement, and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the filing fee in connection with any HSR Act filing, the commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, and the expenses incurred in connection with the printing and mailing of the Proxy Statement and the Registration Statement and any expenses incurred by PCS relating to the issuance, registration and listing of the PCS Common Stock and the qualification thereof under state blue sky or securities laws, shall be shared equally by PCS and Arcadian.

     (b) Arcadian agrees that if this Agreement is terminated pursuant to any of the Sections described in clauses (i) through (iii) below, Arcadian will pay PCS an amount equal to $20,000,000, plus all out-of-pocket expenses incurred by PCS in connection with this Agreement, the Merger and all related transactions by wire transfer of immediately available funds promptly, but in no event later than two business days, after such termination (or, in the case of Section 9.2(b)(iii) below, no later than two business days after the consummation of the Third Party Acquisition Proposal):

          (i) Section 8.01(d)(ii);

          (ii) Section 8.01(f); or

          (iii) Section 8.01(d)(i) or 8.01(g) if, but only if, both (A) after the date hereof but before the date of the Special Meeting, a Third Party Acquisition Proposal is publicly disclosed, and (B) within one year after the date of such public disclosure the transaction contemplated by such Third Party Acquisition Proposal, or by any subsequent Third Party Acquisition Proposal, is consummated.

     SECTION 9.03. Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

     SECTION 9.04. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. Each party hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of courts of the State of Delaware or any United States district court located in the State of Delaware for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

     SECTION 9.05. Notices. All notices and other communications hereunder shall be in writing (including telecopy or similar writing) and shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section 9.05 and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section 9.05:

        To PCS or Merger Sub:

           Potash Corporation of Saskatchewan Inc.
           Suite 500
           122-1st Avenue South
           Saskatoon, Saskatchewan S7K 7G3
           Canada
           Attention: General Counsel
           Telecopy: 306-933-8877

           with a copy to:

               James B. Halpern
               Arent Fox Kintner Plotkin & Kahn
               1050 Connecticut Avenue, NW
               Washington, DC 20036-5339
               Telecopy: 202-857-6395

        To Arcadian:

           Arcadian Corporation
           6750 Poplar Avenue, Suite 600
           Memphis, Tennessee 38138-7419
           Attention: Peter H. Kesser, Esq.
           Telecopy: 901-758-5201

           with a copy to:

               Bracewell & Patterson, L.L.P.
               South Tower, Pennzoil Place
               711 Louisiana Street, Suite 2900
               Houston, Texas 77002-2781
               Attention: John Bland, Esq.
               Telecopy: 713-221-1212

     SECTION 9.06. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     SECTION 9.07. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

     SECTION 9.08. Enforcement of Agreement. The parties hereto agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation of, or a default under, this Agreement by them and that in addition to all other remedies available to them, each of them shall be entitled to the fullest extent permitted by law to an injunction restraining such breach, violation or default or threatened beach, violation or default and to any other equitable relief, including, without limitation, specific performance, without bond or other security being required.

     SECTION 9.09. Miscellaneous. This Agreement, including the Schedules hereto:

          (a) along with the Confidentiality Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof; and

          (b) except for the provisions of Sections 6.11 and 6.17, is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

     SECTION 9.10. Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                            POTASH CORPORATION OF
                                            SASKATCHEWAN INC.

                                            By:      /s/ C. E. CHILDERS
                                             -----------------------------------
                                             Name: C. E. Childers
                                             Title: Chief Executive Officer

                                            ARCADIAN CORPORATION

                                            By:      /s/ J. D. CAMPBELL
                                             -----------------------------------
                                             Name: J. D. Campbell
                                             Title: President and Chief
                                                    Executive Officer

                                            PCS NITROGEN, INC.

                                            By:       /s/ JOHN HAMPTON
                                             -----------------------------------
                                             Name: John Hampton
                                             Title: Sole Incorporator

                                                                        ANNEX II
                    [CREDIT SUISSE/FIRST BOSTON LETTERHEAD]


January 28, 1997


Board of Directors
Arcadian Corporation
3175 Lenox Park Boulevard, Suite 400
Memphis, Tennessee 38115-4256

Dear Sirs:


You have asked us to advise you with respect to the fairness to the stockholders of Arcadian Corporation (the "Company") from a financial point of view of the consideration to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of September 2, 1996, as amended (the "Acquisition Agreement"), by and among the Potash Corporation of Saskatchewan Inc. ("PCS"), the Company and PCS Nitrogen, Inc., a wholly owned subsidiary of PCS (the "Sub"). The Acquisition Agreement provides, among other things, for the merger (the "Merger") of the Company into the Sub pursuant to which each outstanding share of common stock, par value $0.01 per share ("Company Common Stock"), of the Company (other than shares of Company Common Stock held in the treasury of the Company or by any subsidiary of the Company or by PCS or any subsidiary of PCS and other than shares of Company Common Stock as to which dissenters' rights of appraisal have been perfected) will be converted into $12.25 in cash (the "Per Share Cash Amount") and the "Per Share Stock Amount." The "Per Share Stock Amount" equals that fraction of a share of common stock of the PCS equal to (x) 0.17713 if the Final PCS Common Stock Price (as defined in the Acquisition Agreement) is at least $72.00 but not more than $83.25; (y) the lesser of 0.21250 and the quotient obtained by dividing $12.75 by the Final PCS Common Stock Price, if the Final PCS Common Stock Price is less than $72.00; or
(z) the greater of 0.16389 and the quotient obtained by dividing $14.75 by the Final PCS Common Stock Price, if the Final PCS Common Stock Price is greater than $83.25. The Acquisition Agreement provides that either the Company or PCS may terminate such Agreement if the Final PCS Common Stock Price is less than $65.00 or greater than $90.00. In addition, the Acquisition Agreement provides that immediately prior to the Merger each outstanding share of Mandatorily Convertible Preferred Stock, Series A, par value $0.01 per share ("Company Preferred Stock"), of the Company will be called for redemption in accordance with the terms of the Company's Certificate of Designation thereby causing all outstanding shares of Company Preferred Stock to be converted into shares of Company Common Stock and be treated in the Merger identically to all other shares of Company Common Stock. The Acquisition Agreement also provides for an adjustment to decrease the Per Share Cash Amount and increase the Per Share Stock Amount to ensure that approximately 48% of the Total Consideration (as defined in the Acquisition Agreement) is represented by PCS common stock so that the Merger will qualify as a "reorganization" under Section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code").


In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and PCS, as well as the Acquisition Agreement. We have also reviewed certain other information, including financial forecasts, provided to us by the Company and PCS, and have met with the Company's and PCS's managements to discuss the business and prospects of the Company and PCS.

We have also considered certain financial and stock market data of the Company and PCS, and we have compared that data with similar data for other publicly held companies in businesses similar to those of the Company and PCS, and we have considered the financial terms of certain other business combinations and other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's and PCS's managements as to the future financial performance of the Company and PCS. In addition, we have assumed, with your consent, that the Merger will qualify as a "reorganization" under Section 368(a)(2)(D) of the Code, and that it will be consummated in accordance with the terms set forth in the Acquisition Agreement. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or PCS, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. We are not expressing any opinion as to what the value of the shares of common stock of PCS actually will be when issued to the Company's stockholders pursuant to the Merger or the prices at which such common stock will trade subsequent to the Merger. We were not requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. However, on August 5, 1996, the Company and Freeport-McMoRan Inc. ("Freeport") signed a non-binding letter of intent with respect to the combination of their businesses into a newly formed corporation ("Newco") pursuant to which (i) each outstanding share of Company Common Stock would be converted into 0.658 shares of common stock of Newco; (ii) each outstanding share of Company Preferred Stock would be converted into one share of mandatorily convertible preferred stock of Newco, with substantially equivalent rights and preferences as the Company Preferred Stock; (iii) each outstanding share of common stock of Freeport would be converted into one share of common stock of Newco; and (iv) the Company and Freeport would become wholly owned subsidiaries of Newco. We understand that the non-binding letter of intent between Freeport and the Company has been terminated.

We have acted as financial advisor to the Company's Board of Directors in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We will also receive a fee for rendering this opinion.

In the ordinary course of our business, Credit Suisse First Boston Corporation and its affiliates may actively trade the debt and equity securities of the Company and the equity securities of PCS for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Company's Board of Directors in connection with its consideration of the Merger, does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without Credit Suisse First Boston Corporation's prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the stockholders of the Company in the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                                                       ANNEX III

                          SECTION 262 OF THE DELAWARE
                            GENERAL CORPORATION LAW
sec. 262. APPRAISAL RIGHTS

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to subsection (g) of sec. 251), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to sec.sec. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

                                      III-1

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given

                                      III-2
     prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or

                                      III-3
compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                      III-4

--------------------------------------------------------------------------------


                              ARCADIAN CORPORATION


    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ARCADIAN
                                  CORPORATION
   PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 4, 1997


    The undersigned hereby appoints J.D. Campbell and Peter H. Kesser, and each of them, as proxy or proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of Common Stock and all shares of Mandatorily Convertible Preferred Stock, Series A, of Arcadian Corporation ("Arcadian") which the undersigned would be entitled in any capacity to vote if personally present at the Special Meeting of Stockholders of Arcadian to be held at Arcadian's corporate office, located at 3175 Lenox Park Boulevard, Suite 400, Memphis, Tennessee, on March 4, 1997, beginning at 10:00 a.m., local time, and at any and all adjournments and postponements thereof, with respect to all matters set forth in the Proxy Statement/Prospectus dated January 28, 1997, and all supplements and amendments thereto and, in their discretion, upon all matters incident to the conduct of the Special Meeting and all matters presented at the Special Meeting but which are not known to the Board of Directors at the time of the solicitation of this proxy. The undersigned hereby revokes any proxy or proxies heretofore given by the undersigned to vote at the Special Meeting or any adjournment thereof.


      THE BOARD OF DIRECTORS OF ARCADIAN RECOMMENDS A VOTE FOR PROPOSAL 1.

1. Proposal to approve the Agreement and Plan of Merger dated as of September 2, 1996, as amended, among Potash Corporation of Saskatchewan Inc. ("PCS"), Arcadian and PCS Nitrogen, Inc., a wholly owned subsidiary of PCS.

                 FOR  [ ]        AGAINST  [ ]        ABSTAIN  [ ]

           (Continued, and to be signed and dated, on the other side)

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

--------------------------------------------------------------------------------

                          (Continued from other side)

   Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and at the discretion of the proxy holders as to any other matters that may properly come before the Special Meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR PROPOSAL 1 AND AT THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.


  The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and of the Proxy Statement/Prospectus (with all enclosures and attachments) dated January 28, 1997, relating to the Special Meeting.


  Please complete, date, sign and mail this proxy in the enclosed postage-paid envelope as soon as possible, even if you plan to attend the Special Meeting.

                                           Dated:

                                           -------------------------------------

                                           -------------------------------------
                                                       Signature(s)

                                           NOTE: Please sign this proxy exactly
                                           as your name appears hereon. Joint
                                           owners should each sign personally.
                                           Attorneys, administrators, trustees,
                                           guardians and others signing in a
                                           representative capacity should
                                           indicate their capacity. An
                                           authorized officer may sign on behalf
                                           of a corporation and should indicate
                                           the name of the corporation and his
                                           capacity.

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